Exhibit-99(c)(1)

B.6

Hon Dr Michael Cullen

MINISTER OF FINANCE

Half Year Economic & Fiscal Update 2005

19 December 2005

ISBN 0-478-18286-4

Contents

Half Year Economic and Fiscal Update

Statement of Responsibility

Economic and Tax Outlook
Summary
Assumptions Underlying the Central Forecast
Recent Economic Developments
Imbalances in the Economy
Economic Outlook
Household Spending and Interest Rates
Effect of Tax Policy Changes on Tax Forecasts

Fiscal Outlook
Fiscal Forecasts – Finalisation Dates and Key Assumptions
Summary
Fiscal Indicators
Key Trends
Revenues and Expenses
Core Crown – Revenue
Core Crown – Expenses
Post Budget Decisions
Student Loan Policy
State-Owned Enterprises (SOEs) – Revenue and Expenses
Crown Entities – Revenue and Expenses
Net Worth
Comparison with Pre-election Update
Why is there an Operating Surplus?

Risks and Scenarios
Summary
Introduction
Economic Risks
Economic Scenarios
Fiscal Scenarios
Fiscal Sensitivities

Specific Fiscal Risks

Introduction
Charges against Future Budgets
Time-Limited Funding
Quantified Risks
Unquantified Risks
Risks removed since the Pre-election Update
Statement of Fiscal Risks
Contingent Liabilities

Generally Accepted Accounting Practice (GAAP) Series Tables
Statement of Accounting Policies and Forecast Assumptions
Reporting Entity as at 7 December 2005
Forecast Financial Statements
Notes to the Forecast Financial Statements

Core Crown Expense Tables
Glossary of Terms

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Half Year Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 7 December 2005 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead
Secretary to the Treasury

9 December 2005

This Update has been prepared in accordance with the Public Finance Act 1989.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 7 December 2005 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

9 December 2005

Economic and Tax Outlook

Summary

•             The Half Year Update economic forecasts show a more cyclical path for the economy than the Budget and Pre-election Updates with higher growth in the near term but a deeper slowdown in the 2007 and 2008 March years.

•             Real GDP growth of 2.9% is forecast in the year to March 2006.  The economy is then forecast to record two years of sub-trend economic growth, with growth slowing to 1.7% in March 2007, before recovering to 2.5% in March 2008, compared with 2.6% and 3.5% respectively in the Pre-election Update.  This forecast would represent the weakest two consecutive years of growth since 1998 and 1999 following the Asian Crisis and drought.

•             Growth is forecast to rebound to 3.8% in 2009 and back to trend growth of around 3% in 2010. Trend growth prospects remain the same as in the Pre-election Update.  The forecasts reflect the interaction of differing cyclical factors influencing the domestic and external sectors of the economy.

•             Across the forecast period we see labour productivity making a bigger contribution to growth than has been the case in recent years.  This reflects in part changing relative prices between capital and labour, with higher real wages on average over the forecast period expected to see a period of capital deepening.  Business investment has increased sharply in recent years.

•             While aggregate real GDP growth in the year to June 2005 has slowed broadly in line with previous forecasts, the composition of GDP growth has been different.  Domestic demand growth has not slowed as much as expected, while export growth has been weaker.

•             A consequence of this growth performance has been that the imbalances and pressures in the economy that were noted in the Pre-election Update have intensified, highlighted by rising inflation, an expansion of the current account deficit and over valuation of house prices.

•             A number of the factors forecast to lead to slower growth have been in place for some time, including lower levels of net migration, a high exchange rate, interest rate increases.  We have also seen weak agricultural production.  To date, these effects have been offset by continued strong household income and house price growth and high world prices for key exports, which have all contributed to an on-going willingness of households to take on more debt.

•             A slowing in domestic demand through weaker consumption and residential and business investment, together with falls in house prices largely due to higher effective interest rates and the flow-on from lower net migration, is a key contributor to a period of weak GDP growth.  The forecast slowing in domestic demand growth is more abrupt than in the Pre-election Update.

•             Export growth is forecast to be constrained by a muted recovery in agricultural production and by the effect of the high level of the exchange rate on some other components of exports.  The outlook for exports is substantially weaker than in the Pre-election Update.  Export growth recovers in the March 2008 and 2009 years on the back of an assumed exchange rate depreciation.

•             These developments are forecast to see the current imbalances unwind in a gradual manner.

•             While more positive scenarios are possible, our view is that the current mix of global and domestic growth drivers and imbalances carry with them increased risk of a more abrupt adjustment in the economy. Some of these risks are explored in the Risks and Scenarios chapter.

•             Tax revenue growth falls to 3.2% and 2.8% in the 2007 and 2008 June years, from the double digit growth rates in the last couple of years.  The period of weak GDP growth contributes to a fall in profits in 2007.  This is associated with slowing growth in corporate tax revenue, and some increase in tax loss utilisation.

•             In the Central Forecast the response of businesses to weak growth in profits is muted due to strong corporate balance sheets.  This is a key judgment underpinning the forecasts.  The response of households to these developments is another key judgement underlying the Central Forecast.  If there is a bigger response to high interest rates, or if firms shed labour, with a consequent effect on income, then the slowing in private consumption and residential investment would be greater than forecast in the Central Forecast.

Table 1.1 Economic Forecasts

Economic outlook: central forecast(1)

(Annual average % change,	2005	2006	2007	2008	2009	2010
year to 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Private consumption	5.9	4.4	1.8	1.0	2.2	2.3
Public consumption(2)	5.6	5.8	6.2	3.5	3.7	1.7
Total Consumption	5.9	4.7	2.8	1.6	2.6	2.1
Residential investment	2.0	-4.4	-11.0	-1.2	4.8	5.4
Central government investment	-0.4	16.5	-1.1	3.7	3.6	3.3
Other investment	12.9	11.1	-1.6	0.5	4.1	3.8
Total Investment	8.6	7.6	-3.5	0.4	4.2	4.1
Stock change(3)	0.3	0.5	-0.7	-0.1	0.0	0.0
Gross National Expenditure	6.8	5.8	0.8	1.2	2.9	2.6
Exports	3.8	-1.2	2.5	5.3	4.6	4.4
Imports	12.9	7.7	0.7	0.6	2.3	2.9
GDP (Production Measure)	3.8	2.9	1.7	2.5	3.8	3.1
- annual % change	2.3	3.0	1.5	3.2	3.6	2.9

Real GDP per capita	2.6	2.0	0.8	1.6	2.9	2.3
Nominal GDP (expenditure basis)	7.5	5.6	2.9	3.7	5.2	5.1
GDP deflator	3.8	2.5	1.2	1.0	1.5	1.9

Employment(4)	3.6	2.8	0.4	0.6	1.2	1.3
Unemployment(5)	3.9	3.4	3.8	4.1	4.3	4.5

Wages(6)	3.3	4.7	4.1	3.6	3.5	3.4
CPI inflation	2.8	3.4	3.1	2.4	2.2	2.0
Export prices(7)	3.7	1.3	9.7	2.3	-1.2	-0.7
Import prices(7)	-2.0	1.0	11.5	3.6	-0.5	-1.3

Current account balance
- $ million	-10,903	-14,250	-13,226	-11,973	-11,572	-10,768
- % of GDP	-7.4	-9.1	-8.3	-7.2	-6.6	-5.9

TWI(8)	69.6	67.8	61.2	59.3	58.7	58.5
90-day bank bill rate(8)	6.9	7.5	6.8	6.3	6.0	5.8
10-year bond rate(8)	6.0	6.0	6.2	6.1	6.0	6.0

Sources:  Statistics New Zealand, Datastream, The Treasury

Notes:

(1)  Forecasts finalised 18 November 2005.

(2)  The forecast profile for public consumption is influenced by government defence spending.

(3)  Contribution to GDP growth.

(4)  Household Labour Force Survey, full-time equivalent employment.

(5)  Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

(6)  Quarterly Employment Survey, average hourly ordinary time earnings.

(7)  Overseas Trade Index basis, annual average percentage change, March quarter.

(8)  Average for the March quarter.

Assumptions Underlying the Central Forecast

Global economic outlook: global economic growth, inflation and interest rates are assumed to conform to those presented in the October Consensus Forecasts and Asia and Pacific Consensus Forecasts.  Economic growth for New Zealand’s 14 largest trading partners is forecast to be 3.2% in 2005 and 3.2% in 2006.  There are some risks around the global outlook, including how high oil prices affect growth and inflation.

Climatic conditions are assumed to return to normal in the 2006/07 growing season.  The 2005/06 season has been affected by a wetter than usual beginning to spring in the North Island and drier than usual conditions in the South Island.  The North Island also began to become dry late in spring.

Oil prices temporarily moved above US$70/barrel in September due to a combination of strong demand and disruptions to supply and refining capacity around the Gulf of Mexico during Hurricanes Katrina and Rita.  Since that time prices have declined, and are forecast to hold at around US$59 throughout the 2006 calendar year, then gradually decline to US$54 at the end of the forecast period.  The outlook is based on futures prices at the time the forecasts were finalised.

Net migration inflows have declined from a peak of over 40,000 in the middle of 2003.  Net inflows are assumed to be 7,000 in the year to March 2006, then hold steady at 10,000 people a year for the rest of the forecast period.

The TWI measure of the exchange rate is assumed to decline to around 68 early in 2006, 61 by the beginning of 2007 and then decline gradually to 58.5 by the end of the forecast period.

Recent Economic Developments

The rate of economic growth has moderated …

Economic growth has slowed from over 4% through much of 2004 to 3.1% in the year ended 30 June 2005.  The final two quarters of 2004 and the first half of 2005 have seen three quarters of below trend growth rates, with growth of 1.1% in the June quarter breaking the pattern of below trend out-turns.   The June quarter result was stronger than the 0.7% expansion in activity forecast in the Pre-election Update.

… following a period of strong growth.

A variety of factors have contributed to a period of strong growth from 2000 to 2005:

•             The Overseas Trade Index measure of the terms of trade increased 9.7% from the beginning of 2003 to June 2005, through a period of accelerating world prices for New Zealand’s exports and declines in some categories of import prices, particularly plant and machinery imports.  This has boosted incomes in the economy and reduced the cost of some investment projects.

•             Net migration inflows, which peaked at just over 40,000 in 2003, lifted domestic demand and labour supply.

•             A period of relatively low interest rates, compared with New Zealand’s historical experience.

•             Strong employment and wage growth and a low unemployment rate.

•             Rising household wealth due to house price increases.

On the supply side, labour utilisation growth has been strong in the 12 months to June 2005 while labour productivity growth has been subdued.

Much of the growth in GDP has come from increases in labour utilisation, with increases in working age population, labour force participation, average hours worked and a decline in the rate of unemployment.  The contribution to GDP growth from growth in labour productivity in the year to June 2005 has been weak.

Sources of growth have deviated from forecast.

Headline GDP growth has been broadly consistent with the forecasts in the Budget Update and the Pre-election Update, slowing at a similar speed to forecast.  The composition of GDP growth has however been quite different from forecast.  Domestic demand growth has exceeded expectations, leading to strong growth in imports, while export growth has been weaker than expected.  Imbalances and pressures have built up in the economy due to a sustained period of above trend growth and interest rates and the exchange rate have increased.  A consequence of the recent growth performance is that the pressures have intensified, highlighted by rising inflation, an expansion of the current account deficit and a rise in household debt.

Recent growth has been constrained by a weak export sector …

Weak growth in export volumes has been one of the contributors to the slowing in GDP growth.  Export volumes grew only 0.5% in the year to June 2005, compared with 4.4% in the previous June year.  Agricultural exports were particularly weak, in large part due to a poor season of dairy production.  Both dairy and meat export volumes recorded declines.  A rising exchange rate dampened NZD prices, discouraging forestry export volumes, while the growth of manufactured exports has slowed in the face of a higher exchange rate.  The effect of the exchange rate can also be seen in services exports where volumes increased less than 1% in the year to June, as it became more expensive for visitors to come to New Zealand.

… however, a strong labour market and buoyant housing market have helped sustain solid growth in domestic demand …

House prices measured in Quotable Value NZ data have increased 43.7% since the beginning of 2003, including solid rises during 2005, lifting household wealth, contrary to our expectations of an easing in price increases over the course of 2005.  Meanwhile, growth in employment, which has seen the unemployment rate fall to 3.4% in September, has boosted incomes.  These wealth and income effects have seen a sustained period of growth in private consumption and residential investment, despite some recent slowing in the growth of the latter, and have been coupled with a steady rise in household debt levels.  Business investment has also increased as firms have sought to expand productive capacity during a period of strong demand and difficulty finding workers.  Growth in real public consumption has also contributed to the strength in domestic demand, growing 5.2% in the year to June 2005.  Non-market investment, largely through construction activity in a variety of infrastructure projects, has further contributed to domestic demand.

… leading to strong growth in import volumes.

Import volumes have been growing at double digit rates since the beginning of 2004 in response to strong domestic demand, a lack of spare capacity in New Zealand and the high level of the exchange rate.  Growth has been broad-based with high capital imports on the back of growth in business investment and solid growth in imports of consumption goods.

In production terms the service sectors have provided the strongest growth

Over the year to June the service sectors have accounted for almost all of the growth in GDP, with the largest contributions coming from finance and business services, wholesale and retail trade and transport and communication, all reflecting strong domestic activity.  The primary sector has made little contribution to growth, while the goods producing industries, with the exception of the construction sector, have subtracted from growth.  Weak manufacturing performance, perhaps reflecting the effect of the high level of the exchange rate on exporters, has been one of the key reasons for the sluggish performance of the goods producing industries.  These trends have been mirrored in the labour market, where most of the largest increases in employment between September 2004 and 2005 have come in the services sectors and in the construction industries.  The levels of employment in the primary sector and manufacturing have both fallen.

There are growing signs of imbalances in the economy.

Growth in imports and weak exports have seen the deficit in the merchandise goods balance in the current account reach high levels, despite increases in the terms of trade.  The strength in the domestic economy has translated into solid business performance and high profits, which have boosted corporate tax revenue but also expanded the deficit on investment income in the current account.  All of these factors have seen the current account deficit reach 8% of nominal GDP in June 2005.

Increasing pressure on available resources, as suggested by high capacity utilisation and rising pricing pressures, with inflation increasing over 3%, together with the expansion in the current account deficit, suggest increasing imbalances and pressures in the New Zealand economy as was noted in the Pre-election Update.  There has been little alleviation in these imbalances since the publication of the Pre-election Update, and if anything they have intensified.

Tax revenue has been marginally higher than forecast in the Pre-election Update.

Since the Pre-election Update forecasts were finalised, tax revenue has evolved broadly in line with forecast. However, some higher revenue flows than forecast are becoming evident in source deductions, fuelled by a strong labour market, and interest withholding tax, where we have previously underestimated the effect of relatively high domestic interest rates on the deposit base.

Although it is now starting to show signs of slowing, tax revenue is still growing at just under 10% per annum.

Imbalances in the Economy

Divergent growth in the economy

As discussed in the main body of this chapter, recent economic growth has featured a divergence in growth in different sectors of the economy.  In expenditure GDP terms this has been highlighted by strong growth in elements of domestic demand, including household spending, market and non-market investment and public consumption, all lifting growth in Gross National Expenditure.  Strong domestic demand has drawn in imports, while export growth has been weak, due to a combination of a high exchange rate and poor agricultural conditions.  In production GDP terms the divergence is highlighted by the differing fortunes of the services sectors versus the rest of the economy.  Almost all of the GDP growth in the last 12 months has come from the service sectors.

On-going strength in domestic demand, at above trend rates of growth, has gradually increased the pressure on available resources.  This has shown up in a high level of capacity utilisation and firms facing difficulty finding skilled labour.  In turn this has lifted pricing intentions as firms face rising costs, all of which has ultimately fed into rising inflation in the non-tradable sector.

Expanding household debt

Domestic demand has been partially funded by increases in income.  It has also been funded from increased borrowing.  Household debt has expanded sharply in the last few years, increasing to 158% of disposable income, compared with 136% in 2003.

Much of the expansion in debt has been more than matched by increasing house prices, such that household net wealth has increased.  We do not believe that further gains in house prices can be sustained beyond the next couple of quarters.  Vacancy rates have increased above historical levels and rental returns have not matched increases in prices, with many rental owners budgeting on future capital gains.  We do not expect this to continue; indeed, prices are likely to decline a little as they move back in line with fundamental determinants, such as the growth of the population and income growth.  This may leave some people, who have increased debt in the expectation of future capital gains, exposed to substantial debt servicing costs.

Widening Current Account Deficit

The current account deficit has expanded to 8% of nominal GDP.  The current account can be analysed as the flow of goods, services and income, and the main body of this chapter touches on the influences of imports and exports on the current account.  It can also be analysed as the difference between national saving and investment.  From a saving and investment perspective, the increase in the current account deficit over the past few years has been due to a combination of a slightly lower national saving rate and increased investment in the economy.  As a country, New Zealand has spent more than it has earned.

The government has been increasing its saving, which has been more than sufficient to meet its investment requirements.  The expansion in the current account deficit has been due to the decisions and behaviour of people in the private sector.  Growth in consumption has exceeded growth in income.  On the investment side, the accompanying graph shows the pattern of nominal residential and other investment as a proportion of GDP, and suggests that much of the saving-investment shortfall has been due to growth in residential investment. With national saving not sufficient to cover New Zealand’s investment, the savings of foreigners have been required to finance the shortfall, raising net liabilities in the International Investment Position (IIP), which adds up all of New Zealand’s foreign assets and liabilities, to over 80% of GDP and lifting household debt.

We do not believe that such a current account deficit can be sustained indefinitely.  It would imply an ongoing increase in the net liability position, with consequent increases in servicing costs that have to be met by New Zealanders.  As an example, even in the current account outlook in the Central Forecast there needs to be a sizable capital inflow, which would be likely to increase the IIP position to 90-100% of GDP.  Valuation changes mean that it is difficult to be precise about where the IIP will end up but this highlights that if there is no closing in the deficit then it is likely to expand even further.  Such a level of the IIP would be difficult to maintain as it would be associated with an increasing share of national income devoted to servicing international liabilities.  New Zealand has not been able to sustain prolonged deficits in the order of 8-9% in the past.

Imbalances forecast to unwind

While the imbalances are expected to remain in the short-term, they are eventually forecast to unwind due to an easing in domestic demand through private consumption, residential investment and business investment and an easing in house prices. The reaction of households to interest rate increases is a key component of this unwinding of imbalances. The fall in residential investment is particularly important. The judgement underlying the forecasts is that housing market activity has gone beyond what can be explained by fundamental drivers of activity. Certainly, household incomes have been rising and job security is strong. However, slower population growth would normally be expected to put some downward pressure on prices. In addition higher house prices for rental properties have not been justified by higher rents; weekly rents have risen barely faster than consumer price inflation, and far more slowly than house prices.

It is possible that there will be a more abrupt adjustment in the household sector, if for example foreign investors react to the high current account deficit, triggering a sharp fall in the exchange rate, or if households feel the effects of higher interest rates more severely and curtail spending more sharply.

Economic Outlook

Growth is expected to slow over 2006 …

In the short-term some further momentum in domestic demand is expected.  Solid GDP growth of 0.8% and 0.7% a quarter is forecast for the last two quarters of 2005.  Growth of 2.9% is forecast in the year to March 2006.  Below trend quarterly growth rates are forecast for 2006 through a combination of weak export growth and a slowing in domestic demand, as higher interest rates and an end to wealth gains from housing see a period of household consolidation.

… and the economy is forecast to record two years of sub-trend growth in March 2007 and 2008 …

During 2006 the combination of subdued export volumes and slowing domestic demand sees GDP growth slow to 1.7% in the year ended March 2007 and 2.5% in March 2008, compared with 2.6% and 3.5% respectively in the Pre-election Update.  Growth is forecast to recover further to 3.8% in 2009 and to trend rates of growth of around 3% at the end of the forecast period.  This outlook sees two years of sub-trend economic growth in 2007 and 2008 and would represent the weakest two consecutive years of growth since 1998 and 1999 following the Asian Crisis and drought.

The outlook for growth is more cyclical than in recent forecasts.  Part of the reason for this is the forecast adjustment in domestic demand.  Some of the recent growth has been driven by household borrowing and growth is forecast to slow as past interest rate increases begin to affect behaviour.  In a cyclical sense this is compounded by the outlook for exports, where volume growth is forecast to be limited due to a forecast weak recovery in dairy exports and the effect of the exchange rate on some other categories of exports.  The combination of these domestic and external influences is forecast to lead to a bigger and more prolonged slowing in growth than forecast in recent Updates.   The view of trend growth underlying these cyclical patterns is unchanged from the Pre-election Update.

… contributing to a slowing in tax revenue growth.

Tax revenue growth is forecast to decline.  Weaker domestic demand growth leads to slower growth in GST and a decline in profits sees a slowing in company tax growth.  There are risks around the tax forecasts.  If economic growth does not slow to the extent forecast in the Central Forecast then tax revenue is likely to be stronger; likewise, higher inflation would see more tax revenue. Should household spending or the labour market slow more quickly, or further, than forecast, this would be associated with a period of weaker tax revenue.  The risks and scenarios chapter considers the fiscal implications of two scenarios where judgements around the economy evolve differently from forecast in the Central Forecast.

Some key drivers of activity have turned down in recent times, while others are forecast to turn down over the next 12 months.

The prices of many of New Zealand’s commodity exports have begun to ease from previous highs.  This is forecast to feed into a decline in the terms of trade during the early stages of the forecast period.  Net migration inflows have eased over the past two years, interest rates have increased and the exchange rate remains at a high level.  All of these factors are forecast to contribute to a further slowing in the rate of growth in GDP.  To date these factors have largely been offset by a strong labour market and wealth gains from house price increases.

The effect of interest rate increases on households is a key judgement underlying the forecasts …

In the short-term, recent labour income growth and house price increases are forecast to continue to provide momentum to private consumption growth.  We expect that house prices will have recorded further increases over the second half of 2005, and have forecast some declines during 2006 as recent interest rate increases begin to slow activity.  Strength in the housing market, together with solid labour income growth, sees quarterly GDP growth of 0.8% in September and 0.7% in December. Annual private consumption growth is forecast to be 4.4% in the March 2006 year, before declining to 1.8% in 2007 and 1.0% in 2008.

… as it leads to a slowing in private consumption growth, falls in residential investment and house prices.

A number of the factors that have supported growth in recent times have already reversed or are forecast to do so.  The factors contributing to the slowing of consumption growth include:

•             The lagged effect of past interest rate rises on the effective mortgage rate faced by households.

•             Higher oil and petrol prices which reduce the effective disposable incomes of households.

•             Lower additions to the population from net migration.

•             A slowing in house price growth and hence a reduction in wealth effects.

•             A slowing labour market including slowing employment growth, slower labour income growth and rising unemployment.

While interest rate increases appear to have had little effect on household spending over the last 12 months, over the forecast period growth is forecast to slow due to the lagged effect of past rate increases.  Many households have been insulated from interest rate increases by fixed rate mortgages.  As these roll over, borrowers will experience increases in the effective interest rates that they face, raising debt servicing costs.  Households are forecast to react to this by reducing growth in private consumption and residential investment spending.  Despite this slowing, debt servicing remains at a high level and the financial position of households is an important risk to the Central Forecast.  The risks and scenarios chapter includes a scenario where households make a larger adjustment to spending.  A larger correction in household spending would be likely to be associated with a larger slowdown in economic growth.

The slowdown in real consumption spending also sees nominal consumption growth slow, contributing to an easing in the growth of GST tax revenue.  Higher interest rates than forecast in the Pre-election Update are forecast to boost Resident Withholding Tax (RWT) over the forecast period.  Higher rates have already begun to have an effect with recent RWT revenue exceeding forecasts as attractive interest rates have lifted the deposit base.

Residential investment growth has already started to ease and this is forecast to continue with some of the fundamental drivers of activity, including the size of the population and interest rates increases, leading to declines in new building work.  The box “Imbalances in the economy” discussed the increase in housing vacancy rates.  With these already sitting at high levels, further expansion in investment in new dwellings is unlikely.

Some domestic demand growth is expected to be maintained by growth in real public consumption, which is forecast to growth at annual rates of around 6% until March 2007.

Household Spending and Interest Rates

Since the beginning of 2004 the Reserve Bank has increased the OCR by 225 basis points, from 5% to 7.25%.  During the same period floating mortgage rates have increased from around 7% to just over 9%, implying an increase of around 30% in the interest bill for a fixed level of borrowing.  Yet to date interest rate increases appear to have had only a very limited effect on private consumption growth.

Part of the reason for continued strength in household spending is related to the strong labour market, which has provided additional jobs as well as strong wage growth.  Low unemployment by historical standards is also likely to have buoyed consumers’ confidence about job security and their ability to service increased debt levels in the future.

An additional factor has been the ability of mortgage borrowers to dilute the effect of higher short term interest rates by opting for relatively attractive fixed term rates.  This opportunity has been available to borrowers due to a combination of low international and New Zealand bond yields, as well as active competition in the home-loan market towards the end of 2004 as banks actively competed to gain market share.  As borrowers have opted to allocate a greater proportion of their mortgage debt to fixed rate loans, the percentage of mortgage debt on floating rates has fallen from around 34% at the beginning of 2004 to just over 20% in October 2005.  Over the same period the percentage of mortgage debt with interest rates having an existing fixed rate period of up to 2 years has increased from 50% to 65%.

A consequence of the move to allocating a greater proportion of mortgage debt to fixed term rates has been that the effective (or weighted average) mortgage rate faced by households has not increased as rapidly as movements in the OCR. Between the beginning of 2004 and October 2005, the effective mortgage rate increased from approximately 6.9% to 7.6%, an increase of only 70 basis points compared to the 200 basis point increase in the OCR over the same period.

Over recent months fixed mortgage interest rates have increased.  Over the next year or so a number of mortgage borrowers are going to have their home loans (or some part of them) come up for renewal.  For a large proportion of these borrowers the lowest available rates available at the time will represent an increase relative to their current fixed rates.  As a consequence the effective mortgage rate faced by borrowers is going to increase further, even in the absence of further increases in the OCR.  The weighted average interest rate on mortgages due for renewal in less than a year was 7.3% in October 2005, with these loans representing just under a third of all mortgages by value.  With one to two year fixed rate loans generally in the 8.2% to 8.5% range at the time of writing, borrowers will be facing higher debt servicing costs over the coming year.

Household debt levels have shown rapid increases over the past couple of years with mortgage debt estimated at $113 billion at June 2005, an increase of nearly $30 billion since June 2003.  High debt levels coupled with rising effective mortgage rates will increase the debt servicing costs faced by households and contribute to a slowing in private consumption growth over the next couple of years.  Debt servicing costs as a percentage of disposable income (prior to the deduction of interest expenses) are forecast to increase to 11.3% in the year to March 2007, up from 8.4% in 2004.

The extent to which households respond to increasing debt levels is an important judgement in the forecast.  As the effect of higher debt servicing begins to impinge on household budgets there is a risk of a bigger slowdown if households become more uncomfortable about their debt levels.  This may be particularly so if firms begin to shed some labour and the unemployment rate rises, making households feel more insecure or if a larger negative wealth effect eventuates from a slowdown in house prices.

Slower GDP growth cuts profits and businesses react by reducing investment and slowing their demand for extra labour …

Business investment growth is forecast to slow.  Profit growth has been strong in recent years with steady growth in the operating surplus component of nominal GDP.  The rate of growth is forecast to slow in 2006 and operating surplus is forecast to fall in 2007.  Firms are forecast to respond by cutting back on some investment projects and reducing their demand for new workers.

… while lower profits lead to slower growth in company tax

Weaker profits are forecast to be associated with two years of weak corporate taxes.  Corporate tax is forecast to grow 0.7% in 2007, before falling in 2008 as an increase in tax loss utilisation, following above average loss accumulation through 2007, slows revenue growth. As the loss effects dissipate, corporate tax growth recovers to an average of 8.5% over 2009 and 2010.

“Other persons” tax forecasts are substantially lower than in the Pre-election Update. As with corporate profits, the entrepreneurial income forecast now includes a noticeable business cycle, prompting more of a cycle in the other persons tax forecast. Although entrepreneurial income forecasts are used as the primary driver of other persons tax forecasts, the historical link between the two is tenuous. There are many other factors that affect this tax type, for example personal investment returns, taxpayer choice of business structure. Some of these other factors may be contributing to the generally downward trend in this tax type over the last two years. However, even with a prominent business cycle present in the forecasts, we expect growth in this tax type to average around 3.5% over the next five years.

Labour productivity growth is forecast to lift

Labour productivity growth made little contribution to GDP growth in 2005 and is forecast to make little contribution in 2006.  In large part this reflects the strong cyclical performance of the labour market, which has seen employment increase strongly and unemployment rates fall.  Labour productivity made larger contributions to growth during the early stages of the upswing in activity.  Over the forecast period the contributions to growth from labour productivity increase, averaging 1.4% across the forecast period as a whole, exceeding the average of 1.1% between 1993 and 2005.

The recent increase in employment and fall in unemployment is likely to have attracted an increasing number of inexperienced and lower skilled people into the workforce.  As these people become more experienced, labour productivity is forecast to increase.  The expansion in the capital stock, through strong investment, that has occurred since 2003 should also contribute to increases in productivity.  In addition, despite the period of cyclical declines in investment as profits fall, the underlying trend in investment growth is strong.  Coupled with weak employment growth this is forecast to see increases in the capital-to-labour ratio, which is another factor forecast to lead to higher labour productivity.

Table 1.2 – Supply-Side Sources of Economic Growth

March Years	GDP per Capita	GDP Growth	Labour Productivity Growth	Labour Input Growth
2003	3.1	4.7	1.6	3.0
2004	1.9	3.6	1.3	2.2
2005	2.6	3.8	0.4	3.4
2006	2.0	2.9	-0.5	3.5
2007	0.8	1.7	2.6	-0.9
2008	1.6	2.5	1.4	1.1
2009	2.9	3.8	1.9	1.9
2010	2.3	3.1	1.4	1.8

Sources: Statistics New Zealand, The Treasury

In the short-term the labour market may continue to be stronger than forecast …

The unemployment rate has steadily declined since 1999 to 3.4% in September 2005.  Employment growth is forecast to slow as the economy slows and the unemployment rate gradually increases to 4.5%.  The slowing in employment growth is forecast to begin from December 2005.  In the Pre-election Update, employment growth was forecast to slow in the September quarter; however, the labour market has continued to perform more strongly than forecast.   With current momentum in domestic activity it is possible that employment growth will continue to exceed the forecasts.  Wage growth has picked up over the last 12 months, matching our Pre-election Update forecasts, reflecting reported difficulties firms are having finding staff.  Annual wage growth is forecast to remain above 4% through 2006, helping to underpin income growth. There is a risk that wage growth may continue to rise in the medium term.

… falling employment growth would add to downside risks further out in the forecast period

The reaction of firms to a period of weak profit growth is an important judgement underpinning the forecasts.  During the period of weak profits described above, with the operating surplus component of nominal GDP forecast to fall in 2007, it is possible that employment growth will slow further or that firms will seek to cut employment in an attempt to maintain profit levels. The key judgement in the forecasts is that firms will make only small changes to their investment and employment plans.

Apart from periodic changes in tax rates and thresholds, for example in the 1997 and 1999 June years, source deductions tax revenue tends to track Compensation of Employees (COE), a measure of total labour income, fairly closely.  We are already seeing source deductions growth in the 2006 June year in excess of that forecast in the Pre-election Update and have therefore increased the current-year source deductions forecast by nearly $200 million, slightly more than the upward revision to COE would suggest.  This represents a 1% change in the forecast of this $20 billion tax type.  Overall, the growth profile of source deductions revenue tracks COE fairly closely and the upward revisions to the out-years are largely due to the level increase in the current year.

Weaker domestic demand sees import growth slow

The rate of growth in import volumes is forecast to slow sharply as household spending slows.  As well as the direct impact of easing private consumption growth, the sharp slowing in residential investment is also forecast to add to slower consumption growth, with fewer durable goods needed to fit out new houses.  The assumed depreciation of the exchange rate makes overseas travel more expensive, which is forecast to contribute to falls in services imports over much of 2007 and 2008.  With business investment forecast to fall, imports of plant and machinery also decline.  Altogether, import volume growth is forecast to decline to 0.7% and 0.6% in the 2007 and 2008 March years respectively.  The closure of a major tobacco processing plant, scheduled for mid-2006, is likely to have a small, upward effect on imports and results in a switch of about $700 million per year from tobacco excise to customs duty.

Inflation pressures are forecast to moderate as domestic demand cools

The short-term momentum in domestic demand ensures that inflationary pressures remain in the economy, with annual CPI inflation remaining above 3% until March 2007.  A quarterly CPI increase of around 0.8% is forecast in December 2005 and a 0.6% increase in March 2006, with transportation, reflecting higher oil prices, and housing likely to make the largest contributions to inflation.

Inflationary pressures in the non-tradable sector are forecast to diminish as growth slows.  This reflects an easing in the labour market and a slowing in domestic components of growth.  The fall in the New Zealand Dollar contributes to higher tradable inflation over 2006.

If growth does not slow as quickly as forecast then pricing pressure in the non-tradable sector is likely to be maintained for longer.  It is also possible that inflation will turn out to be more persistent than forecast, even if GDP growth develops as expected.

An easing in inflation pressures and the forecast slowing in real GDP growth see nominal GDP growth fall to 2.9% in the year to March 2007 and 3.7% in 2008.  This is a substantial slowing from growth of over 7% in the March 2005 year.

In the export sector the performance of the agricultural sector is an important judgement

The recovery in dairy production is likely to be later than previously forecast.  Agricultural production was weak in the 2004/05 production season, resulting in falls in both meat and dairy exports in the year to June 2005.  Weak dairy production was the result of a cold spring in 2004.  In previous poor seasons that have been caused by climatic conditions, production has quickly recovered once conditions returned to normal.  At the time of the Pre-election Update we expected production to return to normal in the 2005/06 season, leading to a sizable lift in export volumes.

Discussions with the Ministry of Agriculture and Forestry suggest that the 2005/06 season is also likely to be affected by slightly adverse climatic conditions, further delaying the expected recovery in export volumes. The Central Forecast is underpinned by this outlook over the current season.  We expect to see a small recovery in dairy production, leading to a small increase in exports over the course of the 2006, but the recovery is smaller than forecast in the Pre-election Update.  The forecasts include some volatility, with merchandise trade data pointing to a sharp fall in dairy exports in the September 2005 quarter, some of which we believe reflects a degree of stock-building, which will boost exports in December. The forecasts assume growing conditions return to normal in the 2006/07 production season, with a subsequent strong lift in dairy exports.

The exchange rate appreciation of the last couple of years is forecast to constrain some other categories of exports

The exchange rate is another important determinant of export volumes, particularly for services exports.  Visitor arrivals have been relatively flat in recent times, albeit with some volatility associated with the Lions rugby team tour of New Zealand.  This flat period of visitor growth has fed into services export volumes.  New Zealand has been a more expensive destination for overseas visitors, reducing the growth in visitor arrivals and limiting the average expenditure of visitors.  Growth in services exports is forecast to be muted over the course of 2006 in response to the previously high level of the exchange rate.

Manufactured export volumes have also been weak over the last 6 to12 months.  The transmission mechanism from the exchange rate is a little different from services exports.  From our business talks we know that many manufacturing exporters try to maintain volumes even in the face of rises in the exchange rate, in order to maintain market share.  However, volumes have fallen recently and are forecast to remain weak in the short term, with quarterly growth rates of around 1%, due to the impact of the exchange rate.

The outlook for the exchange rate poses some risks

The Central Forecast assumes that the exchange rate depreciates over 2006 and 2007 back towards its long-run average value.  This appreciation is assumed to begin in the first quarter of 2006.  Since the forecasts were finalised on November 18 the exchange rate has continued to appreciate.  If the exchange rate appreciates further, or stays at a high level over 2006, this will pose some risks to the forecasts.  Export volume growth is likely to be weaker than forecast while imports will be cheaper, and more attractive, increasing the likelihood of stronger import volume growth than forecast.  Both of these factors would weaken real GDP growth and potentially see the current account deficit expand further.  Inflationary pressures would be likely to be smaller.

The current account deficit narrows during 2007

The current account deficit is forecast to widen to around 9% of nominal GDP by March 2006.  This reflects a combination of a forecast decline in the terms of trade, a weak outlook for export volumes and an on-going deficit on investment income due to strong domestic economic activity and solid profit growth of foreign owned firms.  Over the rest of 2006 the deficit is forecast to narrow.  Import volume growth eases with the slowing in domestic demand growth and export volumes lift, in part due to the depreciation of the exchange rate.   Declining business profitability sees the investment income deficit narrow as the profits of foreign-owned firms decline.

Growth rebounds to 3% or above in March 2009 and 2010 years

Depreciation in the exchange rate and a return to normal agricultural growing conditions are forecast to contribute to a lift in export growth in the 2008 and 2009 March years.  Manufactured exports and services exports are both forecast to pick up as the exchange rate depreciates, albeit with some lag.

This, together with some recovery in both residential and business investment, underpins a cyclical lift in GDP growth to 3.8% in 2009, before returning to close to 3% in 2010.

Business investment rises

With the outlook for growth and profits improving, firms lift their planned new investment.  Employment growth also rises.  However, there is a period of capital deepening where the capital-to-labour ratio increases as firms seek productivity gains from their existing workforce, with wage growth remaining solid, making capital more attractive.  As a result, the supply-side contributions to growth change, with smaller contributions to growth from increasing labour and greater contributions from increasing labour productivity.

Effect of Tax Policy Changes on Tax Forecasts

Table 1.3 – Material changes in tax revenue forecasts owing to changes in tax policy since Budget Update

($ million)	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast	2009/10 Forecast
Material policy changes
Provisional tax dates	—	—	600	(600)	—
GST-based provisional tax	—	—	160	(160)	—

Total	—	—	760	(760)	—

The implementation of the alignment of provisional tax dates with GST due dates and GST-based provisional tax calculation for small businesses has been delayed by one year.

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Finalisation Dates

Economic and tax outlook (refer Chapter 1)	18 November
Tax revenue forecasts	23 November
Fiscal forecasts	7 December
Government decisions and circumstances	7 December
Actual asset revaluations	31 October
Foreign exchange rates	30 September
Specific fiscal risks (refer Chapter 4)	7 December
Contingent liabilities and commitments (refer Chapter 4)	31 October

Key assumptions

The fiscal forecasts have been prepared in accordance with the Public Finance Act 1989.  They are based on the Crown’s accounting policies and assumptions (refer page 90 of the GAAP tables).  As with all assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.  A summary of the key economic assumptions that are particularly relevant to the fiscal forecasts is provided below (on a June-year-end basis to align with the Crown’s balance date of 30 June):

	2005/06		2006/07	2007/08	2008/09	2009/10
June years	Pre-EFU	HEFU	HEFU	HEFU	HEFU	HEFU
Real GDP (P) (ann avg % chg)	2.2	2.9	1.7	2.5	3.7	3.1
Nominal GDP (E) ($m)(1)	156,481	158,947	163,062	169,897	178,805	187,853
CPI (annual % change)	2.9	3.4	3.1	2.4	2.2	2.0
Govt 10-year bonds (qty avg %)	6.1	6.0	6.2	6.1	6.0	6.0
90-day bill rate (qty avg %)	7.0	7.5	6.8	6.3	6.0	5.8
Unemployment rate ((HLFS) basis ann avg %)	3.9	3.4	3.8	4.1	4.3	4.5
Full-time equivalent employment (ann avg %)	0.8	2.8	0.4	0.6	1.2	1.3
Current account (% of GDP)	-7.6	-9.1	-8.3	-7.2	-6.6	-5.9

Source:      The Treasury

New Zealand Superannuation (NZS) Fund

The contribution to the NZS Fund for the year ending 30 June 2007 is $2.351 billion.  The contribution to the NZS Fund is calculated over a 40-year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met if the contribution rate were to be held constant at that level.  The Government is making the required minimum annual contribution for

2005/06 as calculated by the formula set out in the NZS Act.

$ billion (June year end)	2004	2005	2006	2007	2008	2009	2010
Required contribution	1.879	2.107	2.337	2.351	2.443	2.677	2.819
Actual/Budgeted contribution	1.879	2.107	2.337	2.351	2.443	2.677	2.819

Source:      The Treasury

The underlying assumptions in calculating the contributions for 2007 are the nominal GDP series to 2047, the NZS expense series to 2047 and the expected long-term, net after-tax annual return of the NZS Fund (6.1%) (6.1% Pre-election Update).  The forecast rate of return is based on the Treasury’s assumptions for the rate of return on financial portfolios of Crown financial institutions.  The Treasury website contains further information on the NZS Fund, as well as a copy of the NZS Fund model.

(1)  Historical March year nominal GDP was revised in National Accounts data released on November 17.

Fiscal Outlook

Summary

The forecast fiscal outlook for the Half Year Update reflects:

•             the OBERAC as a percentage of GDP declining from 5.9% in 2004/05 to 3.7% in the current year.  It drops to a low of 1.9% in 2008/09 before rebounding to 2.7% in 2009/10

•             net worth increasing by around $24 billion over the forecast period, largely resulting from the accumulation of financial assets (primarily the NZS Fund)

•             the cash equivalent of the OBERAC is not sufficient to fund all of the Government’s investing activity over the forecast period, leaving an expected cash shortfall to be met by reducing financial assets and additional borrowing

•             gross sovereign-issued debt as a percentage of GDP slowly reducing over the forecast period, while in nominal terms gross debt rises near the end of the forecast period.

Compared to the Pre-election Update the OBERAC is lower due to:

•             tax revenue being slightly higher in the early forecast years

•             the increase in the operating allowance for Budget 2006 for the extension to the Working for Families package announced on 18 August which reduces the OBERAC by around $2.2 billion over the forecast period

•             the impact of the fair value changes due to the interest free student loan policy reducing the OBERAC by around $1 billion in the current year (refer page 39)

•             the economic assumptions used in compiling the fiscal forecasts is the Central Forecast outlined in the Economic and Tax Outlook chapter.

Fiscal Indicators

There are a number of indicators that are important in understanding the state of the Government’s fiscal position.  No single indicator provides an all-purpose measure of the financial performance of the Crown and its impact on the economy.  For example:

•             the total Crown operating balance reflects the difference between current revenues (tax revenue, investment income etc) and current expenses (salaries, benefit payments etc).  The operating balance shows whether the Government has generated enough revenue to cover expenses

•             the total Crown OBERAC reflects the difference between current revenues and current expenses adjusted for valuation movements and accounting policy changes.  The OBERAC provides a measure of the Government’s underlying stewardship

•             the total Crown net worth reflects the difference between total assets and total liabilities.  The change in net worth in any given forecast year is primarily driven by the operating balance

•             the cash available/(shortfall to be funded) reflects the net effect of the Government’s core Crown operating (cash equivalent of the OBERAC) and investing activities (such as contributions to the NZS Fund and purchases of physical assets).  It shows whether the cash generated is sufficient to meet all government spending (both operating and investing)

•             gross sovereign-issued debt reflects the debt burden of the core Crown (excluding the activity of the NZS Fund and GSF).  The movement over the forecast period is primarily driven by the cash available/(shortfall to be funded)

•             net core Crown debt reflects borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net debt excludes the financial assets of the NZS Fund and GSF as these assets are restricted in nature.

Table 2.1 – Summary fiscal indicators(2)

	Year ended 30 June
	2005	2006	2007	2008	2009	2010
($ million)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total revenue	67,065	69,775	72,141	74,590	77,085	82,131
% of GDP	44.4	43.9	44.2	43.9	43.1	43.7

Total expenses	60,910	64,351	66,381	70,620	73,851	77,173
% of GDP	40.3	40.5	40.7	41.6	41.3	41.1

Operating balance	6,247	5,557	5,893	4,103	3,367	5,091
% of GDP	4.1	3.5	3.6	2.4	1.9	2.7

OBERAC	8,873	5,924	5,893	4,103	3,367	5,091
% of GDP	5.9	3.7	3.6	2.4	1.9	2.7

Net worth	49,983	55,555	61,448	65,551	68,918	74,009
% of GDP	33.1	35.0	37.7	38.6	38.5	39.4

Cash available/(shortfall to be funded)	3,104	492	(1,341)	(2,687)	(3,167)	(1,366)
% of GDP	2.1	0.3	(0.8)	(1.6)	(1.8)	(0.7)

Gross sovereign-issued debt	35,045	33,275	32,967	35,728	36,111	36,195
% of GDP	23.2	20.9	20.2	21.0	20.2	19.3

Net core Crown debt	10,771	10,597	10,434	11,854	14,240	14,998
% of GDP	7.1	6.7	6.4	7.0	8.0	8.0

(2)  Detailed tables of the key indicators for the Half Year Update and Pre-election Update are located on pages 48 and 49.

Source:      The Treasury

Key Trends

The OBERAC is expected to drop before rebounding towards the end of the forecast horizon…

The OBERAC is forecast to fall from $5.9 billion (3.7% of GDP) in the current year to $3.4 billion (1.9% of GDP) by 2008/09, before rising to $5.1 billion (2.7% of GDP) by 2009/10.  However, this is still sufficient to meet the requirements for contributions to the NZS Fund and progress towards the debt objective of 20% of GDP by 2015.

Revenues are forecast to exceed operating expenses…

Over the forecast horizon revenue is expected to be more than sufficient to meet operating expenses (salaries, benefit payments, depreciation costs, etc).

In recent years core Crown revenue growth has exceeded expense growth, largely consistent with strong economic growth.  This trend is expected to reverse over the initial stage of the forecast period.  This reflects:

•             the fair value measurement of student loans in 2005/06 and an extension to the Working for Families package from 2006/07

•             the impact of the forecast economic cycle on tax revenue.  Tax revenue growth decreases due to an expected slowdown in economic growth in the early part of the forecasts, before rebounding by 2009/10.

… but not by enough to finance all investments …

In line with the Government’s fiscal objectives the OBERAC has been applied to fund the Government’s investments.  The existing fiscal strategy is to strengthen public finances to prepare for future fiscal costs associated with an ageing population.  Over the forecast period total assets are expected to increase by around $29.4 billion.

The OBERAC is not fully available to finance the capital programme.  This is because some components of the OBERAC are non-cash (ie, depreciation) or retained by entities within the Crown (ie, SOE/Crown entity surpluses and NZS Fund returns) for the purpose of achieving their long-term objectives.  Adjusting for these items gives the core Crown operating cash flows.  Figure 2.3 shows how these cash flows are applied across the forecast years.

As outlined in Table 2.2 below, the cumulative operating balances are expected to be in surplus by a total of $24 billion over the years from 2005/06 to 2009/10.  Adjusting for returns retained by entities within the Crown ($13.4 billion) and non-cash items ($9.9 billion) gives a cash flow from operations which generates around $20.5 billion over the forecast horizon.

Table 2.2 – Impact of Crown operating surpluses on the balance sheet from 2005/06 to 2009/10 inclusive

Source:                          The Treasury

This will be invested primarily in NZS Fund contributions of $12.6 billion, purchases of physical assets of $8.7 billion (for example, schools and defence equipment), advances of $4.8 billion (mainly student loans and refinancing existing private sector debt of the health and housing sectors), injections into Crown entities for hospitals and housing of $1.3 billion and the purchase of foreign exchange reserves of $1.2 billion.

There is a residual financing requirement of around $8.1 billion, which will be partially met by reducing the holdings of marketable securities and deposits which have accumulated from 2003/04 and 2004/05, and by raising some debt.

… while gross debt as a percentage of GDP slowly reduces over the forecast period

As a percentage of GDP, gross debt is expected to fall from 23.2% in 2004/05 to 19.3% by 2009/10.  In nominal terms, gross debt is forecast to fall to $33 billion by 2006/07 and then rise to $36.2 billion by the end of the forecast horizon.

The initial decrease in debt in nominal terms reflects residual cash from the strong results in 2003/04 and 2004/05.  Gross debt is then expected to slowly rise, reflecting the fact that capital spending will be greater than the funding available due to the OBERAC.

The Government’s 2005/06 bond programme has been increased to $2.7 billion, compared with $2.2 billion at the Pre-election Update.  There have also been increases to the 2006/07, 2007/08 and 2008/09 domestic bond programmes of around $1 billion in each of those years.  The changes are attributable to the lower OBERAC’s outlined earlier flowing through to higher financing requirements over the forecast horizon, which with this Update now includes 2009/10.  The Government’s approach is to smooth the size of the bond programme from year to year to provide a steady supply of new bonds to the market, with any over-funding in a year being used to pre-fund part of future years’ borrowing requirements.

Net core Crown debt is expected to rise over the forecast horizon

Net core Crown debt(3) in both nominal terms and as a percentage of GDP is forecast to increase due to the financing requirement outlined above.

Net core Crown debt with the financial assets of the NZS Fund is forecast to be below zero by 2006/07.

(3)  Net core Crown debt excludes the assets of the NZS Fund and GSF.

Revenue and Expenses

Table 2.3 – Revenue and expenses comparison with Pre-election Update

	Year ended 30 June
	2005	2006	2007	2008	2009	2010
(% of GDP)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total Revenue
Half Year Update	44.4	43.9	44.2	43.9	43.1	43.7
Pre-election Update		44.4	44.7	43.8	44.1

Total Expenses
Half Year Update	40.3	40.5	40.7	41.6	41.3	41.1
Pre-election Update		39.8	40.8	41.4	41.1

Core Crown Revenue
Half Year Update	34.5	34.2	34.4	33.9	33.3	34.1
Pre-election Update		34.5	34.6	33.9	34.3

Core Crown Expenses
Half Year Update	30.6	31.9	31.8	32.6	32.5	32.4
Pre-election Update		31.0	31.8	32.5	32.4

SOE Revenue
Half Year Update	5.9	7.1	7.3	7.2	7.2	7.1
Pre-election Update		6.9	7.0	6.9	6.9

SOE Expenses
Half Year Update	5.5	6.6	6.8	6.7	6.6	6.5
Pre-election Update		6.4	6.5	6.4	6.3

Crown Entities’ Revenue
Half Year Update	14.0	15.0	15.3	15.1	14.5	13.9
Pre-election Update		14.9	15.0	14.6	14.2

Crown Entities’ Expenses
Half Year Update	13.0	14.2	14.6	14.4	13.8	13.4
Pre-election Update		14.3	14.3	13.9	13.4

Source:                          The Treasury

Over the forecast period, total revenue to GDP is expected to increase initially before dropping in 2008/09 due to a tax policy decision resulting in a change to provisional tax dates (aligning the payment dates for provisional tax and GST will result in payment deferral.  For some taxpayers, the deferral pushes a provisional tax payment out of 2008/09 and into the following fiscal year) before returning to previous levels by 2009/10.  Total expenses to GDP are also forecast to rise initially before flattening by 2008/09.

The trend in total revenue and expenses over the forecast horizon will largely be driven by activity in the core Crown segment of reported government activity.

The following section discusses revenue and expenses of the Crown by segment of reported government activity (ie, core Crown, SOEs and Crown entities).

Core Crown – Revenue

Tax revenue is the major source of core Crown revenue.

Table 2.4 – Tax revenue indicators

	2005	2006	2007	2008	2009	2010
Tax Revenue	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
($ billion)
Total Crown	46.6	49.2	50.8	52.3	53.8	58.0
Core Crown	47.1	49.7	51.4	52.8	54.4	58.7

(% of GDP)
Total Crown	30.9	31.0	31.2	30.8	30.1	30.9
Core Crown	31.2	31.3	31.5	31.1	30.4	31.2

Source:                          The Treasury

Ignoring such things as cyclical effects and tax policy changes, tax revenue should grow slightly faster than nominal GDP.  This is because the influence of fiscal drag, caused by the progressive nature of the personal tax system, outweighs the influence of some of the tax types for which growth is not necessarily linked to any component of GDP, e.g. excise taxes.

The small rise in tax revenue to GDP in 2006/07 comes mainly through source deductions.  Source deductions is closely linked to the economic aggregate of Compensation of Employees (COE).  As COE accounts for an ever-increasing portion of GDP through the forecast period, so too does source deductions, most noticeably in 2006/07.  Source deductions growth is more muted later in the forecast period as the threshold adjustments announced as part of Budget 2005 start to take effect from 2007/08.

There is a pronounced business cycle present in the economic forecasts.  This will necessarily be reflected in the business-related tax types of corporate tax and other persons tax.  In addition, through the trough of the business cycle, we are likely to see above-average tax loss accumulation.  The subsequent utilisation of these losses will suppress tax growth in 2007/08 and 2008/09.  This is the major cause of the drop in tax relative to GDP in 2007/08.  The further drop in 2008/09 can be ascribed to changes in the provisional tax system that will push a major revenue recognition point across the fiscal year boundary into 2009/10.  Note that this occurs a year later than in the Budget Update and the Pre-election Update as the implementation of this change has been delayed for one year.

Inland Revenue’s tax forecasts

In line with established practice, the Inland Revenue Department has prepared an independent set of tax forecasts, based in the short term on more detailed analysis of taxpayer information, and in the longer term on the same broad macroeconomic trends that underpin Treasury’s tax forecasts.

Table 2.5 – Treasury and Inland Revenue tax revenue forecasts

	2006	2007	2008	2009	2010
($ million)	Forecast	Forecast	Forecast	Forecast	Forecast

Individuals’ Taxes
Treasury	23,272	24,439	25,553	26,434	28,161
Inland Revenue	23,423	24,545	25,851	26,859	28,532
Difference	(151)	(106)	(298)	(425)	(371)

Corporate Taxes
Treasury	9,141	9,070	8,568	8,357	9,983
Inland Revenue	9,172	8,693	8,925	8,731	9,617
Difference	(31)	377	(357)	(374)	366

Resident Withholding Tax (interest)
Treasury	1,745	1,814	1,801	1,852	1,975
Inland Revenue	1,826	1,881	1,900	1,976	2,075
Difference	(81)	(67)	(99)	(124)	(100)

Goods and Services Tax
Treasury	10,341	10,507	10,926	11,609	12,210
Inland Revenue	10,334	10,787	11,132	11,726	12,240
Difference	7	(280)	(206)	(117)	(30)

Other Taxes
Treasury	4,750	4,991	5,405	5,508	5,655
Inland Revenue	4,801	5,083	5,482	5,558	5,661
Difference	(51)	(92)	(77)	(50)	(6)

Total Tax
Treasury	49,249	50,821	52,253	53,760	57,984
Inland Revenue	49,556	50,989	53,290	54,850	58,125
Difference	(307)	(168)	(1,037)	(1,090)	(141)

Inland Revenue’s total tax forecasts are higher than Treasury’s in all years.  The differences in 2006/07 and 2009/10 are small, given the size of total tax revenue.  The difference in 2005/06 is a bit larger and is evident mainly in the individuals and resident withholding tax types.

The differences in 2007/08 and 2008/09, at just over $1 billion, are much larger than in the other years and also much larger than the differences seen in previous forecast Updates.  In individuals’ taxes, the differences arise mainly in source deductions as a result of the different methods used by the respective forecasting teams to model the effect of fiscal drag.  The differences in corporate taxes result from differing views around how company income tax will be affected by the business cycle with the Treasury forecast incorporating a build-up of tax losses over the next few years.  In RWT on interest, the two forecasting teams have different views about the effect of interest rates on the size of the deposit base, with Treasury forecasting that the recent rate of growth in deposits will not be sustained over the full forecast period.  The Treasury and Inland Revenue use different methods for forecasting GST, with Treasury putting more weight on residential investment than does Inland Revenue.  With residential investment forecast to decline in each of the next two March years, Treasury’s GST forecasts are somewhat lower than Inland Revenue’s.

Detailed comparisons of Treasury and Inland Revenue tax forecasts can be found at www.treasury.govt.nz/forecasts/hyefu/2005/.

Core Crown – Expenses

Table 2.6 – Expenses indicators

Expenses	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Core Crown	46.2	50.7	51.9	55.4	58.0	60.8
Core Crown (excluding GSF valuation)	44.8	50.4	51.9	55.4	58.0	60.8

(% of GDP)
Core Crown	30.6	31.9	31.8	32.6	32.5	32.4
Core Crown (excluding GSF valuation)	29.7	31.7	31.8	32.6	32.5	32.4

Source:                          The Treasury

Core Crown operating expenses (excluding valuation items) are expected to rise by around 0.7% of GDP from 31.7% in 2005/06 to 32.4% of GDP by 2009/10.  This represents the continuing impact of the 2004 Budget (which has an impact on expenses going forward, reflecting the implementation phase of the Working for Families initiative), the 2005 Budget and spending allocated for future Budgets.

As indicated in the 2005 FSR, the core Crown spending areas of health and education were allocated a significant portion of the 2005 Budget, with Health already allocated $489 million from Budget 2006.  In part this reflects the current spending pressures within these sectors.

Health expenses as a percentage of GDP are forecast to increase from 5.6% to 6.2% between 2000/01 and 2005/06, while education expenses as a percentage of GDP are forecast to increase from 5.2% to 6.3% over the same period (mainly due to the move to the fair value measurement of student loans in the current year).

Health spending as a proportion of core Crown expenses is forecast to increase from 18.2% in 2000/01 to 19.5% by 2005/06.  Education spending as a proportion of core Crown spending is also expected to increase from 16.8% in 2000/01 to 19.9% by 2005/06.

Figure 2.9 – Core Crown functional expenses as a percentage of total expenses (excluding valuations)

Source:      The Treasury

In nominal terms, core Crown expenses are expected to increase by around $10.1 billion between 2005/06 and 2009/10.  Removing the GSF liability movements, expenses are forecast to increase by $10.4 billion over the same period.  The major drivers of these expense increases are indexation of benefits, the 2005 Budget package and forecast new spending for future Budgets.

Forecast new spending

The 2005 Budget Update allowed for $1.9 billion in new initiatives (including revenue initiatives) for Budget 2006.  The 2006 BPS has signalled an increase in the allowance for new initiatives in Budget 2006 to $2.4 billion per annum from 2006/07.  This is to allow for the extension of the Working for Families package.  Since the Pre-election Update, the Government has agreed $100 million per annum of policy to be met from the in between Budget spending amount.

Allowances for the 2007 and 2008 Budgets remain around $1.9 billion as indicated in the 2005 FSR.

Post Budget Decisions

Operating

The 2006 Budget has incorporated new operating spending of between $2.4 billion and $2.5 billion.  The table below provides a summary of the policies already agreed as part of Budget 2006.

Table 2.7 – Budget 2006 Operating decisions

	2007	2008	2009	2010
($ million) GST exclusive	Forecast	Forecast	Forecast	Forecast

Budget 2006 forecast new operating spending	2,365	2,415	2,465	2,465

Health funding package	489	489	489	489
Official development assistance	19	19	19	19
Working for Families extension	360	485	500	500
Defence funding package	73	73	73	73
Tertiary student component funding rate changes	29	59	59	59
No interest student loans	218	256	286	269

Budget 2006 decisions taken to date	1,188	1,381	1,426	1,409

Remaining Budget 2006 forecast new operating spending	1,177	1,034	1,039	1,056

Source:                 The Treasury

Capital

The Pre-election Update incorporated new forecast capital spending of $2.3 billion.  The table below provides a summary of subsequent decisions against these allowances.

Table 2.8 – Post Budget 2005 Capital decisions

	2006	2007	2008	2009	2010
($ million) GST N/A	Forecast	Forecast	Forecast	Forecast	Forecast

Forecast new capital spending (per Pre-election Update)	56	569	656	577	451

Rephasing of forecast new capital spending	(61)	(151)	(4)	127	(44)
Additional funding for the Boeing 757 modification project	35	15	27	—	—
Other capital decisions	17	—	—	—	—

Total capital decisions since Pre-election Update	(9)	(136)	23	127	(44)

Total forecast new capital spending remaining	65	705	633	450	495

Source:                 The Treasury

Student Loan Policy

In November the Government agreed that interest will not be charged on student loans where certain criteria, largely related to being domiciled in New Zealand, are met.  To better reflect the value of student loans under this no-interest policy, the accounting policy for reporting loans has also been updated.  The accounting policy is to initially recognise student loans at their fair value and to subsequently report them at amortised cost.  This accounting policy is to apply from 2005/06 and is consistent with the ‘loans and receivables’ designation under International Accounting Standard 39 (IAS 39) for financial instruments.  The Crown will be adopting the New Zealand equivalent to IAS 39 for all financial instruments from 1 July 2007.

The key changes resulting from the no-interest student loan policy and adopting a new accounting policy are:

•             There is a one-off write-down in 2005/06 of the existing stock of loans to fair value (approximately $1.5 billion)

•             The difference between the fair value of new loans and the amount lent is recognised as an expense in the year the loan is provided

•             The initial fair value write-down will be unwound (i.e. recognised as income) over the maturity of the loans.  The value will be adjusted for any impairment (e.g. non repayments caused, for example by death or bankruptcy of the borrowers).

The methodology and data for measuring the unwind of the fair value write-down and impairment under the new accounting policy is being developed.  For this Economic and Fiscal Update student loans are presented at their forecast fair value with changes in fair value flowing through the statement of financial performance.  These forecast changes in fair value may differ to those actually reported under IAS 39 using the amortised cost approach.  Fair values have been calculated using a model constructed for the Ministry of Education.  This model applies a number of assumptions on future income levels, repayment behaviour in addition to economic assumptions (the discount rate, inflation and so on).  As such, the estimated fair value of existing and new loans at initial recognition is sensitive to changes in these assumptions.

The difference between net interest accrued (interest less provision for write off) under the previous policy and net interest accrued under the new policy has been included as a Budget 2006 policy decision.  These amounts are outlined with all the decisions taken since the Pre-election Update on page 38.

Actual results for 2005 and forecasts for the Pre-election Update were compiled under the previous accounting policy, which was to value the loans at the amounts expected to be ultimately collected in cash.

State-Owned Enterprises (SOEs) – Revenue and Expenses

SOE revenue and expenses to GDP follow a similar trend over the forecast horizon.

The initial increase in both revenue and expenses is largely driven by the electricity sector, reflecting forecasts based on the initial use of short-term assumptions around electricity spot prices, before moving to medium-term assumptions beyond the current year.

Over the rest of the forecast period, both revenue and expenses are expected to remain relatively flat, reflecting the fact that growth in SOEs is consistent with overall growth in the economy.

SOEs are forecast to run total operating surpluses of $4.7 billion over the forecast period.  Around $2.1 billion of the operating surpluses will be returned as dividends.  The remainder of the operating surpluses will be retained by individual entities for investment according to individual asset strategies.

Crown Entities – Revenue and Expenses

Both revenue and expenses to GDP are expected to remain flat initially, before decreasing from 2008/09.

The primary source of revenue for Crown entities is funding from core Crown departments.  Since spending for future Budgets has yet to be allocated and therefore passed on to delivery agents (such as district health boards and schools) this leads to revenue and expenses to GDP falling near the end of the forecast period.  Future allocations to delivery agents would lead to revenue and expenses rising back to similar levels.

Crown entities are also forecast to generate operating surpluses over the forecast period, which total around $6.5 billion.  There are only a few Crown entities expected to generate significant operating surpluses.  These entities will retain their surpluses for long-term purposes.  For example, the Accident Compensation Corporation (ACC) will retain its surplus in order to build up its asset portfolio to help meet its outstanding claims liability, while the Earthquake Commission (EQC) will use its operating surplus to build up assets to cover claims in the event of any future natural disasters.

Net Worth

Table 2.9 – Net worth comparison with Pre-election Update

	Year ended 30 June
Net Worth	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total Crown Net Worth
Half Year Update	50.0	55.6	61.4	65.6	68.9	74.0
Pre-election Update		49.2	55.5	59.7	65.2	65.2

Core Crown Net Worth
Half Year Update	28.3	32.0	36.2	38.5	39.9	43.2
Pre-election Update		30.7	35.2	37.6	41.1	41.1

SOE Net Worth
Half Year Update	10.1	10.6	11.1	11.6	12.3	13.0
Pre-election Update		9.1	9.7	10.2	10.8	10.8

Crown Entities’ Net Worth
Half Year Update	34.8	36.8	38.4	39.9	41.3	42.4
Pre-election Update		33.1	34.6	36.0	37.6	37.6

Source:                          The Treasury

The change since the Pre-election Update reflects revaluations of property, plant and equipment at June 2005 partially offset by lower operating balances over the forecast period.  Net worth is forecast to increase from $50 billion in 2004/05 to $74 billion by 2009/10.  The growth in net worth reflects the Government’s strategy to run operating surpluses to strengthen its fiscal position.  This strategy is evident across the whole of the Crown.  The following section discusses the net worth of the Crown by segments of reported government activity.

Core Crown

Table 2.10 – Components of core Crown net worth

	Year ended 30 June
	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total assets	87.5	89.8	93.7	98.5	100.0	103.0
Total liabilities	59.2	57.8	57.5	60.1	60.0	59.7

Net worth	28.3	32.0	36.2	38.5	39.9	43.2

Source:                          The Treasury

Over the forecast horizon, core Crown assets are expected to increase from $87.5 billion to $103 billion, largely reflecting the application of the OBERAC and additional borrowing to build-up assets.  As Figure 2.13 illustrates, the majority of growth occurs within financial assets, which increase by around $12.8 billion, while investments in Crown entities (primarily to fund hospitals and housing capital projects) and physical assets also increase slightly.

Within the financial asset portfolio of the core Crown:

•             the NZS Fund is expected to increase by around $15.6 billion over the forecast period.  These funds are being set aside to assist in meeting pressures on future NZS payments associated with an ageing population

•             advances are forecast to increase by around $2.6 billion, primarily due to student loans which are provided to help students to access tertiary education, offset by the move to the fair value measurement of those loans

•             the Reserve Bank’s and New Zealand Debt Management Office’s (NZDMO’s) financial asset portfolio is expected to decrease over time largely due to the unwinding of the past build-up of financial assets to assist in funding some of the Government’s operating and investment programme partially offset by foreign reserves build-up

•             GSF holdings are forecast to remain relatively flat at around $3.4 billion over the forecast period.  The assets held by the GSF have been built up from employee contributions over time and are used to partially offset the GSF unfunded liability, which is forecast to be $15 billion by 2009/10.

By 2009/10 the make-up of the financial asset portfolio is expected to have changed significantly, primarily driven by the increase in the holdings of the NZS Fund.

Figure 2.14 – Core Crown financial assets by portfolio

Source:      The Treasury

Investments in Crown entities are forecast to increase by around $1.2 billion to allow for maintenance and improvement to the asset base, especially within the health and housing sectors.

Physical assets are expected to increase slightly over the forecast horizon, illustrating the maintenance and expansion of the core Crown’s physical asset base.  Figure 2.15 provides a breakdown of the physical assets held by the core Crown, by major asset classes.

Figure 2.15 – Core Crown physical assets by asset class (including capital provisions)

Source:                          The Treasury

The level of liabilities is expected to remain relatively stable over the forecast period at just under $60 billion.  The major component of core Crown liabilities is gross debt, which as previously mentioned is forecast to decrease as a percentage of GDP over the forecast period.

SOEs

Table 2.11 – Components of SOE net worth

	Year ended 30 June
	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total assets	19.7	21.8	24.3	26.5	27.4	28.0
Total liabilities	9.6	11.2	13.2	14.9	15.1	15.0

Net worth	10.1	10.6	11.1	11.6	12.3	13.0

Source:                          The Treasury

SOE assets are forecast to increase by around $8.3 billion by 2009/10.

Similar to the core Crown, the expansion in assets will be driven by the use of retained surpluses.  In addition, a portion of this growth has been funded by raising debt (which is net worth neutral).  The majority of the growth will come from:

•             physical assets, which are forecast to increase by around $5.6 billion, reflecting the expansion of assets in line with individual entities’ asset strategies.  Figure 2.17 provides a breakdown of assets by the major asset classes held by SOEs

•             financial assets are forecast to increase by $2.4 billion, showing the expected growth in Kiwibank deposits.  This growth is net worth neutral, as borrowings also increase by a similar level.

Figure 2.17 – State-owned enterprises’ physical assets

Source:                          The Treasury

Crown Entities

Table 2.12 – Components of Crown entities’ net worth

	Year ended 30 June
	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total assets	55.4	57.2	59.3	61.9	63.8	65.6
Total liabilities	20.6	20.4	20.9	22.0	22.6	23.2

Net worth	34.8	36.8	38.4	39.9	41.3	42.4

Source:                          The Treasury

Crown entities’ assets are forecast to increase by around $10.2 billion by the end of the forecast horizon.  The growth in assets is largely driven by physical assets and financial assets.

Physical assets are forecast to increase by around $4 billion.  This growth is largely in the health, housing and transport sectors.  These sectors make up the majority of the physical assets held by Crown entities.  The primary source of funding for the asset expansion in these sectors will be injections from the core Crown.

Figure 2.19 – Crown entities’ physical assets broken down by major sectors

Source:                          The Treasury

Financial assets are forecast to increase by around $5.6 billion due to growth in the ACC and EQC investment portfolios, resulting from the investment of these entities’ expected retained surpluses.  These portfolios are expected to grow over time, reflecting the fact that:

•             ACC is building an asset portfolio to match the outstanding claims liability associated with past claims.  The portfolio is expected to be $8.5 billion in the current year, rising to around $11.5 billion by 2009/10.  ACC’s aim is to have the residual claims fully funded by 2014.

•             EQC is New Zealand’s primary provider of seismic disaster insurance to residential property.  To help meet future claims in case of a natural disaster, EQC is building up its financial asset portfolio.

Figure 2.20 – Crown entities’ financial assets broken down by major portfolios

Source:                          The Treasury

Comparison with Pre-election Update

OBERAC and operating balance

Compared with the Pre-election Update the OBERAC is expected to be lower over the forecast period due to:

•             the move to fair value measurement of student loans in 2005/06 (refer page 39)

•             the working for families package extension from 2006/07

•             reforecast transport spending including a change in mix between operating and capital spending

•             higher net finance costs (finance costs less interest income) due to the increase in net core Crown debt

•             other core Crown functional expenses higher including increases to family support debt provisioning and decisions made from the future new operating spending.

This has been partially offset by higher forecast tax revenue in 2005/06, 2006/07 and 2007/08 reflecting increases in nominal GDP.

Table 2.13 – OBERAC reconciliation (explains changes to the OBERAC since the Pre-election Update)

	2006	2007	2008	2009
($ million)	Forecast	Forecast	Forecast	Forecast

OBERAC 2005 Pre-election Update	7,293	6,344	4,217	5,512
Changes (revenue)
Tax revenue (forecasting)	416	378	75	(47)
Tax revenue (policy)	—	—	760	(760)
Reduction in student loan interest	(258)	(462)	(503)	(546)
Other sovereign revenue	(51)	(66)	(111)	(151)
Investment income	85	123	(100)	(179)
Other revenue	63	126	132	156
Changes to SOE/CE results	(81)	(129)	18	(96)
Total revenue changes	174	(30)	271	(1,623)

Changes (core Crown expenses)
Student loan interest free policy	(940)	90	82	99
Working for families extension	(85)	(360)	(485)	(500)
Welfare benefit forecast changes	79	88	(4)	26
Transport forecast changes	60	92	201	136
Future new operating spending	44	168	248	238
Other core Crown functional expenses	(679)	(327)	(276)	(334)
Finance costs	(22)	(172)	(151)	(187)
Total core Crown expenses changes	(1,543)	(421)	(385)	(522)
Total Changes	(1,369)	(451)	(114)	(2,145)
OBERAC 2005 Half Year Update	5,924	5,893	4,103	3,367

Source:                          The Treasury

Table 2.14 – Consolidated tax revenue forecasts

	2006	2007	2008	2009
($ million)	Forecast	Forecast	Forecast	Forecast

Tax revenue 2005 Pre-election Update	48,833	50,443	51,418	54,567
Changes
Source deductions	189	160	242	370
Other persons tax	(32)	9	(185)	(338)
Corporate taxes	223	144	17	(57)
RWT	181	307	352	330
GST	(88)	(192)	(312)	(322)
Other	(57)	(50)	(39)	(30)
Gross changes	416	378	75	(47)
Policy changes	—	—	760	(760)
Total Changes	416	378	835	(807)
Tax revenue 2005 Half Year Update	49,249	50,821	52,253	53,760

% of GDP	31.0%	31.2%	30.8%	30.1%

Source:                          The Treasury

Cash available/(shortfall to be funded)

The amount required to be financed (cash shortfall) is around $2.5 billion higher across the forecast period than the Pre-election Update mainly due to a reduction in cashflow from operations.

Debt indicators

Compared to the Pre-election Update both gross sovereign-issued debt and net core Crown debt are forecast to be higher over the forecast period.  Gross sovereign-issued debt is higher due to the borrowing requirement mentioned above.  Net core Crown debt is expected to be higher due to the reduction in financial assets as a result of the move to fair value measurement of student loans and the increased borrowing requirement.

Table 2.15 – 2005 Half Year Update fiscal indicators

	Year ended 30 June
Fiscal Indicators	2005	2006	2007	2008	2009	2010
($ million)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Revenue
Total revenue	67,065	69,775	72,141	74,590	77,085	82,131
Core Crown revenue	52,065	54,328	56,116	57,654	59,508	64,088
Tax revenue	46,624	49,249	50,821	52,253	53,760	57,984

Expenses
Total expenses	60,910	64,351	66,381	70,620	73,851	77,173
Core Crown expenses	46,234	50,665	51,888	55,406	58,039	60,782

Operating balance - Core Crown	5,831	3,663	4,228	2,248	1,469	3,306
Operating balance - Crown entities	(101)	1,412	1,283	1,358	1,291	1,136
Operating balance - SOEs	958	843	847	914	1,028	1,089
Dividend elimination	(441)	(361)	(465)	(417)	(421)	(440)
Operating balance	6,247	5,557	5,893	4,103	3,367	5,091

OBERAC	8,873	5,924	5,893	4,103	3,367	5,091
OBERAC (excluding net NZS Fund asset returns)	8,381	5,418	5,247	3,270	2,327	3,818

Cash available/(shortfall to be funded)	3,104	492	(1,341)	(2,687)	(3,167)	(1,366)

Debt Indicators
Gross sovereign-issued debt	35,045	33,275	32,967	35,728	36,111	36,195
Total gross Crown debt	36,864	36,054	36,778	40,032	39,617	38,678
Net core Crown debt	10,771	10,597	10,434	11,854	14,240	14,998

Net core Crown debt with NZS Fund assets	4,216	1,199	(1,961)	(3,817)	(5,148)	(8,482)

Net worth	49,983	55,555	61,448	65,551	68,918	74,009

Domestic bond programme	2,146	2,663	3,039	3,083	3,116	3,062

Nominal GDP	150,966	158,947	163,062	169,897	178,805	187,853

Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	44.4	43.9	44.2	43.9	43.1	43.7
Core Crown revenue	34.5	34.2	34.4	33.9	33.3	34.1
Tax revenue	30.9	31.0	31.2	30.8	30.1	30.9

Expenses
Total Crown expenses	40.3	40.5	40.7	41.6	41.3	41.1
Core Crown expenses	30.6	31.9	31.8	32.6	32.5	32.4

Operating balance	4.1	3.5	3.6	2.4	1.9	2.7
OBERAC	5.9	3.7	3.6	2.4	1.9	2.7
OBERAC (excluding net NZS Fund asset returns)	5.6	3.4	3.2	1.9	1.3	2.0

Debt Indicators
Gross sovereign-issued debt	23.2	20.9	20.2	21.0	20.2	19.3
Total gross Crown debt	24.4	22.7	22.6	23.6	22.2	20.6

Net core Crown debt	7.1	6.7	6.4	7.0	8.0	8.0
Net core Crown debt with NZS Fund assets	2.8	0.8	(1.2)	(2.2)	(2.9)	(4.5)

Net worth	33.1	35.0	37.7	38.6	38.5	39.4

New Zealand Superannuation Fund
Fund asset returns (after tax)	492	506	646	833	1,040	1,273
Fund contributions	2,107	2,337	2,351	2,443	2,677	2,819
Fund assets (year end)	6,555	9,398	12,395	15,671	19,388	23,480
% of GDP	4.3	5.9	7.6	9.2	10.8	12.5

Source:                          The Treasury

Table 2.16 – 2005 Pre-election Update fiscal indicators

	Year ended 30 June
Fiscal Indicators	2005	2006	2007	2008	2009
($ million)	Actual	Forecast	Forecast	Forecast	Forecast

Revenue
Total revenue	67,065	69,506	72,246	74,201	78,399
Core Crown revenue	52,065	54,034	56,017	57,401	61,035
Tax revenue	46,624	48,833	50,443	51,418	54,567

Expenses
Total expenses	60,910	62,352	66,041	70,123	73,026
Core Crown expenses	46,234	48,449	51,467	55,021	57,517

Operating balance - Core Crown	5,831	5,585	4,550	2,380	3,518
Operating balance - Crown entities	(101)	1,159	1,270	1,312	1,469
Operating balance - SOEs	958	873	915	933	997
Dividend elimination	(441)	(324)	(391)	(408)	(472)
Total operating balance	6,247	7,293	6,344	4,217	5,512

OBERAC	8,873	7,293	6,344	4,217	5,512
OBERAC (excluding net NZS Fund asset returns)	8,381	6,821	5,698	3,378	4,457

Cash available/(shortfall to be funded)	3,104	548	(747)	(2,615)	(1,346)

Debt Indicators
Gross sovereign-issued debt	35,045	33,628	32,177	33,473	34,019
Total gross Crown debt	36,864	36,226	34,717	35,573	35,659
Net core Crown debt	10,771	8,987	8,570	10,314	11,123

Net core Crown debt with NZS Fund assets	4,216	(377)	(3,878)	(5,546)	(8,562)

Net worth	49,983	49,150	55,494	59,711	65,223

Domestic bond programme	2,146	2,200	2,050	2,050	2,050

Nominal GDP	150,966	156,481	161,771	169,336	177,697

Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	44.4	44.4	44.7	43.8	44.1
Core Crown revenue	34.5	34.5	34.6	33.9	34.3
Tax revenue	30.9	31.2	31.2	30.4	30.7

Expenses
Total Crown expenses	40.3	39.8	40.8	41.4	41.1
Core Crown expenses	30.6	31.0	31.8	32.5	32.4

Operating balance	4.1	4.7	3.9	2.5	3.1
OBERAC	5.9	4.7	3.9	2.5	3.1
OBERAC (excluding net NZS Fund asset returns)	5.6	4.4	3.5	2.0	2.5

Debt Indicators
Gross sovereign-issued debt	23.2	21.5	19.9	19.8	19.1
Total gross Crown debt	24.4	23.2	21.5	21.0	20.1

Net core Crown debt	7.1	5.7	5.3	6.1	6.3
Net core Crown debt with NZS Fund assets	2.8	(0.2)	(2.4)	(3.3)	(4.8)

Net worth	33.1	31.4	34.3	35.3	36.7

New Zealand Superannuation Fund
Fund asset returns (after tax)	492	472	646	839	1,055
Fund contributions	2,107	2,337	2,438	2,573	2,770
Fund assets (year end)	6,555	9,364	12,448	15,860	19,685
% of GDP	4.3	6.0	7.7	9.4	11.1

Source:                          The Treasury

Why is there an operating surplus?

A surplus represents the difference between operating revenues (eg, taxes) and operating spending (eg benefit payments, health and education spending, etc.).  It is a measure of the ongoing operations of a government.

A government also has a capital expenditure programme whereby it provides money for student loans, saves some money by making contributions to the New Zealand Superannuation Fund, invests in asset acquisitions (eg building more roads, prisons, new hospitals, schools and defence equipment) and other capital activity.  None of this shows up as operating expenses as it is the purchase of an asset (with a useful life in excess of one year and will provide benefits through time rather than an operating expense such as a benefit payment).  All of this type of activity is called investment expenditure.

The cash generated from the operating balance is not always sufficient to meet all investing decisions.  There may still be a need to borrow in order to fund the shortfall between the forecast operating surplus and the capital programme (which is often larger than the surplus).

The following graph shows how the operating surplus (or OBERAC) is used in each year over the forecast horizon, and therefore why nominal debt can increase even when there is a “surplus”.

When this line is above zero, there are funds available for repaying debt.  Below zero, borrowing is needed to fund spending.

Source:                 The Treasury

The following table explains how the operating surplus/OBERAC is calculated for the 2005/06 and the 2006/07 financial years and then how it is applied.  Any extra spending or reduced tax revenue would add to the bottom-line cash shortfall (and add to the need to borrow).

$ million	2005/06	2006/07	Description of Items
	54,328	56,116	Core Crown revenues – these are the revenues the Government collects. They are mainly taxes.
	50,665	51,888

Core Crown expenses – these represent most of the Government’s spending, BUT not all of it. They are the day-to-day spending (salaries, benefit payments, etc) that do not create government assets. They also include the amount for new initiatives in forecast years (refer page 111 of GAAP Series Tables).

	1,894	1,665	Net surplus of SOEs and Crown entities – this is the net surplus (after dividends) that SOEs and Crown entities make.
Operating balance	5,557	5,893	Operating balance – the residual of revenues less expenses plus surpluses from SOEs and Crown entities. It is the Government’s operating profit or loss.
	367	—	OBERAC adjustments – removal of revaluation movements.
OBERAC	5,924	5,893	OBERAC – the residual from revenues and expenses less removal of large valuation movements (the OBERAC and operating balance are the same in forecast years).
Less	931	(738)

Retained items and non-cash items – items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities. The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending. Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below). Additionally, the actual working capital movements, such as payment of creditors, impact on the level of net cash flows from operations.

Equals surplus cash flows	6,855	5,155

Cash from operations – these are the cash flows from core Crown operations (excluding the NZS Fund). This is the cash equivalent of the operating surplus and is available to assist in funding capital spending.

Less capital spending	(2,337)	(2,351)	Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments.
	(1,876)	(1,501)	Purchase of assets – departments buy assets including computer equipment, new buildings and defence equipment.
	(1,048)	(1,045)	Loans to others (advances) – these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans).
	(537)	(394)	Net capital injections – investments in Crown entities to enable them to build hospitals and housing.
	(500)	(500)	Reserve Bank reserves – purchase of extra reserves to assist the Reserve Bank to maintain financial stability.
	(65)	(705)	Capital forecast – an amount set aside for further capital activity. The Government has not yet decided on the specific initiatives.
What is left	492	(1,341)	Cash available/(shortfall) – this amount needs to be funded if it is a shortfall. Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Risks to fiscal forecasts

The fiscal forecasts were finalised on 7 December 2005 in accordance with the forecast accounting policies.  There are certain risks around the forecast results.  To assist in evaluating such risks the following chapters should be read in conjunction with the fiscal forecasts:

•             Risks and Scenarios (Chapter 3) – The fiscal forecasts are based on the economic forecasts presented in Chapter 1 and any variation from the economic forecast will affect the fiscal forecasts, in particular tax revenue and benefit expenses.  The Risks and Scenarios chapter discusses the effect on the forecasts under different circumstances.

•             Specific Fiscal Risks (Chapter 4) – The fiscal forecasts incorporate government decisions up to 7 December 2005.  The Specific Fiscal Risks chapter covers specific policy decisions that are under active consideration by the Government at the time of the finalisation of the forecasts.

In addition to the specific fiscal risks and the link to the economic forecasts, there are a number of forecasting issues explained below that may arise in future.

Tax forecasting risks

The tax forecasts prepared for this Half Year Update are based on current tax policy and on the macroeconomic central forecast.  Sensitivities of tax revenue to changes in economic conditions are presented in the Risks and Scenarios chapter on page 65.

SOEs and Crown entities’ forecasts

The forecasts for large SOEs and Crown entities were provided in October 2005 based on their best assessments at that time.

Revaluation of property, plant and equipment

Crown accounting policy is to revalue certain classes of property, plant and equipment on a regular basis.  In certain circumstances the valuation will be affected by foreign exchange rates, so any appreciation in the New Zealand dollar (from 30 June 2005) will adversely affect the current physical asset values included in the fiscal forecasts.

Discount rates

The GSF and ACC liabilities included in these forecasts have been valued as at 31 October and 30 September respectively.  The liabilities are to be next valued for the 2006 Budget Update.  Any change in discount rates will affect the presented fiscal forecast.  For example, if the discount rate rises, the value of the liabilities will decrease.

International financial reporting standards

The New Zealand Accounting Standards Review Board announced in December 2002 that International Financial Reporting Standards (IFRSs) will apply to financial reporting by both public and private sector entities from 1 January 2007, but with entities having the option to adopt from 1 January 2005.

The Crown plans to adopt the New Zealand IFRSs in the 2007 Budget.

Tertiary education institutes’ (TEIs’) accounting treatment

The forecast information presented in the 2005 Half Year Update combined TEIs on an equity accounting basis.  As noted in previous publications the combination treatment of TEIs remains unresolved.

The combination method adopted in these forecasts is to equity account for the TEIs’ net surpluses and net investment (ie, TEI revenues, expenses, assets and liabilities are not included on a line-by-line basis).  This is consistent with the treatment adopted in the 2005 Crown financial statements.

The key indicators are unchanged as a result of the combination approach for TEIs (refer page 60 of the 30 June 2005 Crown financial statements).

Risks and Scenarios

Summary

•             The Half Year Update forecasts reflect a number of judgements about how the economy is likely to develop. If actual events evolve differently from these judgements, the economy could take an alternative path to that of our central forecast, with consequential impacts on the fiscal outlook.

•             The central forecast presented in the Economic and Tax Outlook chapter shows an economy that is expected to continue slowing over the next two years before rebounding in the year to March 2008.  Whether the economy develops as forecasts depends on how different factors evolve. This chapter explores what is likely to happen to economic and fiscal outcomes if some of the factors evolve differently.

•             Although we place greatest weight on the economy evolving in a manner consistent with the central forecast presented in the Economic and Tax Outlook chapter, we present two scenarios in the second part of this chapter which illustrate alternative paths.  These are just two of a number of possible outcomes and therefore do not fully illustrate the full range of possible outcomes.

•             The first scenario shows the evolution of the economy in the event that there is a more rapid depreciation of the exchange rate. This scenario results in a period of higher economic growth than outlined in the central forecast and permanently raises nominal GDP, improving the fiscal position. The second scenario illustrates generalised weakness where households reduce spending relative to the central forecast and exports are also weaker.  It shows a temporary reduction in real GDP but permanently lower nominal GDP, which results in a deterioration of the fiscal position.

Introduction

The central forecast, as set out in the Economic and Tax Outlook chapter, reflects the balancing of upside and downside risks facing the economy to arrive at our best assessment of the way the economy is likely to develop.  This requires a number of key judgements about how the various forces affecting the economy will evolve.  If actual events differ from these judgements, the economy may deviate from the central forecast.  The first part of this chapter, Economic Risks, outlines some of the risks around the economic outlook.  There are both upside and downside risks – some domestically and some internationally oriented.

The second part of this chapter, Economic Scenarios, presents in more detail two scenarios that could develop.

Economic Risks

Domestically oriented risks

Businesses have been facing inflationary pressures in the form of rising inputs and capital costs, as well as higher labour costs.  This has been reflected in declining margins and weaker business confidence.  Profits are expected to fall in 2007.  One of the key judgements underpinning the central forecast is that the response to weak profits is relatively muted due to strong corporate balance sheets.  There is a risk that if significant upward pressure on costs were to continue, the squeeze on business sector margins would be even greater.  This would feed through into lower business sector investment and employment than outlined in the central forecasts.

In contrast to a business sector under pressure, household consumption has been strong.  The Economic and Tax Outlook chapter highlighted that private consumption growth is expected to decline in line with a slowing labour market, higher effective mortgage rates, and a reduction in the positive wealth effects associated with slowing house price growth.  There is a risk that the expected downward adjustment in house prices will be more abrupt than expected in the central forecast.  It is also possible that the likely negative wealth effect associated with this adjustment will have a greater than expected impact on household expenditure.  Both these potential outcomes could result in lower consumption growth. The longer households continue to spend more than they earn, the greater the likelihood of a more severe adjustment in the future.

If the economy does not slow as expected and domestic inflation is higher than currently forecast, interest rates may rise higher than expected. This would also be likely to impact negatively on household expenditure in the medium term.  One of the scenarios in the following section of this chapter considers how the economy might evolve if the current strength in household expenditure were to dissipate faster and more deeply than expected in the central forecast.

The strong labour market, which has been a key feature of the recent economic expansion, is expected to soften over the course of the next two years.  There is a risk to the central forecast that strong employment and wage growth continues for longer than expected.  If employment growth were to continue - amplifying difficulties in finding labour - wage pressures may be stronger than expected.  This would have flow-on impacts for household spending through higher incomes and increased confidence and potentially increased inflationary pressure, or alternatively it would provide more room for debt consolidation.

Net migration has had a significant impact on New Zealand population growth in recent years which has relevance for the size of the workforce as well as demand for goods and services.  In the central forecast net migration inflows are assumed to be 7,000 in the year to March 2006, then hold steady at 10,000 people a year for the rest of the forecast period.  There is a risk that as employment growth slows and the economy weakens, net migration will be lower than forecast or even turn negative.  This would result in lower domestic demand than built into the central forecast.  Alternatively an increase in net migration will provide a boost to economic demand.

Climatic conditions are an important influence on agricultural-related production in New Zealand.  According to the National Institute of Water and Atmospheric Research (NIWA), over the next three months from November, rainfall is likely to be near normal in all regions, except in the east of the North Island where it may be below normal.  A more severe outcome with drier conditions than predicted could have a detrimental impact on agricultural production and hydro electric generation.

A reasonably weak dairy season is built into the central forecast.  If dairy production is higher than forecast this is likely to have a positive impact on exports as well as domestic consumption as rural incomes are given a boost.

Internationally oriented risks

Developments in the world economy are important drivers of economic activity in New Zealand through the impact on both the prices and volumes of exports and imports, and through interest rates and confidence.  Over the next year, steady economic growth for New Zealand’s largest trading partners is expected.  If world economic growth were to slow, New Zealand’s export volumes and prices could fall faster than forecast and economic growth would slow accordingly.  China is expected to remain a significant driver of world economic growth over the forecast period and the New Zealand economy is exposed to a risk of a slowdown in demand from China.

The future path of the exchange rate and how it impacts on the future performance of the economy is a key judgement of the forecasts.  The central forecast sees the New Zealand dollar depreciating over the forecast period from around 71 on the TWI to settle at 58.5.  There is a lot of uncertainty around the timing and extent of the expected depreciation which will affect the economic outlook largely through the resultant growth in exports as well as the level of tradables inflation.  The New Zealand dollar is susceptible to a variety of factors.  For example if New Zealand’s large current account deficit causes overseas investors to lose confidence, it could fall further and faster than set out in the central scenario.  Such a scenario is explored further later in the chapter.

Uncertainties around how the sizeable US current account and fiscal deficits may impact on global exchange rates are also a factor.  If the US dollar were to weaken further in response to the twin deficits, the New Zealand dollar might appreciate with a subsequent impact on New Zealand’s economic outlook.  In particular, there would be a greater negative impact on export volumes and on the receipts of exporters than built into the central forecast.

The high level of the terms of trade, largely driven by the record high commodity prices recently recorded for some agricultural commodities, has been one of the key contributors to growth over the past couple of years.  The high prices have been due to strong world demand and some temporary supply issues including lower lamb production in the UK after the 2001 foot and mouth outbreak, the effect of the BSE scare on Canadian and US beef exports and the drought in Australia.  Some of the agricultural commodity prices are forecast to fall over the forecast period as supply returns to normal and world growth weakens.  If some of these tight supply conditions were to continue, world prices of these commodities may hold up for longer, resulting in higher than expected incomes for agricultural producers.  On the other hand, if supply were to return to normal more quickly than expected, for example if US beef were accepted back into Asia earlier than expected, or if world growth were to slow faster than thought, it would pose some downside risk to the central forecast.

Another factor that poses risk to the global outlook and the terms of trade is the recent volatility in oil prices.  Between January and September 2005 oil prices increased 67%.  They have since fallen 15%.  If prices were to reverse their recent fall and increase significantly, world growth would most likely be negatively affected.  Conversely, if they were to fall faster than our forecast, New Zealand’s terms of trade would most likely stay higher than forecast.

The outcome of the current Doha Development Round of international trade negotiations is as yet unknown. Therefore its effects are not factored into this forecast. A successful round could raise the relative prices and volumes for some exports towards the end of the forecast period.  A failure could lead to some turbulence in international trading arrangements.  An intermediate outcome, with smaller price and volume effects, is also possible.

The World Health Organisation (WHO) and other health authorities have warned of the risk of an influenza pandemic with the emergence and spread of a highly pathogenic strain of avian influenza, H5N1.  The continued spread of avian influenza (as an animal disease, rather than human disease) may itself pose some risks to our forecasts through its impact on trading partners and possible risks to the poultry industry in New Zealand.  Moreover, the risk of a pandemic may itself have some impact on international travel, tourism, and trade in services.  Finally, while the likelihood of a pandemic, and its severity should it occur, is unknown, it is clear that a serious pandemic would have major human, social and economic costs.

Economic Scenarios

The following scenarios present two possible growth paths for the economy when some of the key judgements underlying the central forecast are altered.

1.                             Generalised weakness - a harder landing scenario - This scenario involves households reducing their spending relative to the central forecast and exports also being weaker.

2.                             More rapid exchange rate led adjustment - This scenario illustrates the implications for the economy if the exchange rate depreciates more rapidly than in the central scenario.

The scenarios are two of a large number of possible outcomes, and do not represent upper or lower bounds for the central forecast, with more extreme paths being possible.

Table 3.1 – Alternative scenarios: summary

	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Production GDP (annual average % change, year ending 31 March)
Central forecast	3.8	2.9	1.7	2.5	3.8	3.1
Generalised weakness	3.8	2.7	0.7	2.6	4.4	3.3
More rapid exchange rate led adjustment	3.8	2.9	2.0	3.1	3.1	2.6
Nominal Expenditure GDP (annual average % change, year ending 31 March)
Central forecast	7.5	5.6	2.9	3.7	5.2	5.1
Generalised weakness	7.5	5.4	1.5	2.9	5.2	5.0
More rapid exchange rate led adjustment	7.5	5.5	2.7	5.2	5.4	5.0
OBERAC ($ billion, year ending June)
Central forecast	8.9	5.9	5.9	4.1	3.4	5.1
Generalised weakness	8.9	5.8	4.9	2.4	2.0	3.8
More rapid exchange rate led adjustment	8.9	6.0	6.1	4.5	3.5	5.2

Sources:                    Statistics New Zealand, the Treasury

Generalised weakness – a harder landing scenario

The generalised weakness scenario illustrates an alternative path for the economy in the event that households reduce spending relative to the central forecast and exports are also weaker.  Lower household spending on both consumption items and housing could occur due to households displaying a greater responsiveness to interest rates and debt levels than is incorporated in the central forecast.  Weaker export growth could stem from the recent high level of the exchange rate having a larger negative impact on export volumes than is incorporated in the central forecast or could reflect weaker agricultural production or weaker trading partner growth.

In the central forecast, real GDP growth is expected to slow over the course of 2006 to 1.7% in the year to March 2007 and 2.5% in the year to March 2008.  In this scenario, growth is slightly lower in the 2006 March year as household concern about debt levels and the associated servicing costs sees them begin to reduce their rate of expenditure growth.  The trough in real GDP growth in the year to March 2007 is deeper with growth slowing to 0.7% prior to stronger growth in the year to March 2009 of 4.4% as households and businesses respond to lower interest rates.

Under this scenario, private consumption growth is particularly weak in the year to March 2007 with growth of only 0.5%.  In addition residential investment is a little weaker than the central forecast, contracting 11.3% in the 2007 March year.  The impact of the recent high level of the exchange rate has a longer-lasting impact on export volumes making the recovery in export volumes in the March 2007 year weaker than in the central forecast.

With slower domestic demand and falling demand for New Zealand exports, businesses cut back on employment plans and annual average employment growth falls to 0.1% in each of the 2007 and 2008 March years, pushing the unemployment rate to 4.8% by the end of the forecast period.  With weaker demand pressures and a less-tight labour market, both general price and wage inflation are lower than in the central forecast.

With less inflationary pressure, an easing in monetary policy is possible with 90-day bill rates lower from the end of 2006.  Lower interest rates eventually encourage households to increase their spending growth and also contribute to stronger residential and business investment growth in the March 2009 year relative to the central forecast.

Under the generalised weakness scenario, the negative impact of lower exports on the current account more than offsets the lower demand for imports stemming from weaker domestic demand, resulting in a slight widening of the current account deficit relative to the central forecast.

Table 3.2 – Generalised weakness

(Annual average % change, Year ending 31 March)	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Private cIonsumption	5.9	4.2	0.5	0.9	2.7	2.5
Residential investment	2.0	-4.4	-11.3	-2.5	8.9	5.9
Business investment	12.9	11.1	-1.7	0.2	4.9	3.7
Gross national expenditure	6.8	5.6	0.0	1.0	3.5	2.7

Exports of goods and services	3.8	-1.6	0.9	4.8	5.0	5.1
Imports of goods and services	12.9	7.7	-0.2	-0.6	2.5	3.4

GDP (production measure)	3.8	2.7	0.7	2.6	4.4	3.3
Employment growth	3.6	2.8	0.1	0.1	1.0	1.4
Unemployment rate(1)	3.9	3.4	4.1	4.6	4.7	4.8
90-day bank bill rate(2)	6.9	7.5	5.8	5.5	5.5	5.5
TWI(2)	69.6	67.8	61.3	59.6	59.2	59.1
CPI(3)	2.8	3.4	2.6	1.5	1.7	1.8
Current account balance (% GDP)	-7.4	-9.2	-8.7	-7.4	-6.7	-5.9
Nominal GDP (expenditure measure)	7.5	5.4	1.5	2.9	5.2	5.0

Sources:                    Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

NOTES:	1	Percentage of labour force, March quarter, seasonally adjusted.

	2	Average for March quarter.

	3	Annual percentage change, March quarter.

By the end of the forecast period real economic activity is around $450 million lower than the central forecast.  The effect of the lower price inflation accumulates so that by the end of the forecast period, nominal GDP is approximately $4.6 billion lower than in the central forecast.  This has a negative impact on the size of the OBERAC.

More rapid exchange rate led adjustment

This scenario illustrates a possible path for the economy if the exchange rate were to depreciate more rapidly and reach a lower trough than is incorporated in the central forecast.  Such a scenario would have implications for the manner in which imbalances in the economy unwind.

Table 3.3 – More rapid exchange rate led adjustment

(Annual average % change, year ending 31 March)	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Private consumption	5.9	4.2	0.8	-1.1	2.2	3.9
Residential investment	2.0	-4.4	-11.6	-6.5	-0.1	8.6
Business investment	12.9	11.1	-2.0	-2.3	3.1	6.1
Gross national expenditure	6.8	5.7	0.1	-0.7	2.6	4

Exports of goods and services	3.8	-1.2	2.8	8.4	5.8	2.4
Imports of goods and services	12.9	7.7	-1.7	-3.9	4.3	6.5

GDP (production measure)	3.8	2.9	2.0	3.1	3.1	2.6

Employment growth	3.6	2.8	0.4	1.3	0.8	0.8
Unemployment rate(1)	3.9	3.4	3.6	4.0	4.3	4.8
90-day bank bill rate(2)	6.9	7.5	8.2	7.3	5.9	5.3
TWI(2)	69.6	67.8	49.9	54.6	58.6	59.8
CPI(3)	2.8	3.4	3.2	3.1	3.0	2.2
Current account balance (% GDP)	-7.4	-9.1	-7.7	-3.6	-3.3	-4.3
Nominal GDP (expenditure measure)	7.5	5.5	2.7	5.2	5.4	5.0

Sources:                    Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

NOTES:	1	Percentage of labour force, March quarter, seasonally adjusted.

	2	Average for March quarter.

	3	Annual percentage change, March quarter.

The Economic and Tax Outlook chapter highlighted that recent economic developments have led to the build up of imbalances in the economy.  This has been due to a relatively unbalanced growth profile in which the strength in domestic demand has dominated overall growth.  Exchange rate developments are likely to play an important role in the manner in which these imbalances are unwound and a more balanced growth profile achieved.  Under the central forecast the New Zealand dollar is expected to fall over the forecast period.  It is currently at a historically high level and imbalances in the economy, such as the present size of the current account deficit, pose a risk that the exchange rate could fall more quickly than assumed.  When sentiment related to a currency turns negative, previous experience suggests that depreciation can be rapid.

In this scenario the exchange rate falls more rapidly in the first half of calendar 2006 and remains lower than the central track until the beginning of the 2009 calendar year.

The high exchange rate has contributed to increased demand for imported goods and services by both consumers and businesses.  The lower exchange rate under this scenario makes such imports more expensive, contributing to lower consumption and investment growth relative to the central forecast until the final year of the forecast when the exchange rate returns to the central forecast level.

Tradable inflation rises rapidly as import prices increase.  Monetary policy reacts to dampen the higher inflation and the associated interest rate increases also contribute to slower growth in consumption as well as slower residential and business investment than was set out in the central scenario.  Despite tighter monetary policy, higher inflation relative to the central forecast persists over the 2008 and 2009 March years.

Under this scenario the depreciation is more rapid than in the central forecast with the TWI falling 26% between March 2006 and March 2007.  The exchange rate depreciation increases the competitiveness of our exporters with export growth stronger than the central forecast.  In this scenario it is assumed that export growth exhibits quite a rapid response to the large depreciation in the exchange rate.  This is likely to be the case in sectors such as tourism and potentially forestry, however the response of some types of manufacturing may not be as rapid due to the relocation of some production lines offshore.  This poses a risk that export growth may be more muted than is incorporated into this scenario.  Under this scenario export growth is modestly stronger in the 2007 March year prior to being 3% higher than the central forecast in the 2008 March year with export volume growth of 8.4%.

The combination of stronger export growth and lower import demand results in a reduction in the current account deficit relative to the central forecast with the deficit falling below 8% of nominal GDP in the March 2007 year and below 4% in the following two years.  The current account deficit ends the forecast period a little over 4% in 2010.

The aggregate impact of the shock on real GDP growth is relatively small with March year growth not varying from the central forecast by much more than ½% over the forecast period.  However, the composition of growth is quite different.  Real GDP growth is stronger in the March 2007 and 2008 years as a combination of higher exports and lower imports growth more than offset lower domestic demand growth.  Domestic demand growth is particularly weak in 2008 with consumption growth just over 2% lower than the central forecast and residential and business investment lower by around 5% and 3% respectively.  Real GDP growth is lower relative to the central forecast in the March 2009 and 2010 years as the stimulus to export growth from the lower exchange rate diminishes and import demand increases.

In this scenario, the level of real GDP at the end of the forecast period is around $500 million lower than the central forecast. However, the price-level shock is permanent, so nominal GDP is about $2.5 billion higher at the end of the forecast period.  Higher nominal GDP will flow through to a higher nominal tax take.  However, with higher inflation, it is likely that the Government would require higher nominal expenditure in order to maintain real service provision at a similar level to the central forecast.

Fiscal Scenarios

The fiscal position is strongly influenced by the economy.  The major economic determinants, and how they impact on the fiscal position, are listed below.  While each effect is expressed in terms of an increase in the determinant, the opposite impact applies for a decrease.

•             Nominal GDP – higher GDP levels are reflected in a higher tax take, which increases the operating balance and lowers the Government’s debt.

•             Interest rates – higher interest rates lead to increased debt financing costs.  While interest-based revenue also increases, the negative effect of higher finance costs on the operating balance dominates, meaning debt increases.

•             The level of unemployment – higher levels of unemployment translate to an increase in spending, because the number of unemployment beneficiaries rises.  This decreases the operating balance and raises debt levels.

•             CPI inflation – as most benefits are indexed to CPI movements, higher inflation results in increased benefit costs.  This reduces the operating balance and increases debt.

Table 3.4 – Alternative scenarios: OBERAC and gross debt

Year ending 30 June	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
OBERAC ($ billion)
Central forecast	8.9	5.9	5.9	4.1	3.4	5.1
Generalised weakness	8.9	5.8	4.9	2.4	2.0	3.8
More rapid exchange rate led adjustment	8.9	6.0	6.1	4.5	3.5	5.2

Gross sovereign-issued debt ($ billion)
Central forecast	35.0	33.3	33.0	35.7	36.1	36.2
Generalised weakness	35.0	33.4	34.0	38.5	40.2	41.7
More rapid exchange rate led adjustment	35.0	33.2	32.7	35.1	35.3	35.2
OBERAC (% GDP)
Central forecast	5.9	3.7	3.6	2.4	1.9	2.7
Generalised weakness	5.9	3.7	3.1	1.4	1.2	2.1
More rapid exchange rate led adjustment	5.9	3.8	3.7	2.6	2.0	2.8

Gross sovereign-issued debt (% GDP)
Central forecast	23.2	20.9	20.2	21.0	20.2	19.3
Generalised weakness	23.2	21.1	21.3	23.2	23.0	22.7
More rapid exchange rate led adjustment	23.2	20.9	20.1	20.4	19.5	18.5

Sources:                    Statistics New Zealand, The Treasury

The generalised weakness scenario is characterised by lower nominal GDP, lower interest rates, a higher unemployment rate and lower inflation in comparison to the central forecast.

Lower nominal GDP and higher unemployment result in a decrease in taxes collected and an increase in benefit payments.  Lower inflation results in a partial reduction in benefit payments and lower interest rates result in a reduction in debt servicing costs, but the overall impact of this scenario is a lower OBERAC and higher debt.

By 2007/08 the OBERAC is around half a percentage point of GDP lower than the central forecast and by the end of the period gross sovereign-issued debt (GSID) is around 3.5 percentage points of GDP higher than the central forecast.

The more rapid exchange rate led adjustment scenario is characterised by a more cyclical profile for unemployment and interest rates.  Inflation is higher throughout the forecast period in comparison to the central forecast.  Nominal GDP is higher than the central forecast for most of the forecast period.

Higher nominal GDP leads to higher tax revenue in the more rapid exchange rate led adjustment scenario, but higher interest rates and unemployment in the early part of the forecast also result in higher expenses.  The overall impact of higher taxes and expenses is a small increase in the OBERAC by around 0.1 percentage points of GDP throughout most of the forecast period.  The cumulative impact of having a higher OBERAC is a reduction in GSID by less than a percentage point of GDP by the end of the period compared to the central forecast.

The net impact of generalised weakness scenario is much larger than the net impact of the more rapid exchange rate led adjustment scenario.

Fiscal Sensitivities

The scenarios above indicate the sensitivity of fiscal aggregates to changes in economic conditions.  Table 3.5 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables.

Table 3.5 – Fiscal sensitivity analysis

($ million) June years	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
1% Lower Nominal GDP Growth per Annum
Revenue	(470)	(985)	(1,505)	(2,030)	(2,755)
Expenses (mainly debt servicing)	15	60	135	240	380
Impact on the Operating Balance	(485)	(1,045)	(1,640)	(2,270)	(3,135)

Revenue Impact of a 1% Decrease in the Growth Rates of:
Wages and salaries	(205)	(430)	(670)	(935)	(1,225)
Taxable business profits	(110)	(250)	(385)	(520)	(725)

One Percentage Point Lower Interest Rates
Interest income	(9)	(23)	(32)	(38)	(40)
Expenses	(75)	(161)	(199)	(225)	(263)
Impact on the Operating Balance	66	138	167	187	223

One Percentage Point Lower Real Interest Rates
ACC liability (SOE and Crown entity surpluses)	(700)
GSF liability (expenses)	(1,900)
Impact on the Operating Balance	(2,600)

The forecasts of capital contributions to the New Zealand Superannuation (NZS) Fund are sensitive to the expected net after-tax annual return on the NZS Fund, which in turn depends on the expected gross rate of return assumed on the Fund’s assets:

Table 3.6 – New Zealand Superannuation Fund contributions sensitivity analysis

	Marginal	Effect on Net	Effect on Capital Contribution ($ billion)
Variable	Change	Return After Tax	2006/07	2007/08	2008/09	2009/10
	(%age points)	(%age points)
Expected gross rate of return	-1%	-0.71%	+0.203	+0.218	+0.236	+0.255

A +1% change in the gross rate of return would have symmetrical negative effect on the required capital contribution track across these years.

Specific Fiscal Risks

Introduction

This chapter describes the specific fiscal risks to the Crown, including contingent liabilities.  The Public Finance Act 1989 (PFA) requires disclosure of all government decisions and other circumstances that may have a material effect on the fiscal and economic outlook.

Criteria for Disclosure of Specific Fiscal Risks

To ensure a practicable and consistent disclosure approach, fiscal risks are disclosed based on the following criteria, consistent with the principles of the PFA:

•             Reasonable certainty criterion – risks have not been included in the fiscal forecasts because they reflect Government decisions or legislative commitments with uncertain fiscal consequences or timing.

•             Materiality criterion – risks have an impact on the fiscal forecasts (operating balance, net worth or gross debt) of $10 million or more in any one forecast year.

•             Active consideration criterion – risks are being actively considered by the Minister of Finance and responsible Ministers (e.g. are the subject of written reports) or are decisions that have been deferred until a later date.

Exclusions from Disclosure

The PFA requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

•             prejudice the substantial economic interests of New Zealand, or

•             prejudice the security or defence of New Zealand or international relations of the Government, or

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Specific fiscal risks do not include:

•             normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses, the impact of regular revaluations of physical assets, finance costs, or fluctuations in external markets

•             possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities, or

•             discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Contingent liabilities are also included according to materiality.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of contingent liabilities remains unchanged.

Information Relating to All Disclosed Risks

•             The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

•             All risks, should they eventuate, would impact on the Government’s forecast operating and/or capital spending amounts.  These are forecast spending amounts already incorporated into the forecasts to accommodate policy initiatives on which decisions have yet to be made.  Most risks outlined in this chapter, if they eventuate, would be covered by these amounts and therefore have no impact on the forecasts.  The risks have been disclosed to indicate the pressure the risks place upon the forecast spending amounts.

•             If the total of all risks considered exceeds the forecast new operating spending amounts in the forecasts, this would impact on the operating balance.

•             There are a number of other pressures on the fiscal position that have not been included as risks.  These pressures comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers.  Such items are expected to be managed within forecast spending amounts noted above.

Charges against Future Budgets

As part of its Budget strategy, the Government has put in place some longer-term funding paths for particular sectors.  This aids long-term planning and demonstrates the Government’s commitment to specific policies.

Charges against future Budgets do not meet the definition of a “risk” under the PFA, as these items are incorporated in the fiscal forecasts.  This section is provided to increase transparency about the provisions for future Budgets.

Defence Funding Package

The Defence Funding Package (DFP) is designed to provide the New Zealand Defence Force (NZDF) with the funding required to address issues identified by the Defence Capability and Resourcing Review, including capability, and maintaining equipment and reserves.  Budget 2005 included $60 million per annum as the first tranche of the 10-year plan.  The following table shows the additional tranches as charged against future Budgets.

Budget to be Charged ($m)	06/07	07/08	08/09	09/10	10/11	11/12	12/13	13/14	14/15
Budget 2006	72.6	72.6	72.6	72.6	72.6	72.6	72.6	72.6	72.6
Budget 2007		58.0	58.0	58.0	58.0	58.0	58.0	58.0	58.0
Budget 2008			69.1	69.1	69.1	69.1	69.1	69.1	69.1
Budget 2009				85.7	85.7	85.7	85.7	85.7	85.7
Budget 2010					108.1	108.1	108.1	108.1	108.1
Budget 2011						66.9	66.9	66.9	66.9
Budget 2012							14.2	14.2	14.2
Budget 2013								58.6	54.2
Budget 2014									0

Health Funding Package

In Budget 2005, the health sector received $475 million per annum as the third tranche of the Health Funding Package (HFP).  A fourth tranche of $489 million per annum is charged against Budget 2006.

Budget to be Charged ($million)	2006/07	2007/08	2008/09	2009/10 and Outyears
Budget 2006	489	489	489	489

Official Development Assistance

The Government has committed to an Official Development Assistance to Gross National Income ratio (ODA:GNI ratio) of 0.27% for the fiscal years 2005/06 and 2006/07 and increasing this to 0.28% in 2007/08.  Budget 2005 included funding for 2005/06 levels only.  The 0.27% in 2006/07 is expected to cost an additional $19 million per annum to be charged against Budget 2006, and the 0.28% in 2007/08 is expected to cost $38 million to be charged against Budget 2007.

Budget to be Charged ($million)	2006/07	2007/08	2008/09	2009/10 and Outyears
Budget 2006	19	19	19	19
Budget 2007		38	38	38

Tertiary Student Component Funding Rate Changes (The rolling funding triennium and fee and course cost maxima)

The Government has a policy of increasing Student Component funding rates for tertiary education by the rate of forecast CPI inflation on a rolling triennium.  Funding is appropriated for future years at the rate of the CPI forecast plus 1%, and in the Budget preceding the relevant academic year funding rates are confirmed using a more up-to-date CPI forecast.  The differential between the CPI increase and the appropriation is retained within the Vote for application elsewhere in the Student Component.

Budget to be Charged ($million)	2006/07	2007/08	2008/09	2009/10 and Outyears
Budget 2006	29.1	59.2	59.2	59.2
Budget 2007		28.5	57.0	57.0

Transport Capital Decisions

The Government has made several long term capital commitments relating to Transport.  This table notes the implications for the capital allowances beyond the forecast period.

Transport Project	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16
Auckland	100.0	100.0	100.0	100.0	—	—
Wellington	20.0	20.0	20.0	20.0	20.0	—
Western Corridor	120.0	120.0	100.0	40.0	40.0	20.0
Bay of Plenty	25.0	25.0	15.0	10.0	10.0	—

Time-Limited Funding

Time-limited funding does not meet the definition of a “risk” under the PFA, but is further information that is prepared to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point and may potentially be extended, using a $5 million materiality threshold.  They are often related to pilot programmes.

Vote	Description of Initiative	Operating Impact ($million)
Community and Voluntary Sector	Digital Strategy – Community Partnerships Fund	18 from 2005/06 to 2008/09 (MYA)
Communications	Digital Strategy – high-speed connectivity for growth	20 from 2005/06 to 2008/09 (MYA)
Economic, Industry and Regional Development	Regional partnerships and facilitation for sustainable economic growth	57 from 2004/05 to 2006/07 (MYA)
Education	Microsoft software licensing	8 in 2005/06 and 4 in 2006/07
Energy	Electricity efficiency programme	8 in 2005/06 and 10 in 2006/07
Health	Meningococcal vaccine programme	49 in 2005/06 and 11 in 2006/07
Housing	Rural housing programme	8 in each of 2005/06, 2006/07 and 2007/08
Internal Affairs	Significant Community-Based Projects Fund	40 from 2005/06 to 2008/09 (MYA)
Police	Regional assistance mission Solomon Islands and Solomon Island executive support	7 in each of 2005/06 and 2006/07
Tourism	Tourism promotional budget targeting high-yield tourists	9 in 2005/06

The following table shows the impact on the operating balance if funding were to be appropriated to maintain funding levels for these initiatives (i.e. extend the initiatives beyond their current scheduled completion dates).  These amounts would need to be managed within the forecast operating spending.

Operating Impact ($million)	2005/06	2006/07	2007/08	2008/09	2009/10 and Outyears
Funding to extend initiatives	—	9	64	72	90

Quantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

The Minister of Finance has yet to fully consider the quantum of these risks.

Quantified Risks as at 7 December 2005	Operating Balance	Gross Debt	Value of Risk ($million)	Funding received in or since Budget 2005 ($million)
New Risks

Education – Early Childhood Education	Decrease	—	Up to 54 per annum operating	—

Education – Vocational Training	Decrease	—	7 in 2006/07, 20 in 2007/08 and 24 per annum from 2008/09	—

Revenue – Extension of the Temporary Tax Exemption for New Migrants	Decrease	—	10-13 per annum operating	—

Changed Risks

Corrections – Capital Projects	Decrease	Increase	236 operating and 180 capital	206 capital and 220 operating

Education – Tertiary Education Expenditure Review	Unclear	Increase	Up to 250 capital	—
Education – School Property	Decrease	Increase	125 capital in each of next 4 years, and operating of 7 in 2007/08, 12 in 2008/09 and 18 per annum from 2009/10.	78 capital in 2005/06, and operating of 3 in 2005/06 and 10 from 2006/07

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers	—	Decrease	120 capital	—

Revenue – Subsidies for Payroll-Related Tax Compliance Costs	Decrease	—	Between 7 and 45 per annum	—

Unchanged Risks

Child, Youth and Family Services – Residential Services Strategy 2003	Decrease	Increase	Operating of 8 in 2005/06 rising to 16 from 2009/10, and capital of 30 from 2005/06 to 2007/08	—

Culture and Heritage – Public Broadcasting Programme of Action	Decrease	—	34 per annum	11 per annum

Quantified Risks as at 7 December 2005	Operating Balance	Gross Debt	Value of Risk ($million)	Funding received in or since Budget 2005 ($million)
Unchanged Risks - cont'd

Economic Development – Large Budget Screen Production Fund	Decrease	-	17	12 in 2005/06

Finance – National Rail Network	-	Increase	200 to 300	-

Housing – Housing New Zealand Corporation’s Long-Term Capital Requirements	-	Increase	1,600 over 10 to 15 years	25 in 2005/06, 65 in 2006/07, 20 in 2007/08 and 21 in 2008/09

Internal Affairs – 2004 and 2005 Storms Response and Infrastructure Costs	Decrease	-	5 to 20 in 2005/06	20 in 2005/06

Justice – New Supreme Court – Cost Escalation	-	Increase	15 to 20	–

New Zealand Defence Force – Defence – Capital Injections	-	Increase	554 from 2006/07 to 2010/11	410 capital in 2005/06

New Zealand Defence Force – Environmental Clean-up of Devonport Seabed Contamination	Decrease	-	13 over 2005/06 and 2006/07	-

Revenue – Fringe Benefit Tax Review	Decrease		24 to 64 per annum	Included in Business package

Revenue – Taxation of Offshore Portfolio Investment and Intermediaries, including Superannuation	Increase or decrease	-	-90 to +60 from 2007	Included in Business package

Youth Development – United Nations Convention on the Rights of the Child	Decrease	-	20 per annum	-

Unquantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

Unquantified Risks as at 7 December 2005	Operating Balance	Gross Debt	Funding received in or since Budget 2005 ($million)
New Risks - cont'd

Conservation – Foreshore and Seabed Compensation	Decrease	-	-

Conservation – Lease of Taupo Property Rights from Tuwharetoa	Decrease	-	-

Education – Tertiary Student Support Changes	Decrease	Unclear	-

Environment – Review of Climate Change Policies	Unclear	-	-

Health – New Zealand’s Preparedness for a Possible Pandemic	Decrease	-	13 across the forecast period

Unquantified Risks as at 7 December 2005	Operating Balance	Gross Debt	Funding received in or since Budget 2005 ($million)
New Risks

Immigration – New Immigration Service Delivery Strategy	Unclear	-	-

Labour – Department of Labour Strategic Baseline Review	Unclear	Unclear	-

Police – Increases to Police Staff	Decrease	Increase	-

Revenue – Family Assistance Indexation and Review of Rates	Decrease	-	-

Revenue – Rebuild of the Student Loan IT System	Decrease	Increase	-

Revenue – Taxation of Racing Industry	Unclear	-	-

Social Development – New Zealand Superannuation – International Mobility Issues	Unclear	-	-

Social Development – New Zealand Superannuation – Rate Adjustment	Decrease	-	-

Changed Risks

Child, Youth and Family Services – Reviewing Levels of Funding and Service Delivery	Unclear	Unclear	-

Health – District Health Board deficits	Decrease	Increase	-

Transport – Regional Transport Initiatives	-	Increase	150 over 10 years

Unchanged Risks

Child, Youth and Family Services – Collective Employment Contract Negotiations	Decrease	-	-

Education – Schools ICT Network Infrastructure Upgrade	Decrease	Increase	-

Education – Wananga Capital Injection	-	Increase	-

Finance – Crown Overseas Properties	-	Increase	-

Finance – National Rail Access Agreement	Unclear	Unclear	-

Finance – SOE Long-term Hold Reviews	-	Decrease	-

Fisheries – Maori Interest in Marine Farming	Decrease	-	-

Foreign Affairs and Trade – Official Development Assistance	Decrease	-	-

Housing – State Housing Project at Hobsonville	-	Increase	54 in 2005/06

Unquantified Risks as at 7 December 2005	Operating Balance	Gross Debt	Funding received in or since Budget 2005 ($million)
Unchanged Risks - cont'd

Housing – Weathertight Homes	Decrease	-	-

Revenue – Review of Superannuation Contribution Withholding Tax	Unclear	-	-

Revenue – Tax and Depreciation	Decrease	-	-

Revenue – Taxation of Partnerships Review	Unclear	-	-

Social Development – Early Intervention	Decrease	-	38

Social Development – Extending Opportunities to Work	Unclear	-	-

State Services Commission – State Sector Retirement Savings Scheme	Decrease	-	-

Risks removed since the Pre-election Update

The following risks have been removed since the Pre-election Update.

Expired Risks	Reason	Funding Received ($million)
ACC – Public Health Acute	In forecasts	21 in 2005/06, 25 in 2006/07, 29 in 2007/08, 33 in 2008/09 and 38 per annum thereafter

Crown Risk – Pay and Employment Equity Plan of Action	Not currently under active consideration. Individual claims will be considered as they arise	-

Culture and Heritage – Rugby World Cup 2011	In forecasts	-

Education – Tertiary Savings Scheme	Not currently under active consideration	-
Environment – Hazardous Substances & New Organisms	Not currently under active consideration	-

Finance – Meridian Energy	Incorporated in SOE long term hold reviews risk	-
Immigration – Immigration Policy	In forecasts	-

Lands and Agriculture & Forestry – Implementation of Walking Access Strategy	In forecasts	2 per annum

Revenue – KiwiSaver	Expired	-

Social Development – Information Technology Systems	Expired	-

Statement of Fiscal Risks

Child, Youth and Family Services – Collective Employment Contract Negotiations (unchanged, unquantified risk)

The Department of Child, Youth and Family Services has two collective employment agreements that expired on 30 June 2005.  The Government is currently in negotiation with the Public Service Association and the National Union of Public Employees to settle new collective employment agreements.  Some funding has already been agreed, but any additional funding that may be sought would reduce the operating balance.

This risk is unquantified as disclosure may compromise the Crown in negotiations.

Child, Youth and Family Services – Residential Services Strategy 2003 (unchanged, quantified risk)

The Government is implementing the 2003 Residential Services Strategy for youth justice, which builds on the considerable investment made in facilities when implementing the 1996 Residential Services Strategy.

The Government has agreed in principle to fund the 2003 Strategy subject to fully developed and costed proposals. Some initiatives have already been agreed, and the remaining operating cost risk is $8.4 million in 2006/07 rising to $16.1 million in 2009/10 and outyears, which would decrease the operating balance.  The remaining capital risk is $29.5 million, which would increase gross debt. The current proposed phasing of this is $4.4 million in 2006/07, $7.4 million in 2007/08 and $17.7 million in 2008/09.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Department of Child, Youth and Family Services

Child, Youth and Family Services – Reviewing Levels of Funding and Service Delivery (changed, unquantified risk)

The Government is reviewing the Department of Child, Youth and Family Services’ funding requirements in order to identify options for sustainable levels of funding and service delivery in the medium term.  In addition, there are ongoing demand pressures for which additional funding is sought.  Options may be submitted for consideration in Budget 2006. The risk is unquantified as it is unclear what change in departmental funding is required. Any change in funding to reflect a new baseline and/or meet necessary capital injections would impact on the operating balance and/or debt.

Conservation – Foreshore and Seabed Compensation (new, unquantified risk)

Section 25 of the Foreshore and Seabed Act 2004 directs the Minister of Conservation to provide compensation to local authorities that lost their title to any area of foreshore and seabed through the operation of section 13 of the Foreshore and Seabed Act. Councils were to apply for redress by 25 November 2005.

As work is still underway on assessing the quantum of these claims, total potential compensation is not yet known.

Conservation – Lease of Taupo Property Rights from Tuwharetoa (new, unquantified risk)

On 18 May 2005, The Government agreed to enter into negotiations with Tuwharetoa Maori Trust Board following legal clarification of property rights relating to Lake Taupo.  The Crown is considering leasing certain property rights from the Tuwharetoa Maori Trust Board in order to resolve current disputes.  Negotiations are ongoing and the outcome is not yet known.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Corrections – Capital Projects (changed, quantified risk)

In Budget 2005, $206 million capital and $220 million operating was approved for Corrections capital projects.  The Department of Corrections has estimated that a further total of $180 million capital and $236 million operating funding may be required over the forecast period.  The actual amounts depend on the specification and timing of the individual projects and the contracted prices.  These estimates include consideration of funding for the Otago Region Corrections Facility and Mt Eden Prison and have increased since the Pre-election Update to reflect revised inmate forecasts and construction costs.

Capital injections would increase gross debt while operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of these risks.

Source: Department of Corrections

Culture and Heritage – Public Broadcasting Programme of Action (unchanged, quantified risk)

On 3 February 2005, the Government released a Public Broadcasting Programme of Action. The Programme contains a set of priorities to guide public broadcasting policy over the next six years, and a series of proposals to give effect to these priorities. The Programme as a whole (if fully implemented) would have total ongoing operating costs rising to around $44 million in 2009/10. Broadcasting initiatives of $10.5 million per annum were included in Budget 2005, leaving a remainder of around $33.5 million. Other individual elements of the Programme of Action may be considered in future Budgets over the next six years. These would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for Culture and Heritage

Economic Development – Large Budget Screen Production Fund (unchanged, quantified risk)

The Large Budget Screen Production Fund was increased by $12 million in July to cover payments up to September 2005.  In addition, the Film Commission is aware of a number of other possible applications being made later in 2005/06 that, if approved, would require up to a further $17 million. This would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Economic Development

Education – Early Childhood Education (new, quantified risk)

As part of the ten-year Strategic Plan for Early Childhood Education, the Government provided funding in Budget 2004 to introduce 20 hours free early childhood education for all three and four year olds who attend community-based teacher-led ECE services from July 2007.

The Government is now considering expanding the type of providers eligible to offer the 20 hours free ECE policy to include any licensed, teacher-led services.  Policy development is still underway but this initiative would decrease the operating balance by up to $54 million per annum from 2007/08.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – School Property (changed, quantified risk)

The Government has provided capital of $77.5 million in 2005/06 for school accommodation.  Additional capital injections for school accommodation are likely to be required in future years to meet roll growth.  Additional capital injections could be up to $125 million in each of the next four years with a corresponding increase in debt.

In addition to capital injections, consequential operating costs of $7 million in 2007/08, $12 million in 2008/09 and $18 million per annum thereafter are likely to be incurred, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Schools ICT Network Infrastructure Upgrade (unchanged, unquantified risk)

The Government is considering the roll-out of the Schools ICT Network Infrastructure Upgrade.  This would assist schools to meet the costs of upgrading their computer networks to meet the new IT infrastructure standards.

The Government will consider rolling out phase 2 as part of Budget 2006. This would decrease the operating balance and increase debt.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Education – Tertiary Student Support Changes (new, unquantified risk)

The Government is considering increasing eligibility for student allowances and expanding scholarships over the parliamentary term. The impact on the operating balance and debt of these changes is unclear as it would depend upon the options chosen.

Education – Tertiary Education Expenditure Review (changed, quantified risk)

The Government has initiated a review on the quality, relevance, sustainability and predictability of tertiary education spending. A number of decisions relating to certificate and diploma tertiary education provision were taken in July 2005.  The ongoing capital impacts of these and other decisions on Tertiary Education Institutions are as yet unclear but could increase debt by up to $250 million.

Further policy development is underway and decisions are expected late in 2005 with a particular focus on policy and funding mechanisms that support the long term sustainability of tertiary education and research that is high quality, relevant and value for money.  At this stage the impact on the operating balance is unclear as decisions have yet to be taken.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Vocational Training (new, quantified risk)

The Government is considering a number of policies regarding the expansion of vocational training. These would include increasing the total number of Modern Apprentices to 14,000 by 2008 (up from the existing target of 11,000 funded places by 2007); having 250,000 people participating in industry training; and expanding the Gateway programme to all state secondary schools by 2007. These policies would decrease the operating balance by up to $7 million in 2006/07; $20 million in 2007/08; and $24 million per annum thereafter.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Wananga Capital Injection (unchanged, unquantified risk)

The Government is currently negotiating with one Wananga (Maori tertiary institution) over settlement of its Waitangi Tribunal claim. The Waitangi Tribunal has recommended that the Wananga be compensated for capital expenditure that has been incurred on facilities to date, be provided funding to bring their facilities up to a standard comparable with other tertiary institutions, and to meet additional capital requirements.  A second Wananga claim, which has already been settled, may require a further capital injection should certain conditions be met.

Any capital injection would increase gross debt.  This risk is unquantified as disclosure could compromise the Crown in negotiations with the Wananga.

Environment – Review of Climate Change Policies (new, unquantified risk)

A review of all climate change policies is currently underway. The impact on the operating balance is unclear, as it would depend on the outcome of the review.

Finance – Crown Overseas Properties (unchanged, unquantified risk)

The Government is considering options relating to the continued use of certain Crown overseas properties.

The risk is unquantified as disclosure could compromise any negotiations the Crown may enter, but any additional operating funding would decrease the operating balance, and any additional capital funding would increase debt.

Finance – National Rail Access Agreement (unchanged, unquantified risk)

The Government is considering options for amending the National Rail Access Agreement between Toll and Ontrack. Any impact on the operating balance or debt would depend on the option chosen.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Finance – National Rail Network Upgrade (unchanged, quantified risk)

The Government has committed $200 million between 2004/05 and 2007/08 to upgrade the national rail network. Further expenditure of between $200 million and $300 million is likely to be required over the forecast period, but the amount and timing will depend on policy decisions yet to be made.

Under the National Rail Access Agreement, additional funding of this nature would generally be recovered through track access fees. Any additional funding would increase debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Finance – SOE long term hold reviews (unchanged, unquantified risk)

To implement its long-term hold ownership policy, the Government is conducting reviews of each SOE. These reviews are examining the strategic direction for each SOE and therefore the appropriate capital structure to support the individual SOE’s strategy. One possible outcome of current reviews is that some capital could be returned to the Crown. This may be in the form of a special dividend, which would decrease gross debt.

Fisheries – Maori Interest in Marine Farming (unchanged, unquantified risk)

The Maori Commercial Aquaculture Claims Settlement Act 2004 addresses Maori claims in commercial marine farming space from 21 September 1992 to 31 December 2004 (pre-commencement space) by providing Iwi with 20% equivalent space. This obligation is to be met through three possible options: the provision of additional new space; or Crown purchase of existing farms from 2008; or provision of the financial equivalent of space from 2013.

Under the Act, any Maori claim relating to new aquaculture space after 31 December 2004 will be met by the provision of 20% of the new space.

To the extent that financial compensation or Crown purchase of existing farms is necessary to address Maori interests (as opposed to using new space), this would decrease the operating balance. The risk is unquantified as the amount or timing of any funding is unclear, and in addition, disclosure could compromise the Crown in negotiations with either commercial marine farm owners or Iwi.

Foreign Affairs and Trade – Official Development Assistance (unchanged, unquantified risk)

The Government is considering increasing the aid budget as and when resources allow, in line with United Nations commitments. The Government has committed to an ODA to GNI ratio of 0.27% for the fiscal years 2005/06 and 2006/07, increasing to 0.28% in 2007/08. From 2008/09, the Government will investigate a range of options for increasing and allocating any additional funding above 0.28% of GNI, which would decrease the operating balance.

Health – District Health Board Deficits (changed, unquantified risk)

Draft District Annual Plans from District Health Boards (DHBs) for 2005/06 and progress by DHBs against these indicate deficits in the order of $80 million in 2005/06 spread across Auckland, Waitemata, Tairawhiti and Whanganui. A similar level of deficits is forecast for 2006/07.  The Government has not accepted the size of the forecast deficits and is actively discussing actions and cost-containment measures with these DHBs.

Any deficits in excess of the forecast amount would potentially decrease the operating balance and/or increase debt. Specific potential pressures for DHBs include wage bargaining, funding for health of older people services, and financing costs of capital projects.

This risk has changed since the 2005 Pre-election Update to take into account the new projections of DHB deficits.

Health – New Zealand’s Preparedness for a Possible Pandemic (new, unquantified risk)

The World Health Organisation and other international organisations are advising of the possibility of a new human influenza pandemic.  The Government is currently developing a strategy aimed at improving New Zealand’s response to a possible pandemic.  The quantum of this risk will depend on the options chosen.

Housing – HNZC’s Long-term Capital Requirements (unchanged, quantified risk)

The Government is currently considering Housing New Zealand Corporation’s (HNZC) long-term capital requirements in light of the demand for state housing and the need to reconfigure and modernise its housing stock. While some decisions were made in the 2005 Budget regarding the acquisition of new stock, the Government is likely to review acquisition targets and has still to consider options around modernisation programmes directed at existing stock.

The Government is further examining the range of options and associated costs, with initial estimates of up to $1.6 billion of capital costs over a 10 to 15 year horizon. Any new capital contributions would increase gross debt and would likely lead to an increase in the Income-Related Rent subsidy with a subsequent decrease in the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Department of Building and Housing

Housing – State Housing Project at Hobsonville (unchanged, unquantified risk)

In Budget 2005, HNZC has received funding of $54.3 million to acquire, under the Housing Act 1955, NZDF land at Hobsonville deemed surplus to defence requirements but suitable for state housing purposes. The Government is considering development options that may lead to the Crown giving additional capital to HNZC, which would increase gross debt.

Housing – Weathertight Homes (unchanged, unquantified risk)

The Government is considering measures to increase the rate at which non-weathertight homes in New Zealand are repaired.  Options may include administrative or legislative changes to enhance the operation of the Weathertight Homes Resolution Service.  The Government is also considering whether there is a need for targeted assistance for low income homeowners to undertake repairs. The fiscal impact, if any, depends on what measures and options are agreed, but any additional operating funding would decrease the operating balance.

Immigration – New Immigration Service Delivery Strategy (new, unquantified risk)

The Government is in the process of developing options for a new immigration service delivery strategy that would allow better management of the risk surrounding immigration decision-making.  Options are likely to be considered in early 2006.  As options are still being developed the impact of the operating balance is unclear.

Internal Affairs – 2004 and 2005 Storms Response and Infrastructure Costs (unchanged, quantified risk)

The lower North Island and the Bay of Plenty were hit by severe storms during 2004, and the Bay of Plenty again in May 2005. The Government reimburses some local authority costs under the National Civil Defence Plan. Several local authorities have made submissions for reimbursement, and further submissions are expected. The Government has already provided around $20 million as a contribution toward response and recovery costs. Remaining costs could be between $5 million and $20 million and would reduce the operating balance.

The Minister of Finance has yet to consider fully the quantum of this risk.

Source:  Department of Internal Affairs

Justice – New Supreme Court – Cost Escalation (unchanged, quantified risk)

In order to meet revised functional requirements, the Government is considering altering the 2003 design for accommodating the new Supreme Court. This could increase construction costs. The original scheme was approved by Cabinet at a cost of $19 million; the additional capital cost could range from $15 million to $20 million, depending on the revised design option selected. This would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Labour – Department of Labour Strategic Baseline Review (new, unquantified risk)

The Government is currently conducting a review of the Department of Labour. The review will consider the appropriate mix of delivery outputs to achieve desired labour market outcomes. The impact on the operating balance and/or gross debt is unclear.

New Zealand Defence Force – Defence – Capital Injections (unchanged, quantified risk)

Implementing the Government’s decisions on the future structure of the NZDF will involve a series of capital acquisitions across all three armed services and for HQNZDF to achieve the required capability upgrades. The Government has agreed to a capital injection of up to $1.244 billion over 2001/02 to 2010/11.

Of the Long-Term Development Plan funding, $690 million has been agreed, with the remainder likely to be required within the forecast period. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase.

Any capital injections would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Environmental Clean-up of Devonport Seabed Contamination (unchanged, quantified risk)

The Government has identified historic contamination in the seabed adjacent to the Calliope Dock at the Devonport Naval Base. Investigatory work on the contamination is underway, and it is anticipated that better information will be available shortly to determine the scope of the issue. Costs are estimated to be $13 million over 2006/07 and 2007/08, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers (changed, quantified risk)

As a result of the Government’s decisions on the future structure of the NZDF, NZDF has signed an agreement with Tactical Air Services Inc for the sale of the Skyhawks and Aermacchi trainers for $US110 million. Proceeds from the sale would decrease debt and increase the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

Police – Increases to Police Staff (new, unquantified risk)

The Government is considering increasing police numbers by 1000 over the next three years.  Costs would depend on the types of positions created and the flow on effects through the justice system.  This would decrease the operating balance and increase debt.

Revenue – Extension of the Temporary Tax Exemption for New Migrants (new, quantified risk)

Potential changes to the temporary tax exemption for new migrants could increase the cost of that exemption by $10-13 million per annum.  This additional amount would reduce the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:  Inland Revenue

Revenue – Family Assistance Indexation and Review of Rates (new, unquantified risk)

The Working for Families package included a commitment to index Family Assistance payment rates and abatement thresholds, once inflation beyond 1 April 2007 cumulatively exceeds 5%.  Legislation also requires a review of the amounts of the In Work Payment and Parental Tax Credits to be undertaken no later than June 2008. This policy cannot be costed with sufficient accuracy until the reviews are completed. The indexation changes would reduce the operating balance.

Revenue – Fringe Benefit Tax Review (unchanged, quantified risk)

The Budget 2005 Business Package included changes to fringe benefit tax policies. The Government is considering further work on changes to the fringe benefit tax rules focusing on eliminating certain anomalies in relation to motor vehicles.

The reduction in the operating balance would depend on what proposals are finally approved and the details of the legislation. However, the estimated net fiscal cost is likely to be within the range of $24 million to $64 million per annum.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue

Revenue – Rebuild of the Student Loan IT System (new, unquantified risk)

To facilitate the implementation of zero-interest on student loans, the Government is considering rebuilding the student loans IT system. The rebuild would allow zero-interest to be assessed, improve the integrity of the system, produce better information to inform policy decisions and allow flexibility for policy changes.  Work is still underway on assessing the indicative costs, but any additional funding would reduce the operating balance and increase debt.

Revenue – Review of Superannuation Contribution Withholding Tax (unchanged, unquantified risk)

The Government is considering reforming the provisions relevant to superannuation contributions withholding tax with a view to simplifying the provisions and investigating possible equity issues arising from the current provisions. Any changes to the provisions are expected to come into effect in 2007. Whether the outcome of this review will have an impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Revenue – Subsidies for Payroll-Related Tax Compliance Costs (changed, quantified risk)

As part of the tax simplification programme the Government plans to implement a legislative framework to subsidise the use of payroll agents to meet small employers’ PAYE obligations. The structure and amount of the subsidy are contingent on successful negotiation with payroll agents and the reduction in the operating balance will depend on the final structure of the subsidy adopted. The estimated cost of the subsidy is between $7 million and $45 million per annum. This would decrease the operating balance. A target date has not yet been set for implementation.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue

Revenue – Tax and Depreciation (unchanged, unquantified risk)

The Budget 2005 Business Package included changes to depreciation policies. The Government is considering further issues related to depreciation, including the treatment of long-lived assets and potential changes to the tax treatment of rental housing in particular. However, the impact on the operating balance remains unclear as it would depend on the options chosen.

Revenue – Taxation of Offshore Portfolio Investment and Intermediaries, Including Superannuation (unchanged, quantified risk)

The Budget 2005 Business Package included changes to the taxation of domestic intermediaries and further work is underway. This includes consideration of the taxation of both onshore and offshore investments in equity by New Zealand residents. A target date of April 2007 has been set for implementation of changes, some of which had been included in the Budget 2005 Business Package. Further proposals are being considered. Depending on the decisions made, there would be a reduction in the operating balance by an additional $80 million to $90 million or an increase in fiscal revenue by $50 million to $60 million. These changes would be on top of the previously announced expenditure on the taxation of investment income of $100 million. As a result, the total reduction in the operating balance for changes to investment income would range from a reduction of $40-50 million to a reduction of $180-190 million.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue

Revenue – Taxation of Partnerships Review (unchanged, unquantified risk)

The Government is considering reform to the taxation of partnerships, including replacing the current ‘special partnerships’ tax rules with more modern and internationally comparable ‘limited partnerships’ tax rules. Any new rules are likely to take effect on 1 April 2007. The impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Revenue – Taxation of Racing Industry (new, unquantified risk)

A new taxation regime for the racing industry is under consideration.  The impact on the operating balance is unclear as it would depend on the outcome of the review.

Social Development – Early Intervention (unchanged, unquantified risk)

Budget 2005 includes initial funding of $37.6 million over four years in early intervention services for children and families. Ministers are considering proposals for further development of the early intervention programme, including enhancements and expansion of the existing initiatives. New programmes may also be considered to respond better to the needs of children and their families. Further proposals are still being developed, with a report-back due in early 2006.  Any additional funding would decrease the operating balance.

Social Development – Extending Opportunities to Work (unchanged, unquantified risk)

Following on from Working for Families, the Government is considering options for simplifying the benefit system and reforming labour market assistance and service delivery in order to better support beneficiaries’ entry to employment. Decisions are likely to be made as part of Budget 2006. The impact on the operating balance is unclear, as proposals are still being developed.

Social Development – New Zealand Superannuation – International Mobility Issues (new, unquantified risk)

Over the next 12 months, the Government will consider the results of a review of arrangements for the payment of New Zealand Superannuation to New Zealanders residing overseas; and the treatment of overseas pensions paid to recipients of New Zealand pensions and welfare benefits. The impact on the operating balance is unclear, as proposals are still being developed.

Social Development – New Zealand Superannuation – Rate Adjustment (new, unquantified risk)

The Government is considering increasing the net married couple rate of New Zealand Superannuation (NZS) to 66% of the net average ordinary time weekly wage on 1 April.  The impact on the operating balance would be dependent on future CPI and wage statistics.  This policy would decrease the operating balance.

State Services Commission – State Sector Retirement Savings Scheme (unchanged, unquantified risk)

The Government is considering options for extending the employer subsidy for members of the State Sector Retirement Savings Scheme beyond 3% (3% is the level of employer subsidy from 2005/06), and is also considering options for extending the scheme to the wider state sector. The decrease in the operating balance would vary depending on the options chosen.

Transport – Regional Transport Initiatives (changed, unquantified risk)

The Government is involved in regional transport initiatives working in conjunction with Local Government to make significant and timely improvements to regional land transport outcomes.  This would decrease the operating balance and increase debt.

Youth Development – United Nations Convention on the Rights of the Child (unchanged, quantified risk)

If unconditionally adopted, the United Nations Convention on the Rights of the Child would require New Zealand to confer the rights of the Convention on all children. To date, New Zealand has reserved its right to distinguish between persons according to the nature of their authority to be in New Zealand. The Government established a review to consider whether this reservation can be removed. This could involve making changes to eligibility for some health, education and social services, which would decrease the operating balance by approximately $20 million per annum.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Contingent Liabilities

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.

It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Only contingent liabilities involving amounts of over $10 million are separately disclosed.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities have been stated as at 31 October 2005, being the last set of published contingent liabilities.

Details of each of the following contingent liabilities can be accessed from the Treasury website at http://www.treasury.govt.nz/forecasts/hyefu/2005/.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(4)	($ million)
Cook Islands – Asian Development Bank loans	Unchanged	16
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Ministry of Justice – Treaty settlement, tax liabilities	Changed	82
Ministry of Transport – funding guarantee	Unchanged	10
Post Office Bank – guaranteed deposits	Unchanged	11
Guarantees and indemnities of SOEs and Crown entities	Unchanged	16
		145
Uncalled capital
Asian Development Bank	Changed	1,047
European Bank for Reconstruction and Development	Unchanged	12
International Bank for Reconstruction and Development	Changed	1,168
		2,227
Legal proceedings and disputes
Health – legal claims	Unchanged	88
Tax in dispute	Changed	475
Other legal claims	Changed	117
		680
Other quantifiable contingent liabilities
International finance organisations	Changed	1,343
Reserve Bank – demonetised currency	Unchanged	24
Social Development – claim for judicial review	Changed	60
Transpower New Zealand Limited	Changed	99
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	14
Other quantifiable contingent liabilities	Changed	30
		1,570
Total quantifiable contingent liabilities		4,622

(4)           Relative to reporting in the 30 June 2005 Crown Financial Statements.

Unquantifiable Contingent Liabilities

Guarantees and indemnities	Status
Asure New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged
Auckland Rail lease	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Changed
Crown Research Institutes (CRIs)	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
District Health Boards – director indemnity – (DHBs)	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged
Genesis Power Limited	Unchanged
Geothermal carbon tax indemnity	Changed
Housing New Zealand Corporation (HNZC)	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Maui Partners	Unchanged
Ministry of Fisheries – indemnity provided for delivery of registry services	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Ports of Auckland	Unchanged
Public Trust	Unchanged
Purchasers of Crown operations	Unchanged
Reserve Bank of New Zealand (the Reserve Bank)	Changed
State Insurance and Rural Bank – Tax liabilities	Unchanged
Synfuels-Waitara Outfall Indemnity	Unchanged
Tainui Corporation	Unchanged
Toll NZ Ltd – purchase of rail network assets	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged
Other unquantifiable contingent liabilities
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Unchanged
Environmental liabilities	Unchanged
Foreshore and Seabed	Unchanged
Genesis Power Limited	Unchanged
Sale of Crown assets	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims – settlement relativity payments	Unchanged

Generally Accepted Accounting Practice (GAAP) Series Tables

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 7 December 2005.

Finalisation dates and key assumptions that underpin the preparation of the GAAP tables are outlined at the start of the Fiscal Outlook chapter on page 27.

10 year trend information

Summary indicators	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
(% of GDP)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Revenue
Core Crown	32.1	31.7	33.1	33.0	34.5	34.2	34.4	33.9	33.3	34.1
Tax Revenue	29.3	28.8	30.1	29.9	30.9	31.0	31.2	30.8	30.1	30.9
Total Crown	38.4	39.7	43.2	42.5	44.4	43.9	44.2	43.9	43.1	43.7

Expenses
Core Crown	31.0	30.2	31.6	29.3	30.6	31.9	31.8	32.6	32.5	32.4
Total Crown	37.3	37.9	41.8	37.3	40.3	40.5	40.7	41.6	41.3	41.1

Operating balance	1.1	1.9	1.5	5.2	4.1	3.5	3.6	2.4	1.9	2.7

OBERAC	1.8	2.2	4.2	6.2	5.9	3.7	3.6	2.4	1.9	2.7

Net Worth	9.7	14.9	18.0	25.0	33.1	35.0	37.7	38.6	38.5	39.4

Gross sovereign-issued debt	31.0	28.8	27.3	25.0	23.2	20.9	20.2	21.0	20.2	19.3

Net core Crown debt	16.9	15.3	13.3	10.7	7.1	6.7	6.4	7.0	8.0	8.0

NZS Fund Balance	0.0	0.5	1.4	2.8	4.3	5.9	7.6	9.2	10.8	12.5

Statement of Accounting Policies and Forecast Assumptions

General Accounting Policies and Forecast Assumptions

General accounting policies

Accounting policy

These Forecast Financial Statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of property, plant and equipment (where appropriate), commercial forests and marketable securities & deposits and equity investments held for trading purposes.

Revaluations are made to reflect the forecast service potential or economic benefit obtained through control of the assets.  The accrual basis of accounting has been used.

Forecast assumptions

For forecast purposes, no revaluations of property, plant and equipment are projected beyond the current year.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

The reporting periods covered by these Forecast Financial Statements are the years ending 30 June 2006, 30 June 2007, 30 June 2008, 30 June 2009 and 30 June 2010.

Certain state-owned enterprises and Crown entities have different reporting periods from the Crown.

The forecasts for 30 June 2006 have generally been prepared using actual data to 30 September or 31 October 2005 (in some instances).  Transactions for the remainder of the year are forecast in accordance with the Crown’s accounting policies and forecast assumptions.

Changes in accounting policies

There has been a change in the accounting policy for student loans to better reflect their value under the new no-interest policy. Further information on the nature of the change is disclosed in the Student Loan Policy box on page 39 and the impact of the change is reflected in Note 10 on page 113.

All other policies have been applied on a consistent basis during the forecast period.

Changes in forecast assumptions

Changes to the forecast assumptions used for the forecasts published in the 2005 Half Year Update are outlined on page 27.

Detailed accounting policies and forecast assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/forecasts/hyefu/2005/.

Reporting Entity as at 7 December 2005

These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Maori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of New Zealand Limited

Animal Control Products Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Others

Government Superannuation Fund

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Toanga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Retirement Commissioner

School boards of trustees (2,474)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri I Te Reo Maori (Maori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (33)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Islands Business Development Trust

Reserves boards (24)

Road Safety Trust

Forecast Statement of Financial Performance

for the years ending 30 June

			2006
		2005	Previous	2006	2007	2008	2009	2010
($ million)	Note	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Revenue

Taxation revenue	1	46,624	48,102	49,249	50,821	52,253	53,760	57,984

Levies, fees, fines and penalties	1	3,115	3,206	3,158	3,257	3,312	3,378	3,427
Total Revenue Levied through the Crown’s Sovereign Power	1	49,739	51,308	52,407	54,078	55,565	57,138	61,411

Sales of goods and services	2	11,331	11,850	12,225	12,843	13,196	13,792	14,311

Investment income	3	3,814	3,322	3,293	3,332	3,611	3,957	4,323

Other revenue	4	2,181	2,290	1,850	1,888	2,218	2,198	2,086
Total Revenue Earned through the Crown’s Operations		17,326	17,462	17,368	18,063	19,025	19,947	20,720

Total Crown Revenue		67,065	68,770	69,775	72,141	74,590	77,085	82,131

Expenses
By input type

Subsidies and transfer payments	5	15,844	17,002	17,077	18,401	19,651	20,353	21,117

Personnel expenses	6	13,562	14,483	14,656	14,913	15,154	15,264	15,367

Operating expenses	7	25,314	27,123	29,062	28,339	29,305	29,911	30,523

New operating spending up to Budget 2006	8	—	271	106	1,331	1,200	1,190	1,213

Forecast new operating spending	8	—	—	—	—	1,814	3,692	5,614

Finance costs		2,760	2,792	2,795	2,777	2,925	2,929	2,876

Net foreign-exchange (gains)/losses		(17)	—	4	—	—	—	—

Movement in total GSF liability	15	1,410	(24)	293	11	(38)	(88)	(134)

Movement in total ACC liability	16	2,037	597	358	609	609	600	597

Total Crown expenses		60,910	62,244	64,351	66,381	70,620	73,851	77,173

Revenues less Expenses		6,155	6,526	5,424	5,760	3,970	3,234	4,958

Net surplus of TEIs		133	139	133	133	133	133	133

Operating balance (including minority interest)		6,288	6,665	5,557	5,893	4,103	3,367	5,091

Minority interest		(41)	—	—	—	—	—	—

Operating Balance		6,247	6,665	5,557	5,893	4,103	3,367	5,091

The revenues and expenses are GST exclusive.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of total Crown expenses and core Crown expenses by functional classification. This information reconciles to segmental information within the Statement of Segments.

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Total Crown expenses by functional classification
Social security and welfare	18,522	18,173	18,194	19,876	21,116	21,832	22,607
GSF pension expenses	2,442	1,019	1,429	1,095	1,079	1,063	1,034
Health	8,444	9,330	9,436	9,714	9,792	9,853	9,866
Education	8,619	9,163	10,467	9,241	9,663	9,812	9,906
Core government services	2,085	2,009	2,019	1,999	2,093	2,107	2,096
Law and order	2,131	2,364	2,394	2,459	2,480	2,497	2,501
Defence	1,229	1,290	1,347	1,400	1,478	1,555	1,640
Transport and communications	5,948	6,520	6,400	6,786	6,980	7,085	7,290
Economic and industrial services	4,859	5,411	5,665	5,775	6,047	6,187	6,427
Primary services	1,128	1,236	1,225	1,181	1,189	1,197	1,204
Heritage, culture and recreation	2,032	1,810	2,038	1,797	1,820	1,878	1,933
Housing and community development	697	739	781	845	867	897	889
Other	31	117	51	105	77	77	77
Finance costs	2,760	2,792	2,795	2,777	2,925	2,929	2,876
Net foreign-exchange (gains)/losses	(17)	—	4	—	—	—	—
New operating spending up to Budget 2006	—	271	106	1,331	1,200	1,190	1,213
Forecast new operating spending	—	—	—	—	1,814	3,692	5,614
Total Crown Expenses	60,910	62,244	64,351	66,381	70,620	73,851	77,173

Core Crown expenses by functional classification
Social security and welfare	14,682	15,611	15,850	17,091	18,225	18,805	19,444
GSF pension expenses	2,442	1,019	1,430	1,095	1,079	1,063	1,034
Health	8,813	9,666	9,839	10,261	10,358	10,441	10,475
Education	7,930	8,681	10,033	8,878	9,034	9,059	9,155
Core government services	2,217	2,098	2,182	2,107	2,176	2,171	2,162
Law and order	1,977	2,177	2,193	2,232	2,244	2,252	2,244
Defence	1,275	1,341	1,377	1,430	1,508	1,584	1,670
Transport and communications	1,635	1,895	1,893	2,115	2,256	2,416	2,412
Economic and industrial services	1,444	1,679	1,711	1,646	1,798	1,689	1,732
Primary services	394	445	473	421	418	416	417
Heritage, culture and recreation	991	786	1,042	767	765	769	773
Housing and community development	163	214	218	260	259	250	241
Other	32	117	51	107	77	77	78
Finance costs	2,274	2,245	2,250	2,147	2,195	2,165	2,118
Net foreign-exchange (gains)/losses	(35)	—	17	—	—	—	—
New operating spending up to Budget 2006	—	271	106	1,331	1,200	1,190	1,213
Forecast new operating spending	—	—	—	—	1,814	3,692	5,614
Total Core Crown Expenses	46,234	48,245	50,665	51,888	55,406	58,039	60,782

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the year ending 30 June

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Cash Flows from Operations
Cash was Provided from
Total tax receipts (refer Note 1)	46,867	48,106	49,152	50,796	52,332	53,800	57,972
Total other sovereign receipts (refer Note 1)	2,974	2,995	3,109	3,057	3,206	3,286	3,436
Interest	1,642	1,346	1,156	1,172	1,178	1,232	1,256
Dividends	66	73	105	113	123	133	143
Sales of goods and services	11,517	12,118	12,443	13,242	13,539	14,078	14,568
Other operating receipts	2,186	2,194	2,419	2,112	2,064	2,034	1,848
Total Cash Provided from Operations	65,252	66,832	68,384	70,492	72,442	74,563	79,223

Cash was Disbursed to
Subsidies and transfer payments	15,717	17,236	17,334	18,655	19,941	20,650	21,422
Personnel and operating payments	35,052	37,911	38,175	40,119	40,615	41,517	41,934
Finance costs	2,294	2,471	2,209	2,117	2,246	2,389	2,403
Forecast new operating spending	—	271	106	1,331	3,014	4,882	6,827
Total Cash Disbursed to Operations	53,063	57,889	57,824	62,222	65,816	69,438	72,586
Net Cash Flows from Operations	12,189	8,943	10,560	8,270	6,626	5,125	6,637

Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	316	—	310	206	158	89	170
Total Cash Provided	316	—	310	206	158	89	170

Cash was Disbursed to
Purchase of physical assets	4,862	6,553	7,159	5,907	5,084	4,096	3,762
Net increase in advances	1,061	1,943	1,947	2,072	2,219	1,012	787
Net purchase/(sale) of marketable securities, deposits and other equity investments	6,677	2,086	3,604	2,237	2,921	1,678	2,630
Forecast new capital spending	—	100	65	705	633	450	495
Total Cash Disbursed	12,600	10,682	12,775	10,921	10,857	7,236	7,674

Net Cash Flows from Investing Activities	(12,284)	(10,682)	(12,465)	(10,715)	(10,699)	(7,147)	(7,504)
Net Cash Flows from Operating and Investing Activities	(95)	(1,739)	(1,905)	(2,445)	(4,073)	(2,022)	(867)

Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	188	—	18	—	—	—	—
Net (repayment)/issue of Government stock(1)	(951)	(647)	(184)	(61)	2,755	245	(350)
Total Cash Provided	(763)	(647)	(166)	(61)	2,755	245	(350)

Cash was Disbursed to
Net (issue)/repayment of foreign- currency borrowing	(1,913)	(1,518)	(402)	(677)	52	340	283
Net repayment/(issue) of other New Zealand-dollar borrowing	829	(497)	(752)	(1,923)	(1,690)	(2,344)	(1,727)
Total Cash Disbursed	(1,084)	(2,015)	(1,154)	(2,600)	(1,638)	(2,004)	(1,444)
Net Cash Flows from Financing Activities	321	1,368	988	2,539	4,393	2,249	1,094

Net Movement in Cash	226	(371)	(917)	94	320	227	227

Opening Cash Balance	3,450	2,817	3,710	2,793	2,887	3,207	3,434
Foreign-exchange (losses)/gains on opening cash	34	—	—	—	—	—	—
Closing Cash Balance	3,710	2,446	2,793	2,887	3,207	3,434	3,661

(1)   Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, GSF, ACC and EQC. The Bonds Reconciliation at the end of these forecasts outlines NZDMO issues of Government stock.

The accompanying Notes and Accounting policies are an integral part of these Statements.

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance

Net Cash Flows from Operations	12,189	8,943	10,560	8,270	6,626	5,125	6,637

Items included in the operating balance but not in net cash flows from operations

Valuation Changes
(Increase)/decrease in pension liabilities	(1,410)	24	(293)	(11)	38	88	134
(Increase)/decrease in ACC liability	(2,037)	(597)	(358)	(609)	(609)	(600)	(597)
Decrease/(increase) in NPF guarantee	(53)	—	—	—	—	—	—
Unrealised net foreign-exchange (losses)/gains	4	—	(59)	—	—	—	—
Non-cash movements in investments	528	500	455	425	445	466	493
Unrealised losses arising from changes in the value of commercial forests	(23)	—	—	—	—	—	—
Total Valuation Changes	(2,991)	(73)	(255)	(195)	(126)	(46)	30

Physical Asset Movements
Depreciation	(2,528)	(2,744)	(2,779)	(2,932)	(3,040)	(3,141)	(3,206)
(Loss)/gain on sale of assets	(2)	—	—	—	—	—	—
Total Physical Asset Movements	(2,530)	(2,744)	(2,779)	(2,932)	(3,040)	(3,141)	(3,206)

Other Non-cash Items
Student Loans	(188)	(45)	(1,704)	(167)	(175)	(166)	(147)
Amortisation of goodwill	(97)	(94)	(89)	(89)	(88)	(88)	(87)
Accrued income from NZS Fund	492	467	506	646	833	1,040	1,273
Other	133	139	133	133	133	133	133
Total Other Non-cash Items	340	467	(1,154)	523	703	919	1,172

Movements in Working Capital
Increase/(decrease) in taxes receivable	(202)	(82)	2	(84)	(135)	(134)	(137)
Increase/(decrease) in other receivables	498	149	(707)	(75)	70	123	169
Increase/(decrease) in inventories	58	82	90	47	42	47	(1)
Decrease/(increase) in payables	(1,115)	(77)	(200)	339	(37)	474	427
Total Movements in Working Capital	(761)	72	(815)	227	(60)	510	458

Operating Balance	6,247	6,665	5,557	5,893	4,103	3,367	5,091

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Movement in Equity

for the year ending 30 June

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Opening Net Worth	35,463	41,972	49,983	55,555	61,448	65,551	68,918

Operating balance for the year	6,247	6,665	5,557	5,893	4,103	3,367	5,091
Minority interest in operating balance	41	—	—	—	—	—	—
Increase in minority interest	35	—	—	—	—	—	—
Net revaluations	8,197	—	15	—	—	—	—
Total Recognised Revenues and Expenses	14,520	6,665	5,572	5,893	4,103	3,367	5,091

Closing Net Worth	49,983	48,637	55,555	61,448	65,551	68,918	74,009

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

			2006
		2005	Previous	2006	2007	2008	2009	2010
($ million)	Note	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Assets
Cash and bank balances	9	3,710	2,446	2,793	2,887	3,207	3,434	3,661
Marketable securities, deposits & equity investments	9	33,062	32,730	35,322	37,609	41,807	43,236	46,469
Advances	10	8,536	10,453	8,563	10,062	11,468	12,005	12,516
Receivables	11	10,883	10,205	10,178	10,019	9,954	9,943	9,975
Inventories		946	1,021	1,036	1,083	1,125	1,172	1,171
Other investments	12	221	234	258	277	291	311	311
Property, plant and equipment	13	67,494	65,092	71,770	74,466	76,437	77,197	77,445
TEI investment		5,010	4,657	5,185	5,329	5,470	5,612	5,750
Commercial forests		232	251	232	232	232	232	232
Intangible assets (including goodwill)		737	633	630	539	448	377	307
Forecast new capital spending		—	100	65	770	1,403	1,853	2,348

Total Assets		130,831	127,822	136,032	143,273	151,842	155,372	160,185

Liabilities
Payables and provisions	14	14,451	13,986	14,221	14,225	14,866	14,932	15,130
Currency issued		3,197	3,214	3,215	3,215	3,215	3,215	3,215
Borrowings - sovereign guaranteed		28,645	26,179	26,653	25,651	27,650	27,220	26,451
Borrowings - non-sovereign guaranteed		8,219	9,976	9,401	11,127	12,382	12,397	12,227
Provision for GSF pension liability	15	14,952	14,079	15,245	15,256	15,218	15,130	14,996
Provision for ACC outstanding claims liability	16	11,384	11,751	11,742	12,351	12,960	13,560	14,157

Total Liabilities		80,848	79,185	80,477	81,825	86,291	86,454	86,176

Total Assets less Total Liabilities		49,983	48,637	55,555	61,448	65,551	68,918	74,009

Net Worth
Taxpayer funds		21,780	28,179	27,552	33,445	37,548	40,915	46,006
Revaluation reserve	17	27,988	20,458	28,003	28,003	28,003	28,003	28,003
Minority Interest		215	—	—	—	—	—	—
Net Worth		49,983	48,637	55,555	61,448	65,551	68,918	74,009

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of the NZS Fund and Gross and Net Debt information. The notes to the accounts provide breakdown of other key items.

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

New Zealand Superannuation Fund

Within MSDs & equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund will hold NZ Government Stock). The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Opening balance	3,956	6,474	6,555	9,398	12,395	15,671	19,388
Gross contribution	2,107	2,337	2,337	2,351	2,443	2,677	2,819
Income after tax	492	467	506	646	833	1,040	1,273
NZS Fund balance	6,555	9,278	9,398	12,395	15,671	19,388	23,480

Gross and Net Debt Information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown. This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown. Any such debt that may be guaranteed is included in the sovereign-guaranteed total. No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example. In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings. The Government’s debt objective uses this measure of debt.

Total Crown (refer to the Forecast Statement of Segments)
Total Crown gross debt	36,864	36,155	36,054	36,778	40,032	39,617	38,678

Core Crown sovereign guaranteed borrowings	33,777	32,000	31,360	33,786	33,789	33,457	33,457
excl cross holdings of NZS Fund and GSF	(1,268)	(663)	(1,915)	819	(1,939)	(2,654)	(2,738)
Gross sovereign-issued debt	35,045	32,663	33,275	32,967	35,728	36,111	36,195

Core Crown
Gross sovereign issued debt	35,045	33,284	33,275	32,967	35,728	36,111	36,195
Financial assets	(33,078)	(34,564)	(34,351)	(36,980)	(41,347)	(42,758)	(45,831)
	1,967	(1,280)	(1,076)	(4,013)	(5,619)	(6,647)	(9,636)

NZS Fund and GSF financial assets	8,804	11,537	11,673	14,447	17,473	20,887	24,634
Net Core Crown Debt	10,771	10,257	10,597	10,434	11,854	14,240	14,998

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

for the years ending 30 June

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

Sovereign Guaranteed Debt
New Zealand-Dollar Debt
Government stock	16,058	14,858	15,894	15,504	17,884	17,742	17,026
Treasury bills	5,245	4,364	5,240	5,237	5,285	5,282	5,284
Loans and foreign-exchange contracts	(6,123)	1,427	538	(513)	(1,010)	(1,194)	(1,194)
Retail stock and other	583	674	600	541	498	459	419
Total New Zealand-Dollar Debt	15,763	21,323	22,272	20,769	22,657	22,289	21,535

Foreign-Currency Debt
United States dollars	7,906	84	2,474	2,974	3,175	3,176	3,176
Japanese yen	252	382	(415)	(415)	(415)	(415)	(416)
European and other currencies	4,724	4,390	2,322	2,323	2,233	2,170	2,156
Total Foreign-Currency Debt	12,882	4,856	4,380	4,882	4,993	4,931	4,916
Total Sovereign Guaranteed Debt	28,645	26,179	26,653	25,651	27,650	27,220	26,451

Non-Sovereign Guaranteed Debt
New Zealand	5,601	7,259	6,500	7,984	9,395	9,663	9,739
United States dollars	1,541	2,221	1,978	2,067	1,915	1,714	1,522
Japanese yen	324	—	—	—	—	—	—
European and other currencies	753	496	923	1,076	1,072	1,020	966
Total Non-Sovereign Guaranteed Debt	8,219	9,976	9,401	11,127	12,382	12,397	12,227
Total Borrowings (Gross Debt)	36,864	36,155	36,054	36,778	40,032	39,617	38,678

Less

Financial Assets (including restricted assets)
Marketable Securities, Deposits and Equity Investments
New Zealand dollars	6,487	11,774	14,564	12,835	13,593	10,542	9,416
United States dollars	9,733	3,633	4,505	5,155	5,519	5,700	5,893
Japanese yen	789	417	90	240	404	589	793
European and other currencies	4,455	3,202	2,108	2,716	2,779	3,735	4,293
Reserve Position at IMF	702	662	495	498	501	505	508
NZ equity investments	2,385	2,698	3,136	3,676	4,259	4,890	5,545
Foreign equity investments	8,511	10,344	10,424	12,489	14,752	17,275	20,021
Total	33,062	32,730	35,322	37,609	41,807	43,236	46,469

Advances and Cash
Student loans	6,465	7,195	5,539	6,035	6,559	7,070	7,547
Other advances	2,071	3,258	3,024	4,027	4,909	4,935	4,969
Cash	3,710	2,446	2,793	2,887	3,207	3,434	3,661
Total	12,246	12,899	11,356	12,949	14,675	15,439	16,177

Total Financial Assets	45,308	45,629	46,678	50,558	56,482	58,675	62,646

Borrowings less Financial Assets	(8,444)	(9,474)	(10,624)	(13,780)	(16,450)	(19,058)	(23,968)

Net New Zealand-dollar debt	(13)	1,252	(1,133)	(1,830)	(1,902)	(698)	(2,034)
Net foreign-currency debt	(8,431)	(10,726)	(9,491)	(11,950)	(14,548)	(18,360)	(21,934)
Borrowings less Financial Assets	(8,444)	(9,474)	(10,624)	(13,780)	(16,450)	(19,058)	(23,968)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 October

	As at	As at
	31 October	30 June
($ million)	2005	2005

Capital Commitments
Specialist military equipment	723	825
Land and buildings	1,604	1,440
Other property, plant and equipment	2,453	2,432
Other capital commitments	141	69
Investments	125	125
Total Capital Commitments	5,046	4,891

Operating Commitments
Non-cancellable accommodation leases	1,789	1,972
Other non-cancellable leases	2,479	2,606
Non-cancellable contracts for the supply of goods and services	856	1,721
Other operating commitments	3,403	4,054
TEIs	1,052	1,052
Total Operating Commitments	9,579	11,405

Total Commitments	14,625	16,296

Total Commitments by Institutional Segment
Core Crown	3,318	2,627
Crown entities	7,879	10,061
State-owned enterprises	3,428	3,608
Total Commitments	14,625	16,296

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Contingent Liabilities

as at 31 October

	As at	As at
	31 October	30 June
($ million)	2005	2005

Guarantees and indemnities	145	149
Uncalled capital	2,227	2,233
Legal proceedings and disputes	680	586
Other quantifiable contingent liabilities	1,570	1,502
Total Quantifiable Contingent Liabilities	4,622	4,470

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	4,488	4,330
Crown Entities	19	36
State-owned enterprises	115	104
Total Quantifiable Contingent Liabilities	4,622	4,470

Quantifiable Contingent Assets
Core Crown - Education and Transport	114	107
Total Quantifiable Contingent Assets	114	107

The accompanying Notes and Accounting policies are an integral part of these Statements.

A detailed Statement of Contingent Liabilities and Assets (quantified and unquantified) is outlined on pages 86 to 88 of the Specific Fiscal Risk chapter.

The Statement of Specific Risks (quantified and unquantified) is outlined on pages 75 to 86 of the Specific Fiscal Risk chapter.

Forecast Statement of Segments

Statement of Financial Performance (institutional form)

for the year ended 30 June 2005

	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
($ million)	2005	2005	2005	2005	2005
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	47,118	—	—	(494)	46,624
Other sovereign levied income	647	2,561	—	(93)	3,115
Sales of goods and services	790	1,706	9,275	(440)	11,331
Investment income	2,811	1,297	332	(626)	3,814
Other revenues	699	17,247	658	(16,423)	2,181
Total revenue	52,065	22,811	10,265	(18,076)	67,065

Expenses by input type
Subsidies and transfer payments	14,295	1,549	—	—	15,844
Personnel expenses	4,738	7,075	1,755	(6)	13,562
Operating expenses	23,553	12,033	7,180	(17,452)	25,314
Finance costs	2,273	288	376	(177)	2,760
FX losses/(gains)	(35)	63	(45)	—	(17)
GSF and ACC liability revaluation movements	1,410	2,037	—	—	3,447
Total expenses	46,234	23,045	9,266	(17,635)	60,910

Expenses by functional classification
Social security and welfare	14,682	4,274	—	(434)	18,522
Health	8,813	7,478	—	(7,847)	8,444
Education	7,930	6,161	13	(5,485)	8,619
Other functional classifications	12,570	4,781	8,922	(3,691)	22,582
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,239	351	331	(178)	2,743
Total expenses	46,234	23,045	9,266	(17,635)	60,910
TEI’s and Minority Interest	—	133	(41)	—	92

Operating balance	5,831	(101)	958	(441)	6,247

Statement of Financial Position (institutional form)

for the year ended 30 June 2005

	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
($ million)	2005	2005	2005	2005	2005
	$m	$m	$m	$m	$m
Assets
Financial assets	33,078	15,637	3,990	(7,397)	45,308
Physical assets	21,987	32,252	13,255	—	67,494
Investment in SOEs and CEs (including TEIs)	23,823	5,010	—	(23,823)	5,010
Other assets	8,637	2,533	2,431	(582)	13,019
Total assets	87,525	55,432	19,676	(31,802)	130,831
Liabilities
Borrowings	33,777	3,867	6,617	(7,397)	36,864
Other liabilities	25,442	16,745	2,979	(1,182)	43,984
Total liabilities	59,219	20,612	9,596	(8,579)	80,848
Net worth	28,306	34,820	10,080	(23,223)	49,983

Taxpayer funds	19,504	19,288	6,211	(23,223)	21,780
Revaluation reserves	8,802	15,532	3,654	—	27,988
Minority Interest	—	—	215	—	215
Net worth	28,306	34,820	10,080	(23,223)	49,983

Analysis of financial assets and borrowings
Advances and cash	9,373	2,098	2,902	(2,127)	12,246
MSDs and equity investments	23,705	13,539	1,088	(5,270)	33,062
Total financial assets	33,078	15,637	3,990	(7,397)	45,308
Borrowings - Sovereign guaranteed	33,777	—	—	(5,132)	28,645
Borrowings - Non-sovereign guaranteed	—	3,867	6,617	(2,265)	8,219
Total borrowings	33,777	3,867	6,617	(7,397)	36,864
Borrowings less financial assets	699	(11,770)	2,627	—	(8,444)
		Net Crown debt and gross sovereign-issued debt differ from
Net Crown debt	10,771	the analysis above due to elimination of cross-holdings of Govt
Gross sovereign-issued debt	35,045	stock and adding back the NZS Fund and GSF assets.

Statement of Financial Performance (institutional form)

for the year ended 30 June 2006

	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
($ million)	2006	2006	2006	2006	2006
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	49,705	—	—	(456)	49,249
Other sovereign levied income	661	2,546	—	(49)	3,158
Sales of goods and services	769	1,766	10,134	(444)	12,225
Investment income	2,471	1,106	252	(536)	3,293
Other revenues	722	18,421	901	(18,194)	1,850
Total revenue	54,328	23,839	11,287	(19,679)	69,775

Expenses by input type
Subsidies and transfer payments	15,362	1,715	—	—	17,077
Personnel expenses	5,373	7,426	1,862	(5)	14,656
Operating expenses	27,370	12,746	8,192	(19,140)	29,168
Finance costs	2,250	305	413	(173)	2,795
FX losses/(gains)	17	10	(23)	—	4
GSF and ACC liability revaluation movements	293	358	—	—	651
Total expenses	50,665	22,560	10,444	(19,318)	64,351

Expenses by functional classification
Social security and welfare	15,850	2,786	—	(442)	18,194
Health	9,839	7,932	—	(8,335)	9,436
Education	10,033	6,586	15	(6,167)	10,467
Other functional classifications	12,570	4,941	10,039	(4,201)	23,349
Forecast new operating spending	106	—	—	—	106
Finance costs and FX losses/(gains)	2,267	315	390	(173)	2,799
Total expenses	50,665	22,560	10,444	(19,318)	64,351
Net surplus TEIs	—	133	—	—	133
Operating balance	3,663	1,412	843	(361)	5,557

Statement of Financial Position (institutional form)

for the year ended 30 June 2006

	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
($ million)	2006	2006	2006	2006	2006
	$m	$m	$m	$m	$m
Assets
Financial assets	34,351	16,282	3,948	(7,903)	46,678
Physical assets	22,804	33,760	15,206	—	71,770
Investment in SOEs and CEs (including TEIs)	24,399	5,185	—	(24,399)	5,185
Other assets	8,255	2,007	2,654	(517)	12,399
Total assets	89,809	57,234	21,808	(32,819)	136,032
Liabilities
Borrowings	31,978	4,071	7,908	(7,903)	36,054
Other liabilities	25,850	16,368	3,269	(1,064)	44,423
Total liabilities	57,828	20,439	11,177	(8,967)	80,477
Net worth	31,981	36,795	10,631	(23,852)	55,555

Taxpayer funds	23,169	21,259	6,976	(23,852)	27,552
Revaluation reserves	8,812	15,536	3,655	—	28,003
Net worth	31,981	36,795	10,631	(23,852)	55,555

Analysis of financial assets and borrowings
Advances and cash	8,255	2,037	3,530	(2,466)	11,356
MSDs and equity investments	26,096	14,245	418	(5,437)	35,322
Total financial assets	34,351	16,282	3,948	(7,903)	46,678
Borrowings - Sovereign guaranteed	31,978	—	—	(5,325)	26,653
Borrowings - Non-sovereign guaranteed	—	4,071	7,908	(2,578)	9,401
Total borrowings	31,978	4,071	7,908	(7,903)	36,054
Borrowings less financial assets	(2,373)	(12,211)	3,960	—	(10,624)
		Net Crown debt and gross sovereign-issued debt differ from
Net Crown debt	10,597	the analysis above due to elimination of cross-holdings of
Gross sovereign-issued debt	33,275	Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2007

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	51,362	—	—	(541)	50,821
Other sovereign levied income	671	2,634	—	(48)	3,257
Sales of goods and services	768	1,791	10,720	(436)	12,843
Investment income	2,608	1,086	289	(651)	3,332
Other revenues	707	19,381	906	(19,106)	1,888
Total revenue	56,116	24,892	11,915	(20,782)	72,141

Expenses by input type
Subsidies and transfer payments	16,542	1,859	—	—	18,401
Personnel expenses	5,335	7,663	1,921	(6)	14,913
Operating expenses	27,853	13,307	8,638	(20,128)	29,670
Finance costs	2,147	304	509	(183)	2,777
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	11	609	—	—	620
Total expenses	51,888	23,742	11,068	(20,317)	66,381

Expenses by functional classification
Social security and welfare	17,091	3,243	—	(458)	19,876
Health	10,261	8,175	—	(8,722)	9,714
Education	8,878	6,884	15	(6,536)	9,241
Other functional classifications	12,180	5,136	10,544	(4,418)	23,442
Forecast new operating spending	1,331	—	—	—	1,331
Finance costs and FX losses/(gains)	2,147	304	509	(183)	2,777
Total expenses	51,888	23,742	11,068	(20,317)	66,381
Net surplus TEIs	—	133	—	—	133
Operating balance	4,228	1,283	847	(465)	5,893

Forecast Statement of Financial Position (institutional form)

for the year ended 30 June 2007

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m
Assets
Financial assets	36,980	17,393	4,930	(8,745)	50,558
Physical assets	23,129	34,589	16,748	—	74,466
Investment in SOEs and CEs (including TEIs)	24,765	5,329	—	(24,765)	5,329
Other assets	8,796	2,034	2,620	(530)	12,920
Total assets	93,670	59,345	24,298	(34,040)	143,273
Liabilities
Borrowings	31,360	4,269	9,894	(8,745)	36,778
Other liabilities	26,102	16,650	3,345	(1,050)	45,047
Total liabilities	57,462	20,919	13,239	(9,795)	81,825
Net worth	36,208	38,426	11,059	(24,245)	61,448

Taxpayer Funds	27,396	22,890	7,404	(24,245)	33,445
Revaluation reserves	8,812	15,536	3,655	—	28,003
Net worth	36,208	38,426	11,059	(24,245)	61,448

Analysis of financial assets and borrowings
Advances and cash	9,214	2,133	4,515	(2,913)	12,949
MSDs and equity investments	27,766	15,260	415	(5,832)	37,609
Total financial assets	36,980	17,393	4,930	(8,745)	50,558
Borrowings - Sovereign guaranteed	31,360	—	—	(5,709)	25,651
Borrowings - Non-sovereign guaranteed	—	4,269	9,894	(3,036)	11,127
Total borrowings	31,360	4,269	9,894	(8,745)	36,778
Borrowings less financial assets	(5,620)	(13,124)	4,964	—	(13,780)
		Net Crown debt and gross sovereign-issued debt differ from
Net Crown debt	10,434	the analysis above due to elimination of cross-holdings of
Gross sovereign-issued debt	32,967	Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2008

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	52,831	—	—	(578)	52,253
Other sovereign levied income	662	2,715	—	(65)	3,312
Sales of goods and services	767	1,842	10,989	(402)	13,196
Investment income	2,717	1,150	355	(611)	3,611
Other revenues	677	19,980	940	(19,379)	2,218
Total revenue	57,654	25,687	12,284	(21,035)	74,590

Expenses by input type
Subsidies and transfer payments	17,688	1,963	—	—	19,651
Personnel expenses	5,398	7,790	1,969	(3)	15,154
Operating expenses	30,163	13,789	8,788	(20,421)	32,319
Finance costs	2,195	311	613	(194)	2,925
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(38)	609	—	—	571
Total expenses	55,406	24,462	11,370	(20,618)	70,620

Expenses by functional classification
Social security and welfare	18,225	3,390	—	(499)	21,116
Health	10,358	8,416	—	(8,982)	9,792
Education	9,034	6,987	15	(6,373)	9,663
Other functional classifications	12,580	5,358	10,742	(4,570)	24,110
Forecast new operating spending	3,014	—	—	—	3,014
Finance costs and FX losses/(gains)	2,195	311	613	(194)	2,925
Total expenses	55,406	24,462	11,370	(20,618)	70,620
Net surplus TEIs	—	133	—	—	133
Operating balance	2,248	1,358	914	(417)	4,103

Forecast Statement of Financial Position (institutional form)

for the year ended 30 June 2008

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m
Assets
Financial assets	41,347	18,704	6,067	(9,636)	56,482
Physical assets	23,003	35,647	17,787	—	76,437
Investment in SOEs and CEs (including TEIs)	24,946	5,470	—	(24,946)	5,470
Other assets	9,244	2,092	2,643	(526)	13,453
Total assets	98,540	61,913	26,497	(35,108)	151,842
Liabilities
Borrowings	33,786	4,606	11,276	(9,636)	40,032
Other liabilities	26,297	17,378	3,591	(1,007)	46,259
Total liabilities	60,083	21,984	14,867	(10,643)	86,291
Net worth	38,457	39,929	11,630	(24,465)	65,551

Taxpayer Funds	29,645	24,393	7,975	(24,465)	37,548
Revaluation reserves	8,812	15,536	3,655	—	28,003
Net worth	38,457	39,929	11,630	(24,465)	65,551

Analysis of financial assets and borrowings
Advances and cash	10,220	2,193	5,627	(3,365)	14,675
MSDs and equity investments	31,127	16,511	440	(6,271)	41,807
Total financial assets	41,347	18,704	6,067	(9,636)	56,482
Borrowings - Sovereign guaranteed	33,786	—	—	(6,136)	27,650
Borrowings - Non-sovereign guaranteed	—	4,606	11,276	(3,500)	12,382
Total borrowings	33,786	4,606	11,276	(9,636)	40,032
Borrowings less financial assets	(7,561)	(14,098)	5,209	—	(16,450)
		Net Crown debt and gross sovereign-issued debt differ from
Net Crown debt	11,854	the analysis above due to elimination of cross-holdings of
Gross sovereign-issued debt	35,728	Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2009

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2009	2009	2009	2009	2009
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	54,398	—	—	(638)	53,760
Other sovereign levied income	655	2,787	—	(64)	3,378
Sales of goods and services	766	1,891	11,539	(404)	13,792
Investment income	3,031	1,212	349	(635)	3,957
Other revenues	658	20,024	962	(19,446)	2,198
Total revenue	59,508	25,914	12,850	(21,187)	77,085

Expenses by input type
Subsidies and transfer payments	18,269	2,084	—	—	20,353
Personnel expenses	5,492	7,772	2,003	(3)	15,264
Operating expenses	32,201	13,978	9,162	(20,548)	34,793
Finance costs	2,165	322	657	(215)	2,929
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(88)	600	—	—	512
Total expenses	58,039	24,756	11,822	(20,766)	73,851

Expenses by functional classification
Social security and welfare	18,805	3,546	—	(519)	21,832
Health	10,441	8,424	—	(9,012)	9,853
Education	9,059	7,000	15	(6,262)	9,812
Other functional classifications	12,687	5,464	11,150	(4,758)	24,543
Forecast new operating spending	4,882	—	—	—	4,882
Finance costs and FX losses/(gains)	2,165	322	657	(215)	2,929
Total expenses	58,039	24,756	11,822	(20,766)	73,851
Net surplus TEIs	—	133	—	—	133
Operating balance	1,469	1,291	1,028	(421)	3,367

Forecast Statement of Financial Position (institutional form)

for the year ended 30 June 2009

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2009	2009	2009	2009	2009
	$m	$m	$m	$m	$m
Assets
Financial assets	42,758	19,955	6,228	(10,266)	58,675
Physical assets	22,632	36,132	18,433	—	77,197
Investment in SOEs and CEs (including TEIs)	25,008	5,611	—	(25,007)	5,612
Other assets	9,552	2,148	2,741	(553)	13,888
Total assets	99,950	63,846	27,402	(35,826)	155,372
Liabilities
Borrowings	33,789	4,719	11,375	(10,266)	39,617
Other liabilities	26,232	17,852	3,723	(970)	46,837
Total liabilities	60,021	22,571	15,098	(11,236)	86,454
Net worth	39,929	41,275	12,304	(24,590)	68,918

Taxpayer Funds	31,117	25,739	8,649	(24,590)	40,915
Revaluation reserves	8,812	15,536	3,655	—	28,003
Net worth	39,929	41,275	12,304	(24,590)	68,918

Analysis of financial assets and borrowings
Advances and cash	10,981	2,230	5,780	(3,552)	15,439
MSDs and equity investments	31,777	17,725	448	(6,714)	43,236
Total financial assets	42,758	19,955	6,228	(10,266)	58,675
Borrowings - Sovereign guaranteed	33,789	—	—	(6,569)	27,220
Borrowings - Non-sovereign guaranteed	—	4,719	11,375	(3,697)	12,397
Total borrowings	33,789	4,719	11,375	(10,266)	39,617
Borrowings less financial assets	(8,969)	(15,236)	5,147	—	(19,058)
		Net Crown debt and gross sovereign-issued debt differ from
Net Crown debt	14,240	the analysis above due to elimination of cross-holdings of
Gross sovereign-issued debt	36,111	Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)
for the year ended 30 June 2010

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2010	2010	2010	2010	2010
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	58,654	—	—	(670)	57,984
Other sovereign levied income	650	2,841	—	(64)	3,427
Sales of goods and services	771	1,930	12,011	(401)	14,311
Investment income	3,367	1,292	346	(682)	4,323
Other revenues	646	20,082	950	(19,592)	2,086
Total revenue	64,088	26,145	13,307	(21,409)	82,131

Expenses by input type
Subsidies and transfer payments	18,907	2,210	—	—	21,117
Personnel expenses	5,510	7,822	2,038	(3)	15,367
Operating expenses	34,381	14,184	9,510	(20,725)	37,350
Finance costs	2,118	329	670	(241)	2,876
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(134)	597	—	—	463
Total expenses	60,782	25,142	12,218	(20,969)	77,173

Expenses by functional classification
Social security and welfare	19,444	3,700	—	(537)	22,607
Health	10,475	8,432	—	(9,041)	9,866
Education	9,155	7,117	15	(6,381)	9,906
Other functional classifications	12,763	5,564	11,533	(4,769)	25,091
Forecast new operating spending	6,827	—	—	—	6,827
Finance costs and FX losses/(gains)	2,118	329	670	(241)	2,876
Total expenses	60,782	25,142	12,218	(20,969)	77,173
Net surplus TEIs		133	—	—	133
Operating balance	3,306	1,136	1,089	(440)	5,091

Forecast Statement of Financial Position (institutional form)
for the year ended 30 June 2010

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2010	2010	2010	2010	2010
	$m	$m	$m	$m	$m
Assets
Financial assets	45,831	21,207	6,386	(10,778)	62,646
Physical assets	22,297	36,247	18,901	—	77,445
Investment in SOEs and CEs (including TEIs)	25,050	5,750	—	(25,050)	5,750
Other assets	9,775	2,379	2,758	(568)	14,344
Total assets	102,953	65,583	28,045	(36,396)	160,185
Liabilities
Borrowings	33,457	4,724	11,275	(10,778)	38,678
Other liabilities	26,258	18,446	3,749	(955)	47,498
Total liabilities	59,715	23,170	15,024	(11,733)	86,176
Net worth	43,238	42,413	13,021	(24,663)	74,009

Taxpayer Funds	34,426	26,877	9,366	(24,663)	46,006
Revaluation reserves	8,812	15,536	3,655	—	28,003
Net worth	43,238	42,413	13,021	(24,663)	74,009

Analysis of financial assets and borrowings
Advances and cash	11,581	2,270	5,943	(3,617)	16,177
MSDs and equity investments	34,250	18,937	443	(7,161)	46,469
Total financial assets	45,831	21,207	6,386	(10,778)	62,646
Borrowings - Sovereign guaranteed	33,457	—	—	(7,006)	26,451
Borrowings - Non-sovereign guaranteed	—	4,724	11,275	(3,772)	12,227
Total borrowings	33,457	4,724	11,275	(10,778)	38,678
Borrowings less financial assets	(12,374)	(16,483)	4,889	—	(23,968)

Net Crown debt	14,998
Gross sovereign-issued debt	36,195

Notes to the Forecast Financial Statements

		2006
	2005	Previous	2006	2007	2008	2009	2010
($ million)	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast

NOTE 1: Revenue Collected Through the Crown’s Sovereign Power
Income Tax Revenue (accrual)

Individuals
Source deductions	18,324	19,240	19,567	20,476	21,530	22,548	23,838
Other persons	4,103	4,051	4,221	4,523	4,615	4,454	4,870
Refunds	(876)	(874)	(974)	(995)	(1,045)	(1,045)	(1,045)
Fringe benefit tax	441	456	458	435	453	477	498
Total Individuals	21,992	22,873	23,272	24,439	25,553	26,434	28,161

Corporate Tax
Gross companies tax	7,537	7,798	8,202	8,227	7,713	7,466	9,053
Refunds	(232)	(162)	(200)	(205)	(210)	(215)	(220)
Non-resident withholding tax	927	793	917	821	833	869	908
Foreign-source dividend withholding payments	188	176	222	227	232	237	242
Total Corporate Tax	8,420	8,605	9,141	9,070	8,568	8,357	9,983

Other Income Tax
Resident withholding tax on interest income	1,501	1,459	1,745	1,814	1,801	1,852	1,975
Resident withholding tax on dividend income	59	63	67	57	58	60	62
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,562	1,524	1,814	1,873	1,861	1,914	2,039
Total Income Tax	31,974	33,002	34,227	35,382	35,982	36,705	40,183

Goods and Services Tax
Gross goods and services tax	17,378	17,479	18,037	18,604	19,396	20,345	21,244
Refunds	(7,180)	(7,115)	(7,696)	(8,097)	(8,470)	(8,736)	(9,034)
Total Goods and Services Tax	10,198	10,364	10,341	10,507	10,926	11,609	12,210

Other Taxation
Petroleum fuels excise	823	902	906	932	956	979	1,004
Tobacco excise	842	850	856	144	148	151	155
Customs duty	947	1,048	1,041	1,806	1,845	1,833	1,856
Road user charges	713	796	752	804	868	936	1,000
Alcohol excise	491	505	500	520	540	555	571
Gaming duties	281	288	268	289	293	298	301
Motor vehicle fees	217	219	224	228	235	241	251
Carbon charge	—	—	—	89	347	344	349
Energy resources levies	73	72	64	58	51	47	42
Approved issuer levy (AIL) and cheque duty	65	56	70	62	62	62	62
Total Other Indirect Taxation	4,452	4,736	4,681	4,932	5,345	5,446	5,591
Total Indirect Taxation	14,650	15,100	15,022	15,439	16,271	17,055	17,801
Total Tax Revenue Collected	46,624	48,102	49,249	50,821	52,253	53,760	57,984

Other Sovereign Revenues (accrual)
ACC levies	2,119	2,097	2,089	2,167	2,234	2,299	2,346
Fire Service levies	249	242	250	255	260	265	271
EQC levies	80	82	81	83	85	87	88
Other levies	667	785	738	752	733	727	722
Total Other Sovereign Revenues	3,115	3,206	3,158	3,257	3,312	3,378	3,427
Total Sovereign Revenue	49,739	51,308	52,407	54,078	55,565	57,138	61,411

Notes to the Forecast Financial Statements

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 1: Receipts Collected Through the Crown’s Sovereign Power
Income Tax Receipts (cash)

Individuals
Source deductions	18,380	19,240	19,524	20,476	21,530	22,548	23,838
Other persons	4,640	4,611	4,896	5,293	5,540	5,391	5,807
Refunds	(1,365)	(1,410)	(1,636)	(1,767)	(1,972)	(1,982)	(1,982)
Fringe benefit tax	432	452	448	429	449	471	494
Total Individuals	22,087	22,893	23,232	24,431	25,547	26,428	28,157

Corporate Tax
Gross companies tax	8,365	8,444	8,790	8,844	8,402	8,061	9,657
Refunds	(735)	(812)	(790)	(804)	(807)	(757)	(825)
Non-resident withholding tax	949	779	910	821	833	869	908
Foreign-source dividend withholding payments	185	175	213	227	232	237	242
Total Corporate Tax	8,764	8,586	9,123	9,088	8,660	8,410	9,982

Other Income Tax
Resident withholding tax on interest income	1,498	1,459	1,746	1,814	1,801	1,852	1,975
Resident withholding tax on dividend income	60	63	67	57	58	60	62
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,560	1,524	1,815	1,873	1,861	1,914	2,039
Total Income Tax	32,411	33,003	34,170	35,392	36,068	36,752	40,178

Goods and Services Tax
Gross goods and services tax	16,729	16,928	17,498	18,151	18,943	19,892	20,791
Refunds	(6,719)	(6,563)	(7,200)	(7,643)	(8,016)	(8,282)	(8,580)
Total Goods and Services Tax	10,010	10,365	10,298	10,508	10,927	11,610	12,211

Other Taxation
Petroleum fuels excise	812	902	904	930	952	974	1,000
Tobacco excise	838	850	857	144	148	151	155
Customs duty	968	1,048	1,041	1,806	1,845	1,833	1,856
Road user charges	714	792	747	800	864	932	995
Alcohol excise	483	505	500	520	539	555	571
Gaming duties	287	289	273	288	293	299	303
Motor vehicle fees	205	224	229	229	235	241	251
Carbon charge	—	—	—	59	347	344	349
Energy resources levies	73	72	66	58	52	47	41
Approved issuer levy (AIL) and cheque duty	66	56	67	62	62	62	62
Total Other Indirect Taxation	4,446	4,738	4,684	4,896	5,337	5,438	5,583
Total Indirect Taxation	14,456	15,103	14,982	15,404	16,264	17,048	17,794
Total Tax Receipts Collected	46,867	48,106	49,152	50,796	52,332	53,800	57,972

Other Sovereign Receipts (cash)
ACC levies	2,052	2,063	2,201	2,139	2,240	2,273	2,315
Fire Service levies	249	242	250	255	260	265	271
EQC levies	81	82	82	83	84	85	86
Other levies	592	608	576	580	622	663	764
Total Other Sovereign Receipts	2,974	2,995	3,109	3,057	3,206	3,286	3,436
Total Sovereign Receipts	49,841	51,101	52,261	53,853	55,538	57,086	61,408

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown Estate (ie, total sales for core Crown, Crown entities and SOEs). The total for Crown entities includes such items as lottery sales, housing rental, CRI sales and so on. The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising, air travel sales and so on.

NOTE 3: Investment Income

NZS Fund investment income	646	580	641	819	1,056	1,319	1,614
Other investment income	2,670	2,195	2,363	2,376	2,405	2,476	2,536
Student loans	498	547	289	137	150	162	173
Total Investment Income	3,814	3,322	3,293	3,332	3,611	3,957	4,323

NOTE 4: Other Revenue
Unrealised (losses)/gains arising from changes in the value of commercial forests	(23)	—	—	—	—	—	—
GSF contributions	102	84	93	83	72	63	55
Petroleum royalties	51	43	61	55	45	36	32
Cost recovery income from Fisheries	30	30	30	30	30	30	32
Other	2,021	2,133	1,666	1,720	2,071	2,069	1,967
Total Other Revenue	2,181	2,290	1,850	1,888	2,218	2,198	2,086

NOTE 5: Subsidies and Transfer Payments

Social assistance grants
New Zealand Superannuation	6,083	6,392	6,431	6,830	7,210	7,535	8,009
ACC payments	1,549	1,687	1,715	1,859	1,963	2,084	2,210
Unemployment Benefit	831	800	720	778	908	941	925
Domestic Purposes Benefit	1,547	1,501	1,485	1,492	1,534	1,555	1,571
Family Support	846	1,312	1,369	1,824	2,178	2,208	2,208
Student allowances	359	398	350	363	376	387	398
Other social assistance grants	4,182	4,430	4,487	4,759	4,948	5,109	5,266
Subsidies	118	125	140	128	128	128	128
Other transfer payments
Official development assistance	297	320	345	333	371	371	367
Other	32	37	35	35	35	35	35
Total Subsidies and Transfer Payments	15,844	17,002	17,077	18,401	19,651	20,353	21,117

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 6: Personnel Expenses
The Statement of Institutional Segments shows the personnel expenses as a total for each area of the total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).
GSF pension costs (excluding liability movement)	1,032	1,043	1,137	1,084	1,117	1,151	1,168
Other pension expenses	108	123	126	126	126	126	126
Other personnel expenses	12,422	13,317	13,393	13,703	13,911	13,987	14,073
Total Personnel Expenses	13,562	14,483	14,656	14,913	15,154	15,264	15,367

NOTE 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of every entity included in the Crown financial statements, excluding those separately identified in the Statement of Financial Performance and other notes.Items disclosed separately are those required by accounting standards (and are expanded on further in the annual Crown financial statements).These include depreciation, rental costs and goodwill amortised.

Other operating costs is the large residual. Most of it represents the payment made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). It also includes other day-to-day operating costs.

Depreciation expense (by class of asset):
Buildings	793	857	887	888	910	915	913
Electricity distribution network	106	111	109	121	127	135	146
Electricity generation assets	166	212	209	234	259	309	328
Specialist military equipment (SME)	189	191	189	216	248	273	299
State highways	225	265	230	242	254	267	279
Aircraft (ex SME)	101	187	209	262	227	206	200
Other plant and equipment	850	856	889	896	934	953	959
Other assets	98	65	57	73	81	83	82
Total depreciation costs	2,528	2,744	2,779	2,932	3,040	3,141	3,206
Other operating items:
Rental and leasing costs	789	754	754	779	781	792	808
Change in provision for doubtful debts	984	512	327	229	229	197	157
Write off of bad debts	93	63	57	60	62	65	68
Goodwill amortised	97	94	89	89	88	88	87
Grants paid	1,267	350	1,099	1,219	1,339	1,348	1,387

Lottery prize payments	350	337	357	371	386	402	419
Loss/(gain) on sale of assets	2	—	—	—	—	—	—
Write down of existing student loans to fair value	—	—	1,479	—	—	—	—
Write down of new loans to fair value	—	—	284	419	457	483	505
Other operating expenses	19,204	22,269	21,837	22,241	23,380	23,878	24,391
Total operating expenses	25,314	27,123	29,062	28,339	29,305	29,911	30,523

NOTE 8: Forecast New Operating Spending

New operating spending up to Budget 2006	—	271	106	1,331	1,200	1,190	1,213
Forecast new operating spending	—	—	—	—	1,814	3,692	5,614
Total Forecast for Future New Spending	—	271	106	1,331	3,014	4,882	6,827

The forecast new operating spending represents an amount that indicates in broad terms the potential spending increases that could be introduced in each future budget round. The forecasts include $2.47 billion for Budget 2006, $1.94 billion for Budget 2007 and $1.98 billion for Budget 2008 and $2.02 for Budget 2009. The remaining amounts are lower as some spending has already been allocated (e.g. as part of Health sector funding packages, the Defence funding package, Official Development Assistance and some Education funding), leaving indicative totals of around $1.1 billion for Budget 2006, $1.8 billion for Budget 2007 and $1.9 billion for Budgets 2008 and 2009.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 9: Cash and Marketable Securities, Deposits & Equity Investments
By category:
Total Cash	3,710	2,446	2,793	2,887	3,207	3,434	3,661

Marketable securities and deposits	21,464	19,026	21,267	20,946	22,296	20,566	20,395
Equity investments (e.g. shares)	10,896	13,042	13,560	16,165	19,010	22,165	25,566
Reserve position at the International Monetary Fund	702	662	495	498	501	505	508
Total MSDs and Equity Investments	33,062	32,730	35,322	37,609	41,807	43,236	46,469
Total Cash and MSDs & Equity Investments	36,772	35,176	38,115	40,496	45,014	46,670	50,130

By portfolio management:
Reserve Bank and DMO managed funds	14,776	12,997	14,425	13,351	13,702	10,951	9,696
New Zealand Superannuation Fund	5,571	8,350	8,458	11,155	14,104	17,450	21,132
Government Superannuation Fund	3,233	3,187	3,215	3,292	3,369	3,437	3,502
ACC portfolio	5,987	5,757	6,299	6,799	7,376	7,938	8,471
EQC portfolio	1,675	1,649	1,818	1,967	2,127	2,300	2,490
Other holdings	1,820	790	1,107	1,045	1,129	1,160	1,178
Total MSDs and Equity Investments	33,062	32,730	35,322	37,609	41,807	43,236	46,469

The asset values above are net of any cross-holdings. For example the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of NZ Government Stock. For financial reporting purposes these amounts are eliminated within the consolidated financial statements. The total portfolios are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown. It is for this reason that such assets are excluded from the definition of net debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses and may only be used for NZ Superannuation. The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the financial assets of the GSF totalling around $3.5 billion (30 June 2005). These assets result from contributions by employees built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act). Also refer Note 15 Outstanding Liability associated with GSF benefits.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners. EQC administers the NDF, comprising capital and reserves. EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

The ACC manages the ACC scheme. At present there is a substantial outstanding claims liability associated with past claims in excess of $11.4 billion (30 June 2005) and it is expected to increase. To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets. The target is to have the residual claims fully funded by 2014. Also refer Note 16 Outstanding Claims Liability.

Individual portfolio information (including cross holdings of NZ Government Stock)
NZS Fund	6,555	9,278	9,398	12,395	15,671	19,388	23,480
GSF financial assets	3,521	3,587	3,572	3,659	3,744	3,821	3,892
ACC portfolio	8,123	8,314	8,547	9,225	10,008	10,771	11,493
EQC portfolio	4,557	4,837	4,850	5,215	5,595	6,002	6,437

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 10: Advances

Student loans (see analysis below)	6,465	7,195	5,540	6,035	6,559	7,070	7,547
Kiwibank deposits	1,575	2,615	2,456	3,425	4,260	4,260	4,260
Residential care loans	77	88	82	87	91	97	102
Maori development rural lending	51	48	57	62	69	74	79
Other	368	507	428	453	489	504	528
Total Advances	8,536	10,453	8,563	10,062	11,468	12,005	12,516

Analysis of Student Loans
Stock
Nominal loan balance			8,293	9,034	9,818	10,584	11,299
Adjustment to fair value			(2,753)	(2,999)	(3,259)	(3,514)	(3,752)
Total Student Loan Balance			5,540	6,035	6,559	7,070	7,547

Movements
Opening balance			6,465	5,540	6,035	6,559	7,070
Fair value adjustment on 31 October balance			(1,479)	—	—	—	—
New lending over the year			1,098	1,261	1,378	1,456	1,518
Fair value write down for new lending			(284)	(419)	(457)	(483)	(505)
Repayments			(578)	(641)	(727)	(834)	(958)
Impairments			(15)	(16)	(17)	(18)	(18)
Interest charged			289	137	150	162	173
Residual fair value change			44	173	197	228	267
Closing Student Loan Balance			5,540	6,035	6,559	7,070	7,547

Analysis of Student Loans (as previously disclosed)
Outstanding balance
Total loans outstanding (including interest)	7,499	8,178
Total provisions (capital and interest)	(1,034)	(983)
Total Student Loans	6,465	7,195

Movement during the year
Opening balance	5,995	6,594
Amount advanced in current year	971	1,040
Interest accrued on outstanding loan balances	498	547
Repayment of base capital	(313)	(402)
Repayment of accrued interest	(259)	(253)
Interest written off and movement in provision for interest write-offs and doubtful debts	(435)	(339)
Other movements	8	8
Closing Balance	6,465	7,195

NOTE 11: Receivables

Taxes receivable	5,641	5,585	5,643	5,559	5,424	5,290	5,153
Accounts receivable	4,610	4,305	4,242	4,231	4,323	4,413	4,562
Receivable from the sale and purchase of Maui gas	121	70	79	32	13	5	—
Prepayments	511	245	214	197	194	235	260
Total Receivables	10,883	10,205	10,178	10,019	9,954	9,943	9,975

NOTE 12: Other Investments
International Bank for Reconstruction and Development	74	72	74	74	74	74	74
Asian Development Bank	79	78	79	79	79	79	79
Other	68	84	105	124	138	158	158
Total Other Investments	221	234	258	277	291	311	311

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 13: Property, Plant and Equipment

By Type
Gross Carrying Value
Land (valuation)	11,693	9,962	11,803	12,047	12,258	12,418	12,491
Properties intended for sale (valuation)	470	476	440	429	442	443	451
Buildings (valuation)	19,457	21,204	21,492	22,376	23,317	23,901	24,458
Electricity distribution network (valuation)	2,123	2,231	2,389	2,677	3,064	3,553	4,166
Electricity generation assets (valuation)	7,260	7,032	8,224	9,439	10,469	11,102	11,560
Aircraft (ex SME) (valuation)	1,139	2,880	1,867	1,946	1,877	1,860	1,719
State highways (valuation)	14,909	14,258	19,026	19,891	20,886	21,802	22,472
Specialist military equipment (valuation)	3,032	3,710	3,616	4,074	4,319	4,413	4,563
Other plant and equipment (cost)	8,987	9,813	9,269	10,070	10,681	11,286	11,874
Other assets (valuation)	6,751	5,316	6,876	7,200	7,187	7,173	7,212
Total Gross Carrying Value	75,821	76,882	85,002	90,149	94,500	97,951	100,966

Accumulated Depreciation
Buildings	1,324	2,917	2,176	3,034	3,731	4,613	5,500
Electricity distribution network	187	313	292	416	546	683	830
Electricity generation assets	169	767	370	595	845	1,146	1,465
Aircraft (ex SME)	—	371	—	—	—	—	—
State highways	—	499	3,583	3,824	4,078	4,347	4,626
Specialist military equipment	621	838	808	1,026	1,274	1,547	1,846
Other plant and equipment	5,595	5,776	5,633	6,414	7,208	8,031	8,860
Other assets	431	309	370	374	381	387	394
Total Accumulated Depreciation	8,327	11,790	13,232	15,683	18,063	20,754	23,521

Net Carrying Value
Land (valuation)	11,693	9,962	11,803	12,047	12,258	12,418	12,491
Properties intended for sale (valuation)	470	476	440	429	442	443	451
Buildings (valuation)	18,133	18,287	19,316	19,342	19,586	19,288	18,958
Electricity distribution network (valuation)	1,936	1,918	2,097	2,261	2,518	2,870	3,336
Electricity generation assets (valuation)	7,091	6,265	7,854	8,844	9,624	9,956	10,095
Aircraft (ex SME) (valuation)	1,139	2,509	1,867	1,946	1,877	1,860	1,719
State highways (valuation)	14,909	13,759	15,443	16,067	16,808	17,455	17,846
Specialist military equipment (valuation)	2,411	2,872	2,808	3,048	3,045	2,866	2,717
Other plant and equipment (cost)	3,392	4,037	3,636	3,656	3,473	3,255	3,014
Other assets (valuation)	6,320	5,007	6,506	6,826	6,806	6,786	6,818
Total Net Carrying Value	67,494	65,092	71,770	74,466	76,437	77,197	77,445

By Holding
Freehold assets	66,282	64,751	70,754	73,447	75,419	76,179	76,427
Leasehold assets	1,212	341	1,016	1,019	1,018	1,018	1,018
Net carrying value	67,494	65,092	71,770	74,466	76,437	77,197	77,445

NOTE 14: Payables and Provisions

Accounts payable and accruals	8,593	8,957	8,103	8,158	8,773	8,821	9,013
Taxes repayable	2,778	2,326	2,742	2,742	2,742	2,742	2,742
Provisions	466	541	668	692	713	730	736
Provision for Kyoto Protocol	310	—	440	440	440	440	440
National Provident Fund guarantee	944	891	944	944	944	944	944
Provisions for employee entitlements	1,360	1,271	1,324	1,249	1,254	1,255	1,255
Total Payables and Provisions	14,451	13,986	14,221	14,225	14,866	14,932	15,130

NOTE 15:  GSF Liability

The Government Superannuation Fund past service liability (the GSF liability) has been calculated by the Government Actuary as at 31 October 2005 (the valuation date) for inclusion within the 2005 Half Year Update. The GSF liability arises from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A projected Aggregate Funding method, based on 31 October 2005 membership data, was used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be calculated and then discounted back to the valuation date.

The GSF liability included in the 2005 Half Year Update was calculated using discount rates derived from the market yield curve as at the 31 October 2005. This resulted in a long-term after-tax discount rate of 3.9%  (3.8% as at 30 June 2005). The principal long-term financial assumptions used in the calculation were an inflation rate of 2.25% and an annual salary increases rate, before any promotional effects, of 3.0%.

The 2005/06 movement in the net unfunded liability is $218 million (reflecting an increase in the GSF liability of $292 million and an increase in the net assets of $74 million). There are essentially three components driving this change, being changes to the economic assumptions applied since 30 June 2005, actual GSF experience to 31 October 2005 and the expected net movement in contributions, investment income and benefit payments. The change in underlying economic assumptions accounted for approximately $230 million of the increase in the net unfunded liability, due largely to the increase in CPI asumption ($438 million) offset by the increase in discount rate ($208 million). The net unfunded liability increased by $19 million due to actual GSF experience to 31 October 2005. Finally the net unfunded liability is expected to decrease $31 million due to movements in expected contributions, investment income and benefit payments. The changes from 2006/07 onwards reflect the expected net movement in investment income, contributions and benefit payments only.

Presentation approach

The projected GSF liability is included within total liabilities of the Crown. The Government Superannuation Fund has a portfolio of assets that partially offset the GSF liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall balance sheet. The component parts are shown in the reconciliation below.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

GSF liability and asset information
GSF liability
Opening GSF liability	13,542	14,103	14,952	15,245	15,256	15,218	15,130
Net projected change	1,410	(24)	293	11	(38)	(88)	(134)
Closing GSF liability	14,952	14,079	15,245	15,256	15,218	15,130	14,996

Less net assets available to the GSF scheme
Opening net asset value	3,375	3,510	3,521	3,595	3,683	3,764	3,840
Net projected change (investment income & contributions less membership payments)	146	77	74	88	81	76	71
Closing net asset value	3,521	3,587	3,595	3,683	3,764	3,840	3,911

Net unfunded liability of the GSF schemes
Opening unfunded liability	10,167	10,593	11,431	11,650	11,573	11,454	11,290
Net projected change	1,264	(101)	219	(77)	(119)	(164)	(205)
Net unfunded liability	11,431	10,492	11,650	11,573	11,454	11,290	11,085

NOTE 16:  ACC Claims Liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2005. This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI) of 2.3% (unchanged from 30 June 2005) and the discount rate of 5.98% (5.75% at 30 June 2005). Other key variables in each valuation is the assumed rate at which long-term claimants will leave the scheme over the period. This assessment is largely based on scheme history.

Explanation of change

The total change in the gross ACC liability compared to the expected movement for 2005/06 from the 30 June 2005 estimate is a decrease of $267 million. The main driver of the change has been the increase in the discount rate since the 30 June 2005 valuation.

Presentation approach

The projected gross liability is included within total liabilities. The ACC has available to it a portfolio of assets that partially offset the gross liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crowns’ overall balance sheet.

($ million)	2005 Actual	Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

ACC liability and asset information
Gross ACC liability
Opening gross liability	9,347	11,154	11,384	11,742	12,351	12,960	13,560
Net projected change	2,037	597	358	609	609	600	597
Closing gross liability	11,384	11,751	11,742	12,351	12,960	13,560	14,157

Less net assets available to ACC
Opening net asset value	5,969	6,902	7,217	8,120	8,889	9,651	10,408
Net projected change	1,248	823	903	769	762	757	724
Closing net asset values	7,217	7,725	8,120	8,889	9,651	10,408	11,132

Net ACC reserves (net liability)
Opening reserves position	(3,378)	(4,252)	(4,167)	(3,622)	(3,462)	(3,309)	(3,152)
Net projected change	(789)	226	545	160	153	157	127
Closing reserves position (net liability)	(4,167)	(4,026)	(3,622)	(3,462)	(3,309)	(3,152)	(3,025)

NOTE 17: Revaluation reserves

Asset Revaluation Reserves
Opening Balance	19,838	20,458	27,988	28,003	28,003	28,003	28,003
Net revaluations
Land and buildings	3,368	—	11	—	—	—	—
State highways	1,417	—	—	—	—	—	—
Electricity generation assets	1,986	—	—	—	—	—	—
Other assets	1,426	—	4	—	—	—	—
Total Net Revaluations	8,197	—	15	—	—	—	—
Transfer to taxpayer funds	(47)	—	—	—	—	—	—
Closing Balance	27,988	20,458	28,003	28,003	28,003	28,003	28,003

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 18: Core Crown
Reconciliation of Core Crown Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds (flows of the NZS Fund and GSF are excluded)

Core Crown Cash Flows from Operations
Total tax receipts	47,571	48,911	49,873	51,636	53,213	54,866	59,219
Total other sovereign receipts	478	503	474	475	515	554	659
Interest, profits and dividends	1,446	1,059	880	961	818	857	893
Sale of goods & services and other receipts	1,272	1,239	1,385	1,359	1,333	1,317	1,313
Subsidies and transfer payments	(14,409)	(15,548)	(15,619)	(16,796)	(17,976)	(18,567)	(19,211)
Personnel and operating expenses	(25,815)	(27,577)	(28,102)	(29,333)	(29,994)	(30,401)	(30,483)
Finance costs	(1,983)	(1,992)	(1,930)	(1,816)	(1,847)	(1,940)	(1,933)
Forecast new operating spending	—	(271)	(106)	(1,331)	(3,014)	(4,882)	(6,827)
Net Cash Flows from Core Crown Operations	8,560	6,324	6,855	5,155	3,048	1,804	3,630

Net purchase of physical assets	(1,372)	(2,128)	(1,876)	(1,501)	(1,124)	(919)	(942)
Net increase in advances	(628)	(781)	(1,048)	(1,045)	(1,142)	(841)	(699)
Net purchase of investments	(583)	(448)	(537)	(394)	(193)	(84)	(41)
Contribution to the NZS Fund	(2,107)	(2,337)	(2,337)	(2,351)	(2,443)	(2,677)	(2,819)
Purchase of Reserve Bank reserves	(766)	(500)	(500)	(500)	(200)	—	—
Forecast new capital spending	—	(100)	(65)	(705)	(633)	(450)	(495)
Available to Repay Debt/(Required to be Financed)	3,104	30	492	(1,341)	(2,687)	(3,167)	(1,366)

Financed by:
Other net sale/(purchase) of marketable securities and deposits	(3,119)	332	(161)	233	(484)	830	(202)
Total Operating and Investing Activities	(15)	362	331	(1,108)	(3,171)	(2,337)	(1,568)

Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	(1,455)	(1,000)	(536)	384	(8)	1,839	1,570
Decrease/(increase) in cash	(93)	174	325	(17)	(14)	(56)	(48)
Issue of circulating currency	188	—	18	—	—	—	—
Net issue/(repayment) of foreign-currency borrowing	1,905	838	(238)	502	110	(62)	(14)
	545	12	(431)	869	88	1,721	1,508

Net Cash Inflow/(Outflow) to be Offset by Domestic Bonds	530	374	(100)	(239)	(3,083)	(616)	(60)

Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	2,146	2,200	2,663	3,039	3,083	3,116	3,062
Domestic bonds (non-market)	459	375	386	376	—	100	409
Total Gross Cash Proceeds from Domestic Bonds	2,605	2,575	3,049	3,415	3,083	3,216	3,471

Repayment of domestic bonds (market)	(2,797)	(2,574)	(2,574)	(2,777)	—	(2,500)	(3,002)
Repayment of domestic bonds (non-market)	(338)	(375)	(375)	(399)	—	(100)	(409)
Net Cash (Repayments of)/Proceeds from Domestic Bonds	(530)	(374)	100	239	3,083	616	60

Core Crown Expense Tables

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Social security and welfare	13,207	13,485	13,907	14,252	14,682	15,850	17,091	18,225	18,805	19,444
GSF	1,112	1,409	2,625	660	2,442	1,430	1,095	1,079	1,063	1,034
Health	6,660	7,032	7,501	8,111	8,813	9,839	10,261	10,358	10,441	10,475
Education	6,136	6,473	7,016	7,585	7,930	10,033	8,878	9,034	9,059	9,155
Core government services	1,798	1,540	1,780	1,741	2,217	2,182	2,107	2,176	2,171	2,162
Law and order	1,541	1,733	1,734	1,843	1,977	2,193	2,232	2,244	2,252	2,244
Defence	1,242	1,162	1,199	1,311	1,275	1,377	1,430	1,508	1,584	1,670
Transport and communications	905	989	1,408	1,461	1,635	1,893	2,115	2,256	2,416	2,412
Economic and industrial services	1,037	1,013	1,054	1,192	1,444	1,711	1,646	1,798	1,689	1,732
Primary services	279	304	355	368	394	473	421	418	416	417
Heritage, culture and recreation	400	434	515	634	991	1,042	767	765	769	773
Housing and community	50	93	102	139	163	218	260	259	250	241
Other	75	110	75	52	32	51	107	77	77	78
Finance costs	2,304	2,118	2,360	2,252	2,274	2,250	2,147	2,195	2,165	2,118
Net foreign exchange (gains)/losses	(47)	75	118	7	(35)	17	—	—	—	—
New operating spending up to Budget 2006	—	—	—	—	—	106	1,331	1,200	1,190	1,213
Forecast new operating spending	—	—	—	—	—	—	—	1,814	3,692	5,614

Core Crown Expenses	36,699	37,970	41,749	41,608	46,234	50,665	51,888	55,406	58,039	60,782

Source:                          The Treasury

Table 6.1 – Social security and welfare expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Welfare benefits	12,385	12,614	12,884	13,181	13,326	14,333	15,579	16,692	17,259	17,887
Social rehabilitation & compensation	60	87	146	118	152	148	153	158	164	170
Departmental expenses	618	657	666	705	781	858	829	821	812	812
Other non-departmental expenses	144	127	211	248	423	511	530	554	570	575

Social Security and Welfare Expenses	13,207	13,485	13,907	14,252	14,682	15,850	17,091	18,225	18,805	19,444

Source:                          The Treasury

Table 6.2 – New Zealand superannuation and welfare benefit expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

New Zealand Superannuation	5,273	5,450	5,642	5,889	6,083	6,431	6,830	7,210	7,535	8,009
Domestic Purposes Benefit	1,444	1,501	1,520	1,569	1,547	1,485	1,492	1,534	1,555	1,571
Unemployment Benefit	—	1,369	1,274	1,084	831	720	778	908	941	925
Community Wage	1,849	—	—	—	—	—	—	—	—	—
Accommodation Supplement	795	720	706	702	750	834	864	907	926	939
Invalids Benefit	745	832	914	976	1,026	1,076	1,136	1,203	1,259	1,318
Sickness Benefit	—	375	421	470	510	542	581	622	658	696
Disability Allowance	210	224	241	257	267	262	277	296	312	331
Transitional Retirement Benefit	127	97	47	11	—	—	—	—	—	—
Income Related Rents	161	274	296	340	370	396	416	435	453	473
Family Support	878	848	862	833	846	1,369	1,824	2,178	2,208	2,208
Child Tax Credit	161	157	143	155	141	161	44	15	13	11
Special Benefit	40	49	82	140	175	154	77	36	16	8
In Work Payment	—	—	—	—	—	51	295	356	361	361
Benefits paid in Australia	171	159	121	103	91	80	71	58	57	48
Paid Parental Leave	—	—	56	63	76	99	121	128	134	139
Other benefits	531	559	559	589	613	673	773	806	831	850

Welfare Benefit Expenses	12,385	12,614	12,884	13,181	13,326	14,333	15,579	16,692	17,259	17,887

Source:                          The Treasury

Table 6.3 – Beneficiary numbers

(Thousands)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

New Zealand Superannuation	449	448	454	461	469	483	496	507	518	532
Domestic Purposes Benefit	110	110	110	110	109	105	102	102	102	101
Unemployment Benefit	—	140	126	104	78	65	67	75	77	74
Community Wage	189	—	—	—	—	—	—	—	—	—
Accommodation Supplement	297	270	261	249	243	249	256	265	268	269
Invalids Benefit	58	62	67	70	74	76	78	81	83	85
Sickness Benefit	—	35	38	42	45	47	49	50	52	54

Source:                          The Treasury

Table 6.4 – GSF pension expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Pension expenses	948	973	978	975	1,032	1,137	1,084	1,117	1,151	1,168
Revaluation of Unfunded Liability	164	436	1,647	(315)	1,410	293	11	(38)	(88)	(134)

GSF Pension Expenses	1,112	1,409	2,625	660	2,442	1,430	1,095	1,079	1,063	1,034

Source:                          The Treasury

Table 6.5 – Health expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Departmental outputs	116	136	148	161	157	178	150	148	148	148
Health service purchasing	6,138	6,307	6,783	7,452	8,113	9,104	9,574	9,659	9,714	9,722
Other non-departmental outputs	88	61	59	71	160	137	103	84	84	84
Health payments to ACC	291	484	482	409	356	374	404	437	465	491
Other expenses	27	44	29	18	27	46	30	30	30	30

Health Expenses	6,660	7,032	7,501	8,111	8,813	9,839	10,261	10,358	10,441	10,475

Source:                          The Treasury

Table 6.6 – Health service purchasing

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Payments to District Health Boards	4,476	4,936	5,328	6,441	7,262	8,079	8,597	8,675	8,725	8,733
National Disability Support Services	1,550	1,170	1,260	793	620	710	690	690	690	690
Public Health Service Purchasing	112	201	195	218	231	315	287	294	299	299

Health Service Purchasing	6,138	6,307	6,783	7,452	8,113	9,104	9,574	9,659	9,714	9,722

Source:                          The Treasury

Table 6.7 – Education expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Early childhood education	319	343	373	393	444	546	604	703	739	758
Primary and secondary schools	3,261	3,325	3,449	3,692	3,934	4,187	4,310	4,300	4,239	4,305
Tertiary funding	1,992	2,225	2,470	2,535	2,496	4,149	2,818	2,887	2,937	2,939
Departmental expenses	419	467	621	679	737	837	827	819	808	807
Other education expenses	145	113	103	286	319	314	319	325	336	346

Education Expenses	6,136	6,473	7,016	7,585	7,930	10,033	8,878	9,034	9,059	9,155

Source:                          The Treasury

Table 6.8 – Primary and secondary education expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Primary	1,705	1,706	1,749	1,884	1,964	2,074	2,135	2,125	2,092	2,131
Secondary	1,202	1,182	1,269	1,385	1,524	1,625	1,678	1,679	1,653	1,675
School transport	96	98	103	106	109	114	115	116	117	119
Special needs support	258	251	227	221	231	253	263	264	261	264
Professional Development	—	76	86	84	95	106	104	101	101	101
Schooling Improvement	—	12	15	12	11	15	15	15	15	15

Schools Funding Expenses	3,261	3,325	3,449	3,692	3,934	4,187	4,310	4,300	4,239	4,305

Places (year)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

Primary	463,000	465,000	469,000	464,000	457,000	455,000	452,000	450,000	452,000	453,000
Secondary	251,000	257,000	265,000	277,000	284,000	286,000	286,000	286,000	285,000	283,000

Sources:                    Ministry of Education, The Treasury

Table 6.9 – Tertiary education expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Tuition	1,344	1,515	1,729	1,770	1,647	1,928	2,035	2,082	2,127	2,135
Other tertiary funding	30	36	62	66	68	137	158	151	150	150
Tertiary student allowances	391	401	388	380	359	350	363	376	387	398
Initial fair value change in student loans	—	—	—	—	—	1,479	—	—	—	—
Student loans	227	273	291	319	422	255	262	278	273	256

Tertiary Funding Expenses	1,992	2,225	2,470	2,535	2,496	4,149	2,818	2,887	2,937	2,939

Places (year)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

EFT Students	193,660	219,239	245,152	247,975	240,429	243,755	239,191	239,894	242,178	243,295

Sources:                    Ministry of Education, The Treasury

Table 6.10 – Core Government service expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Official development assistance	226	223	230	237	297	346	333	371	371	367
Indemnity and guarantee expenses	253	—	197	9	—	—	—	—	—	—
Departmental expenses	901	907	1,025	1,096	1,570	1,503	1,447	1,469	1,465	1,462
Science expenses	226	202	250	283	170	157	158	161	162	162
Other expenses	192	208	78	116	180	176	169	175	173	171

Core Government Service Expenses	1,798	1,540	1,780	1,741	2,217	2,182	2,107	2,176	2,171	2,162

Source:                          The Treasury

Table 6.11 – Law and order expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Police	724	755	800	844	896	952	952	943	943	943
Ministry of Justice	13	15	15	178	257	316	318	322	327	322
Department of Corrections	369	412	403	439	483	554	575	596	599	604
Department for Courts	181	189	211	53	—	—	—	—	—	—
Other departments	67	71	77	81	72	71	74	67	67	67

Department Expenses	1,354	1,442	1,506	1,595	1,708	1,893	1,919	1,928	1,936	1,936

Non-departmental outputs	159	178	177	178	218	253	264	264	262	260
Other expenses	28	113	51	70	51	47	49	52	54	48

Law and Order Expenses	1,541	1,733	1,734	1,843	1,977	2,193	2,232	2,244	2,252	2,244

Source:                          The Treasury

Table 6.12 – Defence expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NZDF Core expenses	1,058	1,076	1,095	1,182	1,203	1,302	1,368	1,453	1,530	1,616
NZDF write-offs	104	—	23	72	—	—	—	—	—	—
NZDF East Timor deployment	22	20	20	—	—	—	—	—	—	—
MSD East Timor deployment	22	23	13	12	10	9	2	—	—	—
Other departments	36	43	48	45	62	66	60	55	54	54

Defence Expenses	1,242	1,162	1,199	1,311	1,275	1,377	1,430	1,508	1,584	1,670

Source:                          The Treasury

Table 6.13 – Transport and communication expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Transfund	775	817	1,131	1,222	1,346	1,560	1,825	2,077	2,204	2,152
Departmental outputs	75	78	80	83	97	106	104	104	103	103
Other non-departmental expenses	46	49	61	84	79	75	91	7	59	107
Goodwill amortisation	—	23	47	47	47	47	47	47	47	47
Rail write-offs	—	—	81	19	—	—	—	—	—	—
Rail costs	—	—	—	3	63	103	46	19	1	1
Other expenses	9	22	8	3	3	2	2	2	2	2

Transport and Communication Expenses	905	989	1,408	1,461	1,635	1,893	2,115	2,256	2,416	2,412

Source:                          The Treasury

Table 6.14 – Economic and industrial services expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Departmental outputs	422	414	424	478	508	592	559	554	547	547
Employment initiatives	204	209	217	222	224	242	248	250	251	251
Non-departmental outputs	324	282	277	444	549	763	702	689	628	645
Flood relief	—	—	—	15	52	3	—	—	—	—
Savings package	—	—	—	—	—	4	53	226	185	211
Other expenses	87	108	136	33	111	107	84	79	78	78

Economic and Industrial Service Expenses	1,037	1,013	1,054	1,192	1,444	1,711	1,646	1,798	1,689	1,732

Source:                          The Treasury

Table 6.15 – Employment initiatives

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Training incentive allowance	36	36	37	42	36	43	43	43	43	43
Community employment projects	17	21	21	16	6	—	—	—	—	—
Subsidised work	95	92	95	100	102	110	113	113	113	113
Employment support for disabled	53	60	61	61	74	85	88	90	91	91
Other employment assistance schemes	3	—	3	3	6	4	4	4	4	4

Employment Initiative Expenses	204	209	217	222	224	242	248	250	251	251

Source:                          The Treasury

Table 6.16 – Primary service expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Departmental expenses	194	220	265	269	272	335	298	297	297	294
Non-departmental outputs	61	75	80	81	114	125	118	114	112	116
Other expenses	24	9	10	18	8	13	5	7	7	7

Primary Service Expenses	279	304	355	368	394	473	421	418	416	417

Source:                          The Treasury

Table 6.17 – Heritage, culture and recreation expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Community grants	18	6	6	3	6	7	7	7	7	7
Kyoto protocol	—	—	—	—	310	130	—	—	—	—
Departmental outputs	206	212	253	269	292	358	333	337	340	344
Non-departmental outputs	159	130	212	258	317	364	339	338	341	341
Other expenses	17	86	44	104	66	183	88	83	81	81

Heritage, Culture and Recreation Expenses	400	434	515	634	991	1,042	767	765	769	773

Source:                          The Treasury

Table 6.18 – Housing and community development expenses

($ million)	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Housing subsidies	—	22	25	27	31	27	28	28	28	28
Departmental outputs	35	51	57	77	100	133	122	118	116	116
Other non-departmental expenses	15	20	20	35	32	58	110	113	106	97

Housing and Community Development Expenses	50	93	102	139	163	218	260	259	250	241

Source:                          The Treasury

Glossary of Terms

ACC unfunded liability

The future cost of past ACC claims, less the asset reserves held to meet these claims. The ACC outstanding claims liability is the gross liability of the future cost of past ACC claims.

Baselines

The level of funding approved for any given spending area (eg, Education). All amounts within baselines are included in the forecasts.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of departments, the Reserve Bank, GSF and the NZS Fund.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world. A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit. The current account balance is commonly expressed as a percentage of GDP.

Customs duty

Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (e.g. OBERAC) adjusted for short-term fluctuations of actual GDP around the productive potential of the economy. The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions. Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty. Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

Changes to the structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount of new government stock (taking into account the repayment of maturing government stock) expected to be issued over the financial year to fund the Government’s cash flow requirements.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Fiscal Objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989. The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Fringe benefit tax (FBT)

Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

Total borrowings (financial liabilities).

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output. GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross Sovereign-Issued Debt (GSID)

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example. The Government’s debt objective uses this measure of debt.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements. It means that the revenues, expenses, assets and liabilities of all departments, the Reserve Bank, SOEs and Crown entities are included in the Crown financial statements.

Marketable securities and deposits

Assets held with financial institutions. These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation. Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Net Crown debt

Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets). Net debt excludes the assets of the NZS Fund and GSF. Net Crown debt is a measure of the Core Crown.

Net worth

Assets less liabilities (also referred to as Crown balance).

Operating allowance

The amount included in the Fiscal Strategy Report projections for new spending and cost pressures. The allowance is a projection assumption.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities. It is the Government’s operating profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes. It provides a measure of underlying stewardship.

Participation rate

Measures the percentage of the working age population in work or actively looking for work.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period. The projections are based on long-run economic and fiscal assumptions. For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Provisional tax

A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons’ tax).

Short-term fiscal intentions

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over the next three years.

Source deductions

Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions. About 80% of source deductions come from PAYE on wages and salaries. Source deductions is the biggest single tax type.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities). They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers. See www.imf.org for further information.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation. It is a measure of tax due, regardless of whether or not it has actually been paid.

Thin capitalisation

A tax rule applicable to a non-resident-owned business that limits tax deductions for interest payments based on its level of debt relative to its assets.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners. The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe. For example, 2005/06 or 2006 will generally mean “year ended 30 June” unless otherwise stated.